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Exhibit 10.1

EXECUTION COPY

$60,000,000
CREDIT AGREEMENT
among
HUNTSMAN ADVANCED MATERIALS LLC,
CERTAIN SUBSIDIARIES FROM TIME TO TIME PARTY THERETO
and
VARIOUS LENDING INSTITUTIONS
with
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent
Dated as of June 30, 2003

Arranged by
DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger
with
UBS SECURITIES LLC,
as Syndication Agent

6.5	Financial Statements; Financial Condition; Undisclosed Liabilities Projections; etc.	68
6.6	Litigation	69
6.7	True and Complete Disclosure	69
6.8	Use of Proceeds; Margin Regulations	69
6.9	Taxes	69
6.10	Compliance With ERISA; Foreign Pension Plans	71
6.11	Security Documents	72
6.12	Documents	73
6.13	Ownership of Property	73
6.14	Capitalization of the Company and Holdings	74
6.15	Subsidiaries	74
6.16	Compliance With Law, Etc	75
6.17	Investment Company Act	75
6.18	Public Utility Holding Company Act	75
6.19	Environmental Matters	75
6.20	Labor Relations	75
6.21	Intellectual Property, Licenses, Franchises and Formulas	76
6.22	Certain Fees	76
6.23	Asbestos Matters	77
6.24	The Transactions	77
6.25	Anti-Terrorism Laws	77
ARTICLE VII AFFIRMATIVE COVENANTS		78
7.1	Financial Statements	78
7.2	Certificates; Other Information	79
7.3	Notices	80
7.4	Conduct of Business and Maintenance of Existence	81
7.5	Payment of Obligations	81
7.6	Inspection of Property, Books and Records	81
7.7	ERISA; Foreign Pension Plan	81
7.8	Maintenance of Property, Insurance	83
7.9	Environmental Laws	83
7.10	Use of Proceeds	84
7.11	Additional Security; Further Assurances	84
7.12	End of Fiscal Years; Fiscal Quarters	86
7.13	Maintenance of Corporation Separateness	86
ARTICLE VIII NEGATIVE COVENANTS		86
8.1	Liens	86
8.2	Indebtedness	88
8.3	Fundamental Changes	88
8.4	Dividends or Other Distributions	89
8.5	Issuance of Stock	89
8.6	Disposition of Assets	90
8.7	Loans and Investments	91
8.8	Transactions with Affiliates	91
8.9	Sale-Leasebacks	92
8.10	Lines of Business	92
8.11	Fiscal Year	92

8.12	Amendments to Organizational and Other Documents	92
8.13	Limitation on Voluntary Payments; Certain Other Agreements	93
8.14	Restrictions on Credit Support to Unrestricted Subsidiaries	93
8.15	Limitation on Certain Restrictions on Subsidiaries	93
8.16	Accounting Changes	93
8.17	Use of Proceeds	94
8.18	No Excess Cash	94
ARTICLE IX FINANCIAL COVENANTS		94
9.1	Capital Expenditures	94
9.2	Leverage Ratio	95
9.3	Fixed Charge Coverage Ratio	95
ARTICLE X EVENTS OF DEFAULT		96
10.1	Events of Default	96
10.2	Rights Not Exclusive	99
ARTICLE XI THE ADMINISTRATIVE AGENT		99
11.1	Appointment	99
11.2	Nature of Duties	99
11.3	Exculpation, Rights Etc	100
11.4	Reliance	100
11.5	Indemnification	100
11.6	Administrative Agent In Its Individual Capacity	101
11.7	Notice of Default	101
11.8	Holders of Obligations	101
11.9	Resignation by Administrative Agent	101
ARTICLE XII MISCELLANEOUS		102
12.1	No Waiver; Modifications in Writing	102
12.2	Further Assurances	103
12.3	Notices, Etc	103
12.4	Costs and Expenses; Indemnification	104
12.5	Confirmations	106
12.6	Adjustment; Setoff	106
12.7	Execution in Counterparts; Electronic Execution; Effectiveness	107
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	108
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL	110
12.10	Severability of Provisions	111
12.11	Transfers of Notes	111
12.12	Registry	111
12.13	Euro Currency	112
12.14	Headings	112
12.15	Termination of Agreement	112
12.16	Treatment of Certain Information; Confidentiality	112
12.17	Concerning the Collateral and the Loan Documents	114

ARTICLE XIII COMPANY GUARANTY		115
13.1	The Guaranty	115
13.2	Insolvency	116
13.3	Nature of Liability	116
13.4	Independent Obligation	116
13.5	Authorization	116
13.6	Reliance	117
13.7	Subordination	117
13.8	Waiver	117
13.9	Nature of Liability	118

v

INDEX OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit 1.1(b)	Form of Intellectual Property Agreement
Exhibit 2.1(b)(iii)	Form of Swing Line Loan Participation Certificate
Exhibit 2.2(a)(1)	Form of Revolving Note
Exhibit 2.2(a)(2)	Form of Swing Line Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.9(c)	Form of Letter of Credit Request
Exhibit 4.7(d)(i)	Form of Section 4.7(d)(i) Certificate
Exhibit 5.1(a)(vii)	Form of Intercreditor Agreement
Exhibit 5.1(a)(viii)	Form of Holding Company Agreement
Exhibit 5.1(a)(ix)	Form of Perfection Certificate
Exhibit 5.1(b)	Form of Domestic Subsidiary Guaranty
Exhibit 5.1(c)(i)	Form of Domestic Security Agreement
Exhibit 5.1(c)(ii)	Form of Domestic Pledge Agreement
Exhibit 5.1(d)	Form of Opinion of Counsel
Exhibit 5.1(e)(i)	Form of Officer's Certificate
Exhibit 5.1(e)(ii)	Form of Secretary's Certificate
Exhibit 7.2(a)	Form of Compliance Certificate
Exhibit 7.2(c)	Form of Accountant's Certificate
Exhibit 12.1(c)	Form of Joinder Agreement
Exhibit 12.8(d)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Revolver Sublimit
Schedule 1.1(c)	Consolidated EBITDA and Consolidated Cash Interest Expense
Schedule 1.1(d)	Subsidiary Borrowers
Schedule 1.1(e)	Post-Closing Transaction Expenses
Schedule 2.9(j)	Letters of Credit Outstanding
Schedule 5.1(a)(v)	Foreign Guaranty Subsidiaries, Foreign Pledge Subsidiaries, Foreign Security Subsidiaries and Foreign Security Documents
Schedule 5.1(c)(i)	U.S. Mortgaged Property
Schedule 5.1(c)(iv)	Foreign Mortgaged Property
Schedule 5.1(f)	Transaction Waivers
Schedule 6.3	Non-Governmental Approvals
Schedule 6.5(a)	Pro Forma Balance Sheet
Schedule 6.5(d)	Indebtedness
Schedule 6.5(e)	Projections
Schedule 6.10	Foreign Pension Plans
Schedule 6.11	Pledge Agreement Filings
Schedule 6.11(c)	Real Property
Schedule 6.11(d)	Foreign Security Documents
Schedule 6.13	Real Estate Matters
Schedule 6.14	Capitalization
Schedule 6.15	Subsidiaries
Schedule 7.8	Insurance
Schedule 8.1(a)	Liens
Schedule 8.7	Investments
Schedule 12.3	Notice Addresses

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT is dated as of June 30, 2003 and is made by and among Huntsman Advanced Materials LLC, a Delaware limited liability company (the "Company"), each of the Subsidiaries of the Company from time to time party hereto (collectively, the "Subsidiary Borrowers", and together with the Company, the "Borrowers"), the undersigned financial institutions, including Deutsche Bank AG, New York Branch, in its capacity as a lender hereunder (collectively, the "Lenders," and each individually, a "Lender"), Deutsche Bank AG, New York Branch, as administrative agent ("Administrative Agent") for the Lenders.

W I T N E S S E T H:

        WHEREAS, the Company has requested that the Lenders provide a revolving credit facility to Borrowers in an aggregate amount not to exceed $60,000,000 at any time outstanding and maturing on June 30, 2007;

        WHEREAS, the proceeds of the revolving credit facility described above will be used by Borrowers for ongoing working capital and general corporate purposes; and

        WHEREAS, the Lenders are willing to extend commitments to make the revolving credit loans to Borrowers and for the purposes specified above and only on the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, (i) the assignment of and the grant of a security interest in the Collateral by the Company and certain of its Subsidiaries in favor of Administrative Agent for the benefit of the Lenders pursuant to the Security Agreements, (ii) the granting of mortgages by the Company and certain of its Subsidiaries in the Mortgaged Property pursuant to the Mortgages and (iii) the guaranty of Obligations hereunder by each Subsidiary Guarantor pursuant to the Subsidiary Guaranties, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        1.1    Definitions.    As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

          "Accounts Receivable" means presently existing and hereafter arising or acquired accounts receivable, notes, drafts, acceptances, general intangibles, choses in action and other forms of obligations and receivables relating in any way to Inventory or arising from the sale of Inventory or the rendering of services by the Company or its Subsidiaries, or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto and all proceeds of insurance with respect thereto, together with all of the Company's or its Subsidiaries' rights as an unpaid vendor, all pledged assets, guaranty claims, liens and security interests held by or granted to the Company or its Subsidiaries to secure payment of any Accounts Receivable and all books, customer lists, ledgers, records and files (whether written or stored electronically) relating to any of the foregoing.

          "Acquisition" means (i) the purchase by a Person of all or a significant part of a business or business unit conducted by another Person or (ii) the merger, consolidation or amalgamation of any Person with any other Person.

          "Additional Security Documents" means all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.11 with respect to additional Collateral, in each case, as amended, supplemented or otherwise modified from time to time.

          "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

          "Affiliate" means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls (including but not limited to all directors and officers of such Person) or is controlled by or is under common control with such Person provided that neither DB nor any Affiliate of DB shall be deemed to be an Affiliate of the Company. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation.

          "Agreement" means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

          "Alternative Currency" means, with respect to (i) Revolving Loans, Euros and Sterling, and (ii) Letters of Credit, Euros, Swiss Francs and Sterling.

          "Alternative Currency Loan" means any Loan denominated in a currency other than Dollars.

          "Applicable Base Rate Margin" means at any date, the applicable percentage set forth in the following table under the column Applicable Base Rate Margin opposite the Most Recent Leverage Ratio as of such date:

Most Recent Leverage Ratio	Applicable Base Rate Margin
Less than 3.00 to 1.00	2.00%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	2.50%
Equal to or greater than 4.00 to 1.00 but less than 5.50 to 1.00	3.00%
Equal to or greater than 5.50 to 1.00	3.50%

          "Applicable Commitment Fee Percentage" means 1.00% per annum; provided that such amount shall be reduced to 0.75% per annum in any applicable period if the average daily Total Available Revolving Commitment (with the Available Revolving Commitment of each Lender determined without reduction for such Lender's Revolver Pro Rata Share of Swing Line Loans outstanding) for such applicable period equals an amount that is 1/2 or more of the Total Revolving Commitment.

          "Applicable Currency" means as to any particular payment or Loan, Dollars or the Alternative Currency in which it is denominated or is payable.

          "Applicable Eurocurrency Margin" means at any date, the applicable percentage set forth in the following table under the column Applicable Eurocurrency Margin opposite the Most Recent Leverage Ratio on such date:

Most Recent Leverage Ratio	Applicable Eurocurrency Margin
Less than 3.00 to 1.00	3.00%
Equal to or greater than 3.00 to 1.00 but less than 4.00 to 1.00	3.50%
Equal to or greater than 4.00 to 1.00 but less than 5.50 to 1.00	4.00%
Equal to or greater than 5.50 to 1.00	4.50%

          "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of an interest in shares of Capital Stock of the Company or any Subsidiary of the Company (other than directors' qualifying shares) and similar arrangements required by Requirements of Law, property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries that generates Net Sale Proceeds in excess of the Dollar Equivalent of $500,000.

          "Asset Disposition/Recovery Event Reserve" means, at any time, the aggregate amount of Net Sale Proceeds and Recovery Event proceeds that have not been reinvested in accordance with the terms of Section 4.2(b) or 4.2(e) or used to permanently prepay Loans and reduce the Revolving Commitments.

          "Assignee" has the meaning assigned to that term in Section 12.8(d).

          "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(d) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender's assignee in accordance with Section 12.8.

          "Attorney Costs" means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

          "Attributable Debt" means as of the date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

          "Available Liquidity" means, at any date, the sum of (i) the Total Available Revolving Commitment on such date plus (ii) cash, Cash Equivalents and the Dollar Equivalent of Foreign Cash Equivalents held by the Company and its Subsidiaries minus (iii) an amount equal to 101% of the Dollar Equivalent of the outstanding principal amount of Untendered Group Notes.

          "Available Revolving Commitment" means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Revolving Loans made by such Lender and (ii) such Lender's Revolver Pro Rata Share of the Effective Amount of LC Obligations and Swing Line Loans then outstanding.

          "Bankruptcy Code" means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended.

          "Base Rate" means the greater of (i) the rate most recently announced by DB at its principal office as its "prime rate", which is not necessarily the lowest rate made available by DB or (ii) the Federal Funds Rate plus 1/2 of 1% per annum. The "prime rate" announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate. Any change in the interest rate resulting from a change in such "prime rate" announced by DB shall become effective without prior notice to the Company as of 12:01 a.m. (New York City time) on the Business Day on which each change in such "prime rate" is announced by DB. DB may make commercial or other loans to others at rates of interest at, above or below its "prime rate".

          "Base Rate Loan" means any Loan which bears interest at a rate determined with reference to the Base Rate.

          "Benefited Lender" has the meaning assigned to that term in Section 12.6(a).

          "Board" means the Board of Governors of the Federal Reserve System.

          "Borrower" or "Borrowers" has the meaning assigned to that term in the introduction to this Agreement.

          "Borrowing" means a group of Loans of a single Type made by the Lenders or the Swing Line Lender, as appropriate on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurocurrency Loans.

          "Business Day" means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any Dollar-denominated Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that when used in connection with any Letter of Credit, the term "Business Day" shall also exclude any day on which commercial banks in the city in which the Facing Agent for such Letter of Credit is domiciled are required by law to close; and (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Alternative Currency Loan, any day (A) on which dealings in deposits in the Alternative Currency are carried out in the London interbank market, and (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Alternative Currency and (C) with respect to any such payment, determination or funding to be made in connection with any Alternative Currency Loan denominated in Euros, on which the Trans-Foreign Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open.

          "Capital Expenditures" means, without duplication, with respect to any Person, any amounts expended, incurred or obligated to be expended during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset and shall include Capitalized Lease Obligations.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

          "Capitalized Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

          "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

          "Cash" means money, currency or the available credit balance in Dollars, an Alternative Currency or another currency that, in the opinion of Administrative Agent, is at such time freely transferable and freely convertible into Dollars.

          "Cash Equivalents" means (i) a marketable obligation, maturing within two years after issuance thereof, issued by the United States of America or any instrumentality or agency thereof, (ii) a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any Lender, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100 million and whose long-term unsecured debt has a rating of "A" or better by S&P or "A2" or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition), (iii) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of "A1" or better by S&P or "P1" or better by Moody's, or the equivalent rating by any other nationally recognized rating agency, (iv) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated "AA-" or better by S&P or "Aa3" or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (v) "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency, (vi) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of "AA" or better by S&P or "Aa2" or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and (vii) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses of (i) through (vi) above.

          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "Change of Control" means (i) prior to an Initial Public Offering, (x) the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to own and control, directly or indirectly, at least 51% of the outstanding voting Capital Stock of the Company or (ii) after an Initial Public Offering, the occurrence of the following: (x) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than GOF or one or more members of the Huntsman Group, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting Capital Stock of the Company or Issuer other than in a transaction having the approval of the board of directors of the Company at least a majority of which members are Continuing Directors; or (y) Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of the Company or Issuer.

          "Code" means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

          "Collateral" means all "Collateral" as defined in each of the Security Documents.

          "Collateral Account" has the meaning assigned to that term in Section 4.2(a).

          "Collateral Agent" means DB acting as collateral agent for the Secured Creditors pursuant to its appointment as Collateral Agent in Section 11.1 or in any Security Document.

          "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the account of a Borrower pursuant to this Agreement for the purpose of supporting trade obligations of such Borrower or any of its Subsidiaries in the ordinary course of business.

          "Commitment Fee" has the meaning assigned to that term in Section 3.2(a).

          "Commitment Period" means, the period from and including the date hereof to but not including the Revolver Termination Date or, in the case of the Swing Line Commitment, five (5) Business Days prior to the Revolver Termination Date.

          "Company" has the meaning assigned to that term in the introduction to this Agreement.

          "Computation Date" has the meaning assigned to that term in Section 2.8(a).

          "Consolidated Capital Expenditures" means, for the Company and its Subsidiaries, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capitalized Lease Obligations) by the Company and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Company; provided, that Consolidated Capital Expenditures shall only include the amount thereof actually paid in cash during such period; provided, further that Consolidated Capital Expenditures shall not include (i) the amount thereof expended prior to the Initial Borrowing Date or (ii) Restructuring Capital Expenditures.

          "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense, but excluding, however, interest expense not payable in cash, amortization of discount and deferred financing costs net of amounts received under Interest Rate Agreements and minus interest income received in Cash or Cash Equivalents in respect of Investments permitted hereunder; provided, however, for each Test Period ending on or before June 30, 2004, Consolidated Cash

  Interest Expense for the fourth fiscal quarter of 2002 and the first and second fiscal quarters of 2003 shall be deemed to be as set forth on Schedule 1.1(c).

          "Consolidated Debt" means, at any time, (i) all Indebtedness of the Company and its Subsidiaries described under clauses (i), (ii), (iii), (vi) and (ix) of the definition of Indebtedness determined on a consolidated basis in accordance with GAAP plus (ii) all Attributable Debt of the Company and its Subsidiaries determined on a consolidated basis minus (iii) Cash, Cash Equivalents and Foreign Cash Equivalents of the Company and its Subsidiaries in excess of $5,000,000.

          "Consolidated EBITDA" means, for any applicable period, the Consolidated Net Income or Consolidated Net Loss of the Company and its Subsidiaries for such period, plus, to the extent deducted in determining the foregoing (i) Consolidated Interest Expense for such period, (ii) the provision for taxes based on income and foreign withholding taxes for such period (including, without limitation, cash distributions made pursuant to the Tax Sharing Agreement to the extent permitted by Section 8.4), (iii)  depreciation and amortization expense and (iv) non-cash charges to the extent deducted in determining Consolidated Net Income for such period; provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated EBITDA during any prior periods; provided, further, however, for each Test Period ending on or before June 30, 2004, Consolidated EBITDA for the fourth fiscal quarter of 2002 and the first and second fiscal quarters of 2003 shall be deemed to be as set forth on Schedule 1.1(c); provided, further, however that fees and expenses of the type described in Schedule 1.1(e) not to exceed $30,000,000 in the aggregate shall be excluded to the extent paid in the third fiscal quarter of 2003.

          "Consolidated Fixed Charges" means, for any period, for the Company and its Subsidiaries, the sum of (without duplication) (i) Consolidated Cash Interest Expense, (ii) all scheduled payments of principal on Indebtedness of the Company and its Subsidiaries (including, without limitation, principal payments in respect of Capitalized Leases) and (iii) net income taxes paid in cash (excluding the effect of cash taxes on extraordinary items to the extent of cash proceeds on such items to the extent that such cash proceeds are excluded in computing Consolidated EBITDA); provided, however, for each Test Period ending on or before June 30, 2004, components (ii) and (iii) above shall be deemed to equal zero for the fourth fiscal quarter of 2002 and the first and second fiscal quarters of 2003.

          "Consolidated Interest Expense" means, for any period, the total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP. As used in this definition, the term "interest" shall include, without limitation, any discount in respect of sales of accounts receivable and/or related contract rights during such period, all as determined in accordance with GAAP.

          "Consolidated Net Income" and "Consolidated Net Loss" mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis, provided that (i) there shall be excluded the income of any unconsolidated Subsidiary and any Person in which any other Person (other than the Company or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimus number of shares in order to comply with other similar requirements) has a joint interest, to the extent of the amount of dividends or other distributions actually paid to any Person other than the Borrower or any of its Wholly-Owned Subsidiaries by such Person during such period. There shall be excluded in computing Consolidated Net Income (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock of the Person or a Subsidiary of the Person and (ii) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock of the Person or a Subsidiary of the Person.

          "Continuing Directors" means, as of any date, the collective reference to (i) all members of the board of directors of Company who have held office continuously since a date no later than twelve months prior to the Initial Public Offering, and (ii) all members of the board of directors of Company who assumed office after such date and whose appointment or nomination for election by equityholders of Company was approved by a vote of at least 50% of the Continuing Directors in office immediately prior to such appointment or nomination.

          "Contractual Obligation" means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

          "Credit Event" means the making of any Loan or the issuance of any Letter of Credit.

          "Credit Party" means the Company, each Subsidiary Borrower, each of the Company's Domestic Subsidiaries and each Subsidiary of the Company designated on Schedule 6.15 as a subsidiary guarantor or which becomes a subsidiary guarantor pursuant to the provisions of Section 7.11 and any other guarantor which may hereafter enter into a guarantee agreement with respect to the Obligations.

          "Customary Permitted Guarantees" means (i) Guarantee Obligations of the Company or any of its Subsidiaries of obligations of any Subsidiary under leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by the Company or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business), and (ii) Guarantee Obligations with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries not in excess of $25,000,000 at any one time in the ordinary course of business, in each case, to the extent not constituting Indebtedness and for which the liability with respect to such Guarantee Obligations is not required to be reflected on a balance sheet prepared in accordance with GAAP.

          "Customary Permitted Liens" means for any Person

            (i)    Liens for taxes, duties, levies, imposts, deductions, assessments, charges, or withholding not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of all such taxes, duties, levies, imposts, deductions, assessments, charges, or withholdings known to such Person has been made on the books of such Person to the extent required by GAAP;

            (ii)   mechanics', processor's, materialmen's, carriers', warehousemen's, landlord's and similar Liens arising by operation of law and arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

            (iii)  Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

            (iv)  Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases and (B) Liens securing surety, indemnity, performance, appeal and release bonds, provided that full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP;

            (v)   Permitted Real Property Encumbrances;

            (vi)  attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability which does not constitute an Event of Default under Section 10.1(i);

            (vii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

            (viii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

            (ix)  Environmental Liens, to the extent that (A) any proceedings commenced for the enforcement of such Liens shall have been suspended or are being contested in good faith, (B) provision for all liability and damages that are the subject of said Environmental Liens has been made on the books of such Person to the extent required by GAAP and (C) such Liens do not relate to obligations exceeding $4.0 million in the aggregate at any one time;

            (x)   leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries and any interest or title of a lessor under any lease permitted by this Agreement or the Security Documents;

            (xi)  Liens on unearned insurance premiums securing Indebtedness incurred by Borrower and/or its Subsidiaries to finance such insurance premiums in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by Borrower and/or its Subsidiaries for a one year period; and

            (xii) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC (or comparable foreign law) of banks or other financial institutions where the Company or its Subsidiaries maintain deposits in the ordinary course of business permitted by this Agreement.

          "DB" means Deutsche Bank AG, New York Branch, and its successors.

          "Debt Agreements" has the meaning assigned to that term in Section 5.1(e)(iv)(C).

          "Default Rate" means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, but in no event in excess of that permitted by applicable law.

          "Defaulting Lender" means any Lender with respect to which a Lender Default is in effect.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Dividend" means any dividend or distribution paid or made by a Person to the direct or indirect holders of its Capital Stock on or in respect of such Capital Stock.

          "Documents" means the Loan Documents and the Transaction Documents.

          "Dollar" and "$" means lawful money of the United States of America.

          "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Alternative Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency on the most recent Computation Date provided for in Section 2.8(a).

          "Domestic Pledge Agreement" means, once executed and delivered, the pledge agreement delivered pursuant to Section 5.1(a)(iv), as hereafter amended, supplemented or otherwise modified from time to time.

          "Domestic Security Agreement" has the meaning assigned to that term in Section 5.1(a).

          "Domestic Security Documents" means the Domestic Security Agreement, the Domestic Pledge Agreement, each Mortgage executed by a Domestic Subsidiary, the Perfection Certificate executed by each Domestic Subsidiary and each other security agreement or other instrument or document executed and delivered by a Domestic Subsidiary pursuant to Section 7.11, in each case, as amended, supplemented or otherwise modified from time to time.

          "Domestic Subsidiary" means any Subsidiary other than a Foreign Subsidiary.

          "Domestic Subsidiary Guaranty" means a guaranty in substantially the form of Exhibit 5.1(b) hereto, as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "Drawing" has the meaning set forth in Section 2.9(d)(ii).

          "Effective Amount" means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding LC Obligations on any date, the Dollar Equivalent amount of such LC Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Effective Date" has the meaning assigned to that term in Section 12.7(b).

          "Eligible Assignee" means (i) a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by the Administrative Agent and the Company, such approval not to be unreasonably withheld.

          "EMU Legislation" means the legislative measures of the European Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

          "Environmental Claim" means any notice of violation, claim, suit, demand, abatement order or other final and enforceable order by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), property damage, contribution, cost recovery, indemnity, consequential damages, damage to the environment, nuisance, cost recovery, or any other claims relating to pollution or contamination or damage to the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Materials in, into or onto the environment at, in, or from the Premises, (b) the use, handling, generation, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Premises, or (c) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with the Company's operations or any Premises.

          "Environmental Laws" means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules, regulations, and final and legally binding orders, decrees, judgments or directives relating to the protection of human health or the environment, including, but not limited to, the following statutes as now written: the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., and any related regulations, as well as all state and local equivalents.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liability under licenses, authorizations, or directions of any Government Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the environment.

          "Environmental Permits" means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws.

          "Equity Contribution" means the cash contribution of no less than CHF 150 million by MatlinPatterson Global Opportunities Partners and SISU Capital Limited (and certain other stakeholders) to (a) the Company in return for common equity of the Company and/or (b) Holdings in return for membership interests in Holdings (with a corresponding equity contribution by Holdings to the Company in return for common equity of the Company), in each case pursuant to the Equity Contribution Documents.

          "Equity Contribution Documents" means the documents and deliveries evidencing the Equity Contribution, the terms and conditions of each of which shall be reasonably satisfactory to the Administrative Agent.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

          "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, or is a member of a "controlled group", as defined in Section 414(b) of the Code, which includes such Person. Unless otherwise qualified, all references to an "ERISA Affiliate" in this Agreement shall refer to an ERISA Affiliate of the Company or any Subsidiary.

          "Euro" and "€" means the lawful currency adopted by or which is adopted by participating member states of the European Community relating to Economic and Monetary Union.

          "Eurocurrency Loan" means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

          "Eurocurrency Rate" shall mean (1) divided by (2) below:

  (1)
  (a)
  in the case of Dollar denominated loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the interbank eurodollar market by the Reference Lenders to first class banks for Dollar deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

  (b)
  in the case of Euro denominated loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Telerate Screen that displays EURIBOR (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the Foreign interbank market by the Reference Lenders for Euro deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

  (c)
  in the case of Sterling denominated loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Telerate Screen that displays LIBOR (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the London interbank market by the Reference Lenders for Sterling deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; and

  (2)
  1.00 minus the then current Eurocurrency Reserve Requirements.

          "Eurocurrency Reserve Requirements" means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, including the cost to the Lenders of complying with mandatory liquid asset and special deposit requirements, if any, of the Bank of England and/or the Financial Services Authority or the Foreign Central Bank or any successor body exercising their functions in this respect.

          "Eurodollar Loan" means any Loan which bears interest at a rate determined with reference to the Eurodollar Rate.

          "Event of Default" has the meaning assigned to that term in Section 10.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

          "Exchange Offer" the formal offer by the Company to holders of Group Notes to exchange the Group Notes of such holders for cash and equity in the Company pursuant to the terms of the Exchange Offer Documents.

          "Exchange Offer Documents" means each of the documents and deliveries of the Company in connection with the Exchange Offer, the terms of each of which shall be reasonably satisfactory to the Administrative Agent.

          "Exchange Rate" shall mean, on any day, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered on such day by Administrative Agent in London for such Alternative Currency at approximately 11:00 A.M. (London time), and (b) with respect to Dollars in relation to Euros or any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day by Administrative Agent in London for Dollars at approximately 11:00 A.M. (London time). For purposes of determining the Exchange Rate in connection with an Alternative Currency Borrowing such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. Administrative Agent shall provide the Company with the then current Exchange Rate from time to time upon the Company's request therefor.

          "Exchange Rate Determination Date" means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Borrowing, the date which is three Business Days prior to such Borrowing.

          "Excluded Taxes" means

            (i)    taxes based upon, or measured by overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes and taxes as a result of the recognition of gain on the sale, assignment or participation by a Lender of participating interests in its creditor positions hereunder) of the Lender, the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, but only to the extent such taxes are imposed by a Governmental Authority (A) in a jurisdiction in which such Lender, the Administrative Agent or such recipient is organized, (B) in a jurisdiction which the Lender's, the Administrative Agent's or the recipient's principal office is located, or (C) in a jurisdiction in which such Lender's, the Administrative Agent's or the recipient's lending office (or branch) in respect of which payments under this Agreement are made is located;

            (ii)   in the case of any Lender (other than a Lender that is an Assignee) or the Administrative Agent that is a Non-U.S. Participant, taxes imposed by the means of withholding at the source except to the extent such withholding (A) results from a Change in Law by any Governmental Authority charged with the administration thereof subsequent to the Initial Borrowing Date; (B) is imposed on payments to a lender with respect to a Lender's interest in the Loan Documents acquired pursuant to Section 3.7(b) or Section 12.6; or (C) is imposed on payments to a Lender on or after such Lender designates a new lending office pursuant to Section 3.7(a);

            (iii)  in the case of any Assignee that is a Non-U.S. Participant, taxes imposed by means of withholding at the source except to the extent such withholding (A) results from a Change in Law by any Governmental Authority charged with the administration thereof subsequent to the date of the Assignee becoming a party to this Agreement or any Loan Document with respect to the portion thereof affected by such Change in Law; (B) is imposed on payments with respect to an Assignee's interest in the Loan Documents acquired pursuant to Section 3.7(b), Section 12.6; (C) is imposed on payments to a Lender on or after such Lender designates a new lending office pursuant to Section 3.7(a); or (D) would have been imposed on payments to the Lender that sold or otherwise transferred the interest to the Assignee at the time of such sale or transfer and such withholding taxes would not have been Excluded Taxes with respect to such Lender; and

            (iv)  taxes imposed on a Lender or the Administrative Agent by means of withholding at the source to the extent such taxes would have not been imposed under applicable law if such Lender or the Administrative Agent had complied with the Section 4.7(d).

          "Existing Credit Agreement" means that certain Credit Agreement dated as of 14 December 1999 by and among Vantico International, Credit Suisse First Boston, as Security Trustee, Credit Suisse First Boston, as Facility Agent, Credit Suisse First Boston, as issuing bank and Credit Suisse First Boston, as lead arranger.

          "Facing Agent" means each of DB and any other Lender agreed to by such Lender, the applicable Borrower and Administrative Agent, in its capacity as issuer of Letters of Credit.

          "Federal Funds Rate" means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by DB.

          "Fiscal Quarter" has the meaning assigned to that term in Section 7.12.

          "Fiscal Year" has the meaning assigned to that term in Section 7.12.

          "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures payable in Cash to (ii) Consolidated Fixed Charges for such period.

          "Fixed Rate Notes" has the meaning assigned to that term in the definition of "Second Priority Notes" in Section 1.1.

          "Floating Rate Notes" has the meaning assigned to that term in the definition of "Second Priority Notes" in Section 1.1.

          "Foreign Cash Equivalents" means (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or Aa2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either)(each such jurisdiction, an "Approved Jurisdiction"), or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and (ii) debt securities in an aggregate principal amount not to exceed the Dollar Equivalent of $20,000,000 with a maturity of 365 days or less issued by any nation in which the Company or its Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

          "Foreign Guarantee Agreement" means any Foreign Guarantee Agreement to be entered into by a Foreign Guarantee Subsidiary for the benefit of the Administrative Agent and the Lenders in the various forms approved by the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

          "Foreign Guarantee Subsidiary" means the Subsidiaries of the Company organized (a) in the United Kingdom, Australia, Belgium, Germany, Luxembourg, Spain or Switzerland listed on Schedule 5.1(a)(v) or (b) any other Subsidiary of the Company that has become a Foreign Guarantee Subsidiary in accordance with Section 7.11(a)(ii).

          "Foreign Pension Plan" means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by the Company or one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

          "Foreign Pledge Subsidiary" means any Subsidiary of the Company, any Domestic Subsidiary or any Foreign Security Subsidiary organized in the United Kingdom, Luxembourg, Germany, Switzerland, Belgium, Spain, Australia, Italy, France or Austria.

          "Foreign Requirements of Law" means any Requirement of Law of a governmental authority in a foreign jurisdiction (including any exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations).

          "Foreign Security Documents" means each security agreement, mortgage or other document or instrument identified on Schedule 5.1(a)(v) executed and delivered for the benefit of the Collateral Agent and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 7.11 to secure any of the Obligations, in each case, as amended, supplemented or otherwise modified from time to time.

          "Foreign Security Subsidiary" means the Subsidiaries of the Company organized (a) in the United Kingdom, Belgium, Germany, Luxembourg or Switzerland listed on Schedule 5.1(a)(v) or (b) any other Subsidiary of the Company that has become a Foreign Security Subsidiary in accordance with Section 7.11(a)(iii).

          "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

          "Former Premises" means, at any time, all Real Property formerly owned, leased or operated by the Company or any of its Subsidiaries.

          "Fund" means a Person that is a fund that invests in senior loans.

          "GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time.

          "GOF" means MatlinPatterson Global Opportunities Partners L.P. (f/k/a CSFB Global Opportunities Partners L.P.) by its investment advisor MatlinPatterson Global Advisers LLC (f/k/a CSFB Global Advisers LLC).

          "Government Acts" has the meaning assigned to that term in Section 2.9(h).

          "Governmental Authority" means any nation or government, any intergovernmental or supranational body, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

          "Group Notes" means those certain 12% Senior Notes of Vantico Group existing immediately prior to the Initial Borrowing Date.

          "Guarantee Agreements" means each Domestic Subsidiary Guaranty and each Foreign Subsidiary Guarantee.

          "Guarantee Obligations" means, as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Operating Lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          "Guaranteed Creditors" means and includes Administrative Agent, the Lenders and each Lender or an Affiliate of a Lender (even if such Lender ceases to be a Lender under this Agreement for any reason) which becomes a party to (i) one or more Interest Rate Agreements or Other Hedging Agreements entered into by the Company or its Subsidiaries or (ii) one or more Overdraft Agreements entered into by the Company or its Subsidiaries.

          "Guaranteed Obligations" means (i) the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to each Borrower or otherwise) on each Note issued by each Borrower to each Lender, and all Loans made under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Borrower to such Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by each Borrower, and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) of any Borrower owing under any Interest Rate Agreement, Overdraft Agreement or Other Hedging Agreement entered into by any Borrower or any of their Subsidiaries with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or Affiliate participates in such Interest Rate Agreement, Overdraft Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether or not existing or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

          "Guarantors" means, collectively, each Person (other than the Collateral Agent or Administrative Agent) party to any Subsidiary Guaranty.

          "HAM Investment" means Huntsman Advanced Materials Investment LLC, a Delaware limited liability company.

          "Hazardous Materials" means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants"; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law.

          "Holdco I" means Huntsman Holdings, LLC, a Delaware limited liability company.

          "Holdco II" means HMP Equity Holdings Corporation, a Delaware corporation.

          "Holding Company Agreement" means that certain Holding Company Agreement delivered pursuant to Section 5.1(a)(viii), as the same may be amended, restated or otherwise modified pursuant to its terms.

          "Holdings" means Huntsman Advanced Materials Holdings LLC, a Delaware limited liability company.

          "Hypothetical Separate Federal Income Tax Liability" has the meaning provided in Section 8.4.

          "Huntsman Group" has the meaning given thereto in the definition of Change of Control in Section 1.1.

          "Indebtedness" means, as applied to any Person (without duplication):

            (i)    all indebtedness of such Person for borrowed money;

            (ii)   the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith) which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or a similar written instrument;

            (iii)  all Capitalized Lease Obligations;

            (iv)  all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

            (v)   notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

            (vi)  indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

            (vii) the face amount of all letters of credit and bankers' acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

            (viii)   all obligations of such Person under Interest Rate Agreements or Other Hedging Agreements;

            (ix)  all obligations of such Person under Overdraft Agreements;

            (x)   Guarantee Obligations of such Person; and

            (xi)  Attributable Debt of such Person.

          provided, however, notwithstanding the foregoing, "Indebtedness" shall not include deferred taxes or indebtedness of the Company and/or its Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the casualty and other insurance premiums to be paid by the Company and/or its Subsidiaries for a three-year period beginning on the date of any incurrence of such indebtedness and secured by no Liens other than Liens permitted pursuant to clause (xi) of the definition of Customary Permitted Liens.

          "Indebtedness to Remain Outstanding" shall have the meaning assigned to that term in Section 6.5(d).

          "Indemnified Person" has the meaning assigned to that term in Section 12.4(b).

          "Initial Borrowing" means the first Credit Event under this Agreement.

          "Initial Borrowing Date" means the date of the Initial Borrowing.

          "Initial Loan" means the first Loan made by the Lenders under this Agreement.

          "Initial Public Offering" means the initial public offering of the common equity of the Company or an entity ("Issuer") of which the Company is a Wholly Owned Subsidiary.

          "Intellectual Property" has the meaning assigned to that term in Section 6.21.

          "Intellectual Property Assignment" means the Collateral Assignment of Copyrights Patents, Trademarks and Related Rights in the form of Exhibit 1.1(b) hereto dated as of the date hereof, executed by the Company and certain of its Subsidiaries in favor of Administrative Agent for the benefit of the Lenders, as amended, supplemented, restated or otherwise modified from time to time.

          "Intercompany Indebtedness" means Indebtedness of the Company or any of its Subsidiaries which is owing to the Company or any of its Subsidiaries.

          "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement dated as of the Effective Date among the Administrative Agent, Wells Fargo Bank Minnesota, National Association, as trustee for the holders of Second Priority Notes issued under the Second Priority Notes Indenture, the Collateral Agent, the Company and certain of its Subsidiaries as such agreement may at any time be amended, supplemented, restated or otherwise modified in accordance with its terms and in effect.

          "Interest Payment Date" means (a) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, each three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, the date upon which both the Revolving Commitments have been terminated and the Revolving Loans have been paid in full shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued hereunder for such Loan.

          "Interest Period" has the meaning assigned to that term in Section 3.4.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which the Company or any Subsidiary is a party.

          "Interest Rate Determination Date" means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

          "Inventory" means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by the Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in the Company's or any of its Subsidiaries' business.

          "Investment" means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or Accounts Receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business (iii) any Acquisition by that Person or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such

  Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than the Company or another Subsidiary of the Company) in connection with the sale of such Investment. Whenever the term "outstanding" is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

          "IRS" means the United States Internal Revenue Service, or any successor or analogous organization.

          "Issuer" has the meaning assigned to that term in the definition of "Initial Public Offering."

          "LC Commission" has the meaning assigned to that term in Section 2.9(g)(ii).

          "LC Obligations" means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.9(f). The LC Obligation of any Lender at any time shall mean its Revolver Pro Rata Share of the aggregate LC Obligations outstanding at such time.

          "LC Participant" has the meaning assigned to that term in Section 2.9(e).

          "Lender" and "Lenders" have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a "Lender" as contemplated by Section 12.8.

          "Lender Default" means (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.9(f) or (ii) a Lender having notified in writing the Company and/or Administrative Agent that it does not intend to comply with its obligations under Section 2.9(e) or Section 2.9(f), as a result of any takeover of such Lender by any regulatory authority or agency.

          "Letter of Credit Payment" means as applicable (a) all payments made by a Facing Agent pursuant to either a draft or demand for payment under a Letter of Credit or (b) all payments by Lenders having Revolving Commitments to such Facing Agent in respect thereof (whether or not in accordance with their Revolver Pro Rata Share).

          "Letter of Credit Request" has the meaning assigned to that term in Section 2.9(c).

          "Letters of Credit" means, collectively, all Commercial Letters of Credit and Standby Letters of Credit issued pursuant to this Agreement, and "Letter of Credit" means any one of such Letters of Credit.

          "Leverage Ratio" means, for any Test Period, the ratio of Consolidated Debt as of the last day of such Test Period to Consolidated EBITDA for such Test Period; provided, that for the purpose of determining the Applicable Base Rate Margin, the Applicable Eurocurrency Margin and compliance with Sections 9.2 and 9.3, Consolidated EBITDA for any Test Period ending on or before March 31, 2004 shall be deemed to be actual Consolidated EBITDA for the period from July 1, 2003 to the end of such Test Period plus the deemed Consolidated EBITDA for the applicable Fiscal Quarters set forth on Schedule 1.1(c) hereto.

          "Lien" means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit to a Deposit Account in the ordinary course of business and not intended as security) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased or consigned to the Company or any of its Subsidiaries under a lease or consignment agreement which is not in the nature of a conditional sale or title retention agreement, any subordination arrangement in favor of another Person or any sale of receivables with recourse against the seller or any Affiliate of the seller).

          "Loan" means any Revolving Loan or Swing Line Loan and "Loans" means all such Loans collectively.

          "Loan Documents" means, collectively, this Agreement, the Notes, each Letter of Credit, each Security Document, the Intercreditor Agreement, each Mortgage, each Guarantee Agreement, each Interest Rate Agreement, Overdraft Agreement and Other Hedging Agreement to which any Lender or any Affiliate of a Lender is a party (in each case, even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), to which any Lender or any Affiliate of a Lender is a party, and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

          "Management Agreements" has the meaning ascribed such term in Section 5.1(e)(iv)(B).

          "Management Services Agreement" means those certain Service Level Agreements by and between Huntsman LLC and Huntsman Advanced Materials LLC, and by and among Huntsman International LLC, Huntsman (Europe) BVBA and Huntsman Advanced Materials LLC, each dated June 30, 2003, as amended, restated or otherwise modified in accordance with the terms of this Agreement.

          "Management Fees" means for any period, all management fees or similar compensation, excluding amounts representing reimbursement of out-of-pocket expenses incurred in the ordinary course of business in connection with the performance of management services.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities, property, operations or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its respective obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or any of the Security Documents or the rights or remedies of Administrative Agent, the Collateral Agent and the Lenders hereunder or thereunder.

          "Material Agreement" means (i) any Contractual Obligation, the breach of which or the failure to maintain would be reasonably likely to result in a Material Adverse Effect and (ii) any material Contractual Obligation entered into in connection with Permitted Acquisition.

          "Maximum Commitment" means, when used with reference to any Lender, such Lender's Revolving Commitment in an amount not to exceed those set forth opposite the name of such Lender on Schedule 1.1(a) hereto, subject to reduction from time to time in accordance with the terms of this Agreement.

          "Minimum Borrowing Amount" means (i) with respect to Base Rate Loans, $1,000,000, (ii) with respect to Eurocurrency Loans, $1,000,000 in the case of a Borrowing in Dollars, £500,000 in the case of a Borrowing in Sterling and €1,000,000 in the case of a Borrowing in Euros and (iii) with respect to Swing Line Loans, $100,000.

          "Minimum Borrowing Multiple" means, (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Euros, €1,000,000 and (iii) in the case of a Borrowing in Sterling £500,000.

          "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

          "Mortgage" has the meaning assigned to that term in Section 5.1(c) and shall also include any mortgages or similar documents executed pursuant to Section 7.11.

          "Mortgage Policies" has the meaning assigned to that term in Section 5.1(c) and shall also include any mortgage policies or similar documents executed pursuant to Section 7.11.

          "Mortgaged Property" has the meaning assigned to that term in Section 5.1(c) and shall also include any real property subject to a mortgage pursuant to Section 7.11.

          "Most Recent Leverage Ratio" means, at any date, the Leverage Ratio for the Test Period ending as of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 7.1; provided, however, that if the Company fails to deliver such financial statements as required by Section 7.1 and further fails to remedy such default within five days of notice thereof from Administrative Agent, then, without prejudice to any other rights of any Lender hereunder, the Most Recent Leverage Ratio shall be deemed to be greater than 5.60 to 1.00 as of the date such financial statements were required to be delivered under Section 7.1. Notwithstanding the foregoing or the provisions of the last sentence of Section 3.3, from the date hereof to the date of delivery of Financial Statements for the period ending December 31, 2003, the Most Recent Leverage Ratio shall be deemed to be 4.50 to 1.00.

          "Multiemployer Plan" means any plan described in Section 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by the Company or any of its ERISA Affiliates or any Subsidiary of the Company or ERISA Affiliates of such Subsidiary.

          "Net Offering Proceeds" means the proceeds received from (a) the issuance of any Capital Stock or (b) the incurrence of any Indebtedness, in each case net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

          "Net Sale Proceeds" means, with respect to any Asset Disposition the aggregate cash payments received by the Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus the direct costs and expenses incurred in connection therewith (including in the case of any Asset Disposition, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset Disposition); and any provision for taxes in respect thereof made in accordance with GAAP. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by the Company or any Subsidiary of the Company.

          "Net Unrestricted Cash" means, for any Foreign Subsidiary at any time, an amount not less than zero equal to the aggregate Cash, Cash Equivalents and Foreign Cash Equivalents held by such Foreign Subsidiary at such time minus the principal amount of all Indebtedness for money borrowed of such Foreign Subsidiary (excluding Intercompany Indebtedness).

          "Non-Defaulting Lender" means each Lender which is not a Defaulting Lender.

          "Non-U.S. Participant" means any Lender or Administrative Agent that is not a United States person within the meaning of Code section 7701(a)(30).

          "Note" means a note substantially in the form of Exhibit 2.2(a)(1) or Exhibit 2.2(a)(2) and "Notes" means all of such Notes collectively.

          "Notice of Borrowing" has the meaning assigned to that term in Section 2.5.

          "Notice of Conversion or Continuation" has the meaning assigned to that term in Section 2.6.

          "Notice Office" shall mean the office of Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto, provided that in the case of all borrowings in Alternative Currencies under the Revolving Facility and all notices relating thereto, the "Notice Office" shall mean the office specified above, with a copy of the respective notice to be delivered at the same time as otherwise required pursuant to the terms of this Agreement to the office of Administrative Agent located at Deutsche Bank AG London Branch, 1 Appold Street, Broadgate, London EC2A HE, Attention: Loans Agency Department.

          "Obligations" means all liabilities and obligations of the Borrowers and their Subsidiaries now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

          "Operating Lease" of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

          "Organizational Documents" means, with respect to any Person, such Person's articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person's Capital Stock.

          "Other Hedging Agreement" means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement.

          "Outstanding Letters of Credit" has the meaning assigned to that term in Section 2.9(j).

          "Overdraft Agreement" means any agreement providing for an overdraft line of credit or similar extension of credit, and all other documents executed in connection therewith.

          "Participants" has the meaning assigned to that term in Section 12.8(b).

          "Payment Office" means (a) with respect to Administrative Agent or Swing Line Lender, for payments with respect to Dollar-denominated Loans and, except as provided in clause (b) below, all other amounts, 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attn: Commercial Loan Division, or such other address as Administrative Agent or Swing Line Lender, as the case may be, may from time to time specify in accordance with Section 12.3, and (b) with respect to Administrative Agent, for payments in any Alternative Currency, such account at such bank or office in London or such other place as Administrative Agent shall designate by notice to the Person required to make the relevant payment.

          "PBGC" means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

          "Perfection Certificate" has the meaning assigned to such term in Section 5.1(a)(x).

          "Permitted Acquisition" means any Acquisition by the Company or a Subsidiary of the Company if all of the following conditions are met:

            (a)   no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom;

            (b)   such acquisition has not been preceded by an unsolicited tender offer for such Person by the Company or any of its Affiliates;

            (c)   all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

            (d)   in the case of any acquisition of any equity interest in any Person, after giving effect to such acquisition such Person becomes a Wholly-Owned Subsidiary of the Company which is not an Unrestricted Subsidiary (or with respect to any such Person that does not become a Wholly-Owned Subsidiary, such Person becomes a Subsidiary of the Company, and, to the extent required by Section 7.11, guarantees the Obligations hereunder and grants the security interest in each case to the extent contemplated by such Section 7.11);

            (e)   all actions, if any, required to be taken under Section 7.11 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 7.11;

            (f)    such assets are used for, or such Person is primarily engaged in, a line of business permitted under Section 8.10;

            (g)   the aggregate Investment (including assumed Indebtedness for money borrowed and Attributable Debt) of all acquisitions shall not exceed (a) for any single transaction or series of related transactions, $20,000,000; (b) for all transactions from and after the date hereof to and including July 1, 2005, $10,000,000 and (c) for all transactions from and after the date hereof, $75,000,000; and

            (h)   if the aggregate Investment for such acquisition is $5,000,000 or greater (including the maximum value of earn out obligations, if any): (x) after giving effect thereto on a Pro Forma Basis for the period of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 7.1, no Event of Default or Unmatured Event of Default would exist hereunder; and (y) there is at least $40,000,000 of Available Liquidity; and (z) on or before the date of such acquisition and before the Company or any Subsidiary enters into such acquisition or any agreement therefor (that is not contingent upon such acquisition being permitted under this Agreement), the Company delivers to the Administrative Agent and Lenders a certificate signed on behalf of the Company by a financial officer of the Company attaching financial statements of the business or Person to be acquired, including income statements or statements of operations and, if available, balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently ended, together with pro forma financial statements supporting the calculations required by clauses (x) and (y) hereof, if applicable, certified on behalf of the Company by a financial officer of the Company to the best of his or her knowledge.

          "Permitted Liens" has the meaning assigned to that term in Section 8.1.

          "Permitted Real Property Encumbrances" means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to Administrative Agent in accordance with the terms hereof, reasonably acceptable by Administrative Agent, (ii) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of Administrative Agent, materially impair such real property for the purpose for which it is held by the owner thereof, or the Lien held by Administrative Agent, (iii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items to which the Administrative Agent may consent.

          "Permitted Receivables Transfers" means sales, assignments, transfers or other dispositions of Accounts Receivable (i) between Foreign Subsidiaries organized in the same jurisdiction; provided, that the security interest and Lien in favor of the Collateral Agent for the benefit of the Secured Creditors, if any, after giving effect to such action is not less favorable to the Secured Creditors than the security interest and Lien of the Collateral Agent for the benefit of the Secured Creditors in such Accounts Receivable prior to such action and (ii) between Foreign Subsidiaries and a Qualified SLE.

          "Permitted Refinancing" means a replacement, renewal, refinancing or extension of any Indebtedness by the Person that originally incurred such Indebtedness, provided that

            (i)    the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid fees and expenses incurred in connection with such replacement, renewal, refinancing or extension;

            (ii)   the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

            (iii)  such Indebtedness is not secured by any assets other than those securing such Indebtedness on the latter of the date such Indebtedness was originally incurred or the Initial Borrowing Date and is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except to the extent such Person guaranteed such Indebtedness being refinanced;

            (iv)  in the case of Indebtedness the Dollar Equivalent amount which is in excess of $3,000,000, the covenants, defaults and similar provisions applicable to such Indebtedness are no more restrictive in any material respect than the provisions contained in the original documentation for such Indebtedness or in this Agreement and do not conflict in any material respect with the provisions of this Agreement and is otherwise upon terms and subject to documentation in form and substance satisfactory to Administrative Agent and is otherwise on customary market terms and conditions; and

            (v)   in the case of any Indebtedness which is subordinated to the Obligations, such refinancing shall be subordinated to the Obligations on the same terms or on such other terms as are not materially less favorable to the Lenders and as may be approved by the Administrative Agent.

          "Person" means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

          "Plan" means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by the Company, any Subsidiary or any ERISA Affiliates.

          "Plan Administrator" has the meaning assigned to the term "administrator" in Section 3(16)(A) of ERISA.

          "Plan Sponsor" has the meaning assigned to the term "plan sponsor" in Section 3(16)(B) of ERISA.

          "Pledged Securities" means any Securities pledged pursuant to any Security Document.

          "Premises" means, at any time any real estate then owned, leased or operated by the Company or any of its Subsidiaries.

          "Pro Forma Balance Sheet" has the meaning assigned to that term in Section 6.5(a).

          "Pro Forma Basis" means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as the Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with the assets or entity acquired in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

          "Pro Forma Cost Savings" means, with respect to the determination of Net Income on a Pro Forma Basis, such cost savings as would be permitted pursuant to Rule 11.02 of Regulation S-X.

          "Projections" has the meaning assigned to that term in Section 6.5(e).

          "Qualified SLE" means a Wholly-Owned Subsidiary of the Company which is a Foreign Security Subsidiary located in a jurisdiction reasonably satisfactory to the Administrative Agent that has delivered the Additional Security Documents required pursuant to Section 7.11(c) and (d), including, without limitation, such opinions of counsel as may be reasonably requested by the Administrative Agent or the Required Lenders to assure themselves that Section 7.11 has been complied with, and in any event, such Additional Security Documents as are required to grant to the Collateral Agent for the benefit of the Secured Creditors a first priority perfected security interest in all Accounts Receivable from time to time held by such entity subject to no Liens except Permitted Liens.

          "Quarterly Payment Date" means the last Business Day of each calendar quarter of each year.

          "Real Property" means all right, title and interest of a Person in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

          "Recovery Event" means the receipt by the Company or any of its Subsidiaries of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Company or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Company or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.8 provided, however, that in no event shall payments made under business interruption insurance constitute a Recovery Event.

          "Recovery Event Escrow Account" has the meaning provided in Section 4.2(e).

          "Reference Lenders" means DB and UBS AG, Cayman Islands Branch.

          "Refunded Swing Line Loans" has the meaning assigned to that term in Section 2.1(b)(ii).

          "Register" has the meaning assigned to that term in Section 12.12.

          "Regulation D" means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

          "Related Fund" means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

          "Release" means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment or into or out of any property of the Company or its Subsidiaries, or at any other location, including any location to which the Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Material, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property of the Company or its Subsidiaries or at any other location, including any location to which the Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Material.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent or minimize the Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Hazardous Materials.

          "Replaced Lender" has the meaning assigned to that term in Section 3.7.

          "Replacement Lender" has the meaning assigned to that term in Section 3.7.

          "Reportable Event" means a "reportable event" described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

          "Required Lenders" means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, outstanding Revolving Loans and Revolver Pro Rata Share of outstanding Swing Line Loans and LC Obligations) constitute greater than 50% of the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Swing Line Loans and LC Obligations at such time).

          "Requirement of Law" means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of the Company or, if applicable, any Subsidiary.

          "Responsible Financial Officer" means the Chief Financial Officer, principal accounting officer, a financial vice president, Controller, Treasurer or Assistant Treasurer of the Company.

          "Restricted Payment" has the meaning assigned to that term in Section 8.4.

          "Restructuring" means the restructuring of Vantico International and its Subsidiaries through the discharge or repayment of all or substantially all of the financial liabilities of Vantico International and Vantico Group on terms and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders pursuant to the terms of the Restructuring Documents.

          "Restructuring Capital Expenditures" means that portion of capital expenditures incurred for any period related to the Company's restructuring plan and consistent with the projections delivered herein.

          "Restructuring Documents" means the documents and deliveries effecting the Restructuring, all of which shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

          "Returns" has the meaning assigned to that term in Section 6.9(a).

          "Revolver Pro Rata Share" means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender's Revolving Commitment or, if the Revolver Termination Date has occurred, the Effective Amount of such Revolving Lender's then outstanding Revolving Loans and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date has occurred, the Effective Amount of all then outstanding Revolving Loans.

          "Revolver Sublimit" means, when used in reference to the Company, the Total Revolving Commitment and when used in reference to a Subsidiary Borrower, the maximum aggregate Effective Amount of outstanding Revolving Loans, LC Obligations and Swing Line Loans permitted to be borrowed by such Subsidiary Borrower, which amount is set forth on Schedule 1.1(b) attached hereto.

          "Revolver Termination Date" means June 30, 2007 or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.

          "Revolving Commitment" means, with respect to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to participate in Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such lender's name on Schedule 1.1(a) hereto under the caption "Amount of Revolving Commitment" as the same may be adjusted from time to time pursuant to the terms hereof and "Revolving Commitments" means such commitments collectively, which commitments equal $60,000,000 in the aggregate as of the date hereof.

          "Revolving Facility" means the credit facility under this Agreement evidenced by the Revolving Commitments and the Revolving Loans.

          "Revolving Lender" means any Lender which has a Revolving Commitment or is owed a Revolving Loan (or a portion thereof).

          "Revolving Loan" and "Revolving Loans" have the meanings given in Section 2.1(a).

          "Rollover Amount" has the meaning assigned to that term in Section 9.1(b).

          "S&P" means Standard & Poor's Corporation or any successor to the rating agency business thereof.

          "Sale and Leaseback Transaction" means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property, other than where such lease or repurchase occurs not more than 120 days after the initial acquisition of such property.

          "SEC" means the Securities and Exchange Commission or any successor thereto.

          "Second Priority Notes" means (i) the 11% Senior Secured Notes due 2010 (the "Fixed Rate Notes") and the Senior Secured Floating Rate Notes due 2008 (the "Floating Rate Notes"), in an aggregate principal amount of $350,000,000 issued by the Company on the Effective Date in a Rule 144A offering (the "Initial Notes") and (ii) any senior secured notes with substantially identical terms to the Initial Notes which are issued in exchange for the Initial Notes following the issuance of the Initial Notes as contemplated by the Second Priority Notes Documents.

          "Second Priority Notes Documents" means the Second Priority Notes, Second Priority Notes Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Second Priority Notes.

          "Second Priority Notes Indenture" means the Indenture dated as of the Effective Date under which the Second Priority Notes are issued.

          "Secured Creditors" has the meaning provided in the respective Security Documents to the extent defined therein and shall include any Person who is granted a security interest in any Loan Document.

          "Securities" means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Documents" means, collectively the Domestic Security Documents, the Foreign Security Documents, the Intellectual Property Assignment and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, "Security Documents" shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by the Company or any Subsidiary of the Company after the date of this Agreement in favor of Administrative Agent for the benefit of any Secured Creditors in satisfaction of the requirements of this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

          "Standby Letters of Credit" means any of the irrevocable standby letters of credit issued for the account of the Company pursuant to this Agreement, in form acceptable to the Facing Bank, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

          "Stated Amount" or "Stated Amounts" means (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

            (i)    any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if the Company has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by the Company; and

            (ii)   any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by telex or facsimile transmission) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

          "Sterling" or "£" means the lawful currency of the United Kingdom.

          "Subsidiary" of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or equity interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. Unless otherwise expressly provided, an Unrestricted Subsidiary shall not be considered a "Subsidiary" for purposes of this Agreement.

          "Subsidiary Borrower" means each Foreign Subsidiary listed as a Subsidiary Borrower in Schedule 1.1(d), as amended from time to time in accordance with Section 12.1(b).

          "Subsidiary Guarantor" means any Subsidiary of the Company that becomes a party to a Guarantee Agreement.

          "Swing Line Commitment" means, with respect to the Swing Line Lender at any date, the obligation of such lender to make Swing Line Loans pursuant to Section 2.1(b)(i) in the amount referred to therein.

          "Swing Line Lender" means, DB in such capacity.

          "Swing Line Loan Participation Certificate" means a certificate, substantially in the form of Exhibit 2.1(b)(iii).

          "Swing Line Loans" has the meaning assigned to that term in Section 2.1(b).

          "Swiss Francs" and "CHF" means the lawful currency of Switzerland.

          "Syndication Agent" means UBS Warburg LLC, a Delaware limited liability company.

          "Tax Sharing Agreement" has the meaning assigned to that term in Section 5.1(e)(iv)(D).

          "Taxes" means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

          "Termination Event" means (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which the Company or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Plan participants who are employees of the Company or any ERISA Affiliate; (iii) the imposition of an obligation on the Company or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Plan or Foreign Pension Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the appointment by a foreign governmental authority of a trustee to administer any Foreign Pension Plan in place of the existing administrator; (vii) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan or Foreign Pension Plan or (viii) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA.

          "Test Period" means the four consecutive Fiscal Quarters of the Company then last ended.

          "Total Available Revolving Commitment" means, at the time any determination thereof is made, the sum of the respective Available Revolving Commitments of the Lenders at such time minus the Asset Disposition/Recovery Event Reserve at such time.

          "Total Revolving Commitment" means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

          "Transaction" means and includes (i) each of the Credit Events occurring on the Initial Borrowing Date, (ii) the Restructuring, (iii) the Exchange Offer; (iv) the Bridge Note Conversion, (v) the Equity Contribution, (vi) the issuance of the Second Priority Notes, (vii) such other transactions as are contemplated by the Documents and (viii) the payment of fees and expenses in connection with the foregoing.

          "Transaction Documents" means, collectively, the Restructuring Documents, the Exchange Offer Documents, the Bridge Note Documents, the Bridge Note Conversion Documents, the Equity Contribution Documents, the Second Priority Notes Documents, the Loan Documents, shareholders' agreements, collective bargaining agreements and tax sharing agreements, and including any agreement, document, instrument and certificate executed and/or delivered after the date hereof pursuant to the terms of, or in connection with, any of the foregoing.

          "Transferee" has the meaning assigned to that term in Section 12.8(e).

          "Type" means any type of Loan, namely, a Base Rate Loan or a Eurocurrency Loan. For purposes hereof, the term "Rate" shall include the Eurocurrency Rate or the Base Rate.

          "UCC" means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

          "Unmatured Event of Default" means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

          "Unpaid Drawing" has the meaning set forth in Section 2.9(d).

          "Unrestricted Subsidiary" means (i) any Subsidiary (with such term defined for purposes of this definition without giving effect to the last sentence in the definition of such term) of the Company that at or prior to the time of formation or acquisition thereof shall be designated an Unrestricted Subsidiary in an officers' certificate signed by two Responsible Financial Officers of the Company and (ii) any Subsidiary of an Unrestricted Subsidiary.

          "Untendered Group Notes" mean those Group Notes which are not tendered by the holders thereof in connection with the Exchange Offer, the principal amount of which Untendered Group Notes shall not exceed €5,000,000.

          "Vantico Group" means Vantico Group S.A., an entity organized under the laws of Luxembourg.

          "Vantico Holdings" means Vantico Group Holdings S.A., an entity organized under the laws of Luxembourg.

          "Vantico International" means Vantico International S.A., an entity organized under the laws of Luxembourg.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such

  Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

          "Wholly-Owned Domestic Subsidiary" means each Wholly-Owned Subsidiary that is also a Domestic Subsidiary.

          "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person; provided, that each of Guangdong Vantico Polymers Company Limited, Vantico Thailand Ltd. and Petro Araldite (PAPL) shall be deemed to be a Wholly-Owned Subsidiary.

          "written" or "in writing" means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words "herein," "hereof" and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to "Articles", "Sections", "paragraphs", "Exhibits" and "Schedules" in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

        1.2    Accounting Terms; Financial Statements.

        (a)   All accounting terms used herein but not expressly defined in this Agreement shall have respective meanings given to them in accordance with GAAP in effect on the date hereof in the United States of America. Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP in effect in the United States of America on the date hereof and on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Sections 6.5(a) and 6.5(e). Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, including, without limitation, for all purposes under Article IX, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for the Company and its Subsidiaries, such determination shall be made as if each Unrestricted Subsidiary where wholly-owned by a Person not an Affiliate of the Company.

        (b)   For purposes of computing the ratios in the financial covenants in Article IX as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by the Company or any Subsidiary of the Company (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by the Company and certified to by a Responsible Officer of the Company to the Administrative Agent.

        1.3    Calculation of Exchange Rate.    On each Exchange Rate Determination Date, Administrative Agent shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to each Borrower and to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a "Reset Date") and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and Alternative Currencies.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

        2.1    The Commitments.

          (a)    Revolving Loans.    Each Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to the Company and the Subsidiary Borrowers, denominated in Dollars or an Alternative Currency on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Revolver Pro Rata Share of, with respect to all Borrowers, the Total Available Revolving Commitment and with respect to any applicable Borrower, such Borrower's Available Revolving Sublimit (each such loan by any Lender, a "Revolving Loan" and collectively, the "Revolving Loans"). All Revolving Loans comprising the same Borrowing hereunder shall be made by the Revolving Lenders simultaneously and in proportion to their respective Revolving Commitments. Prior to the Revolver Termination Date, Revolving Loans may be repaid and reborrowed by the Company and the Subsidiary Borrowers in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

          (b)    Swing Line Loans.

            (i)    Subject to the terms and conditions hereof, the Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars (or, to the extent practicable and consented to in the sole discretion of the Swing Line Lender, in Euros) to the Company ("Swing Line Loans") on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that do not exceed the Dollar Equivalent of $10,000,000; provided, however, that in no event may the amount of any Borrowing of Swing Line Loans (A) exceed the Total Available Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof) or (B) cause the outstanding Revolving Loans of any Lender, when added to such Lender's Revolver Pro Rata Share of the then outstanding Swing Line Loans and Revolver Pro Rata Share of the aggregate LC Obligations (exclusive of Unpaid Drawings relating to LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swing Line Loans) to exceed such Lender's Revolving Commitment. Amounts borrowed by the Company under this Section 2.1(b)(i) may be repaid and, to but excluding the Revolver Termination Date, reborrowed. The Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

            (ii)   Refunding of Swing Line Loans. Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of the Company (which hereby irrevocably directs the each

    Swing Line Lender to so act on its behalf) notify each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in the Applicable Currency in an amount equal to such Lender's Revolver Pro Rata Share of the principal amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given, provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(e) or 10.1(f) or upon the occurrence of a Change of Control. Unless any of the events described in Section 10.1(e) or 10.1(f) shall have occurred (in which event the procedures of Section 2.1(b)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Revolving Lender shall make the proceeds of its Revolving Loan available to the Swing Line Lender at the Payment Office prior to 11:00 a.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

            (iii)  Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1(b)(ii), an Event of Default under Section 10.1(e) or 10.1(f) shall have occurred, or if for any other reason a Revolving Loan cannot be made pursuant to Section 2.1(b)(ii), then, subject to the provisions of Section 2.1(b)(iv)below, each Revolving Lender will, on the date such Revolving Loan was to have been made, purchase (without recourse or warranty) from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Revolver Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender will immediately transfer to the Swing Line Lender, in immediately available funds in the Applicable Currency, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

            (iv)  Lenders' Obligations Unconditional. Each Lender's obligation to make Revolving Loans in accordance with Section 2.1(b)(ii) and to purchase participating interests in accordance with Section 2.1(b)(iii) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement by the Company or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Swing Line Lender the amount required pursuant to Section 2.1(b)(ii) or (iii) above, as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter. Notwithstanding the foregoing provisions of this Section 2.1(b)(iv), no Lender shall be required to make a Revolving Loan to the Company for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(b)(ii) above or to purchase a participating interest in a Swing Line Loan pursuant to Section 2.1(b)(iii) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies the Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

        2.2    Evidence of Indebtedness; Repayment of Loans.

          (a)    Evidence of Indebtedness.    At the request of any Lender (which request shall be made to the Administrative Agent), each Borrower's obligation to pay the principal of and interest on all the Loans under the Revolving Facility made to it by such Lender shall be evidenced by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a) hereto, with blanks appropriately completed in conformity herewith.

          (b)    Notation of Payments.    Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrower's or any Subsidiary Guarantor's obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

          (c)    Repayment of Loans.    Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders, on the Revolver Termination Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Revolving Loan made to it by each such Revolving Lender, in the Applicable Currency. Each Borrower hereby further agrees to pay interest in immediately available funds (in the Applicable Currency) at the applicable Payment Office on the unpaid principal amount of the Revolving Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

        2.3    Minimum Amount of Each Borrowing; Maximum Number of Borrowings.    The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples (other than Swing Line Loans which may be in any amount over the Minimum Borrowing Amount) above such minimum (or, if less, the then Total Available Revolving Commitment). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than five Borrowings of Eurocurrency Loans under the Revolving Facility.

        2.4    Borrowing Options.    The Revolving Loans denominated in Dollars shall, at the option of each Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans. As to any Eurocurrency Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate to make or continue such Loan, provided that in such event that Lender's Loan shall, for the purposes of this Agreement, be considered to have been made by that Lender and the obligation of the respective Borrower to repay that Lender's Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

        2.5    Notice of Borrowing.    Whenever a Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Office at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time) of each Base Rate Loan, and at least three Business Days' (four Business Days' in the case of a notice of an Alternative Currency Loan) prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder; provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Administrative Agent, be delivered later than the time specified above. Whenever Borrower desires that Swing Line Lender make a Swing Line Loan under Section 2.1(b), it shall deliver to Swing Line Lender prior to 11:00 a.m. (New York City time) or such later time as is acceptable to the Swing Line Lender in its sole discretion on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing). Each such notice (each a "Notice of Borrowing"), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by such Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the relevant currency, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Loans being made pursuant to such Borrowing are to be Swing Line Loans, and if not, whether such Loans are to be Base Rate Loans or Eurocurrency Loans and, with respect to Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto. Administrative Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender's Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting any Borrower's obligation to confirm in writing any telephonic notice, Administrative Agent or the Swing Line Lender (in the case of Swing Line Loans) or the respective Facing Agent (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of such Borrower prior to receipt of written confirmation. Administrative Agent's records shall, absent manifest error, be final, conclusive and binding on each Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing.

        2.6    Conversion or Continuation.    Each Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Loans and (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue Loans denominated in an Alternative Currency for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof. Each conversion or continuation of Loans of a Revolving Facility shall be allocated among the Loans of the Lenders in such Revolving Facility in accordance with their respective Revolver Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a "Notice of Conversion or Continuation") and shall be made by giving Administrative Agent at least three Business Days' (or one

Business Day in the case of a conversion into Base Rate Loans or four Business Days' in the case of continuation of an Alternative Currency Loan) prior written notice thereof to the Notice Office given not later than 12:00 p.m. (New York City time) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans other than Loans denominated in Alternative Currencies, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. Borrowers shall not be entitled to specify an Interest Period in excess of 30 days, for any Alternative Currency Loan if an Unmatured Event of Default or an Event of Default has occurred and is continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from Borrower containing a permitted election to continue any Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans or, in the case of an Alternative Currency Loan, Eurocurrency Loans in the same Applicable Currency with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

        2.7    Disbursement of Funds and Presumptions by Administration Agent.    No later than 12:00 p.m. (local time at the place of funding) on the date specified in each Notice of Borrowing (3:30 p.m. local time at the place of funding in the case of Swing Line Loans), each Lender will make available its Revolver Pro Rata Share of Loans, of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (local time in the place of payment), or in the case of Swing Line Loans, 3:30 p.m. (local time in the place of payment). Unless Administrative Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender's portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the respective Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify the respective Borrower and, if so notified, the respective Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the respective Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to the respective Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question, provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by the respective Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (and, at the Administrative Agent's cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent's standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Revolver Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against the respective Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence; provided, that such Lender shall have full recourse against the respective Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights which any Borrower may have against the Lender as a result of any default by such Lender hereunder.

        2.8    Utilization of Revolving Commitments in an Alternative Currency.    The Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Borrowing comprised of Revolving Loans or Credit Event comprised of Letters of Credit denominated in an Alternative Currency as of the requested Borrowing or Credit Event date, (ii) outstanding Revolving Loans and Letters of Credit denominated in an Alternative Currency as of the last Business Day of each month, and (iii) outstanding Revolving Loans and Unpaid Drawings denominated in an Alternative Currency as of any redenomination date pursuant to this Agreement (each such date under clauses (i) through (iii) a "Computation Date"). Upon receipt of any Notice of Borrowing, the Administrative Agent will promptly notify each Revolving Lender thereof and of the amount of such Lender's Revolver Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Revolving Loans denominated in an Alternative Currency, such notice will provide the approximate amount of each Lender's Revolver Pro Rata Share of the Borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender's Revolver Pro Rata Share of the Borrowing.

        2.9    Letters of Credit.

          (a)    Letters of Credit Commitments.    Subject to and upon the terms and conditions herein set forth, the Company may request that any Facing Agent issue, at any time and from time to time on and after the Initial Borrowing Date, and prior to the 30th Business Day preceding the Revolver Termination Date, (x) for the account of the Company one or more irrevocable standby letters of credit in Dollars or an Alternative Currency, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent (each such standby letter of credit, a "Standby Letter of Credit") and (y) for the account of the Company and in support of trade obligations of the Company or any of its Subsidiary Borrowers, an irrevocable sight letter of credit in a form customarily used by such Facing Agent or in such other form as has been approved by such Facing Agent (each such letter of credit, a "Commercial Letter of Credit"; and each such Commercial Letter of Credit and each Standby Letter of Credit, a "Letter of Credit"), in support of commercial transactions of the Company or any of its Subsidiary Borrowers; provided, however, no Letter of Credit shall be issued the Stated Amount of which, (1) when added to the LC Obligations (exclusive of Unpaid Drawings relating to Letters of Credit which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit at such time, would exceed either (x) the Dollar Equivalent of $20,000,000 or (y) when added to the Dollar Equivalent of the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding with respect to all Borrowers, the Total Revolving Commitment at such time or (2) when added to the Dollar Equivalent of the aggregate principal amount of all Revolving Loans, LC Obligations and Swing Line Loans of such Borrower, such Borrower's Revolver Sublimit.

          (b)    Obligation of Facing Agent to Issue Letter of Credit.    Each Facing Agent shall (subject to the terms and conditions contained herein), at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolver Termination Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Company or any of its Subsidiary Borrowers one or more Letters of Credit (x) in the case of Standby Letters of Credit, in support of such Indebtedness of the Company or any of its Subsidiary Borrowers as is permitted to remain outstanding without giving rise to an Event of Default or Unmatured Event of Default hereunder and (y) in the case of Commercial Letters of Credit, in support of trade obligations as referenced in Section 2.9(a), provided that the respective Facing Agent shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

            (i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Facing Agent from issuing such Letter of Credit or any Requirement of Law applicable to such Facing Agent from any Governmental Authority with jurisdiction over such Facing Agent shall prohibit, or request that such Facing Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Facing Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Facing Agent is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Facing Agent as of the date hereof and which such Facing Agent in good faith deems material to it; or

            (ii)   such Facing Agent shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in Section 2.9(b)(ii)(A).

              (A)  Notwithstanding the foregoing, (i) each Standby Letter of Credit (other than certain Letters of Credit issued on the Effective Date) shall have an expiry date occurring not later than one year after such Standby Letter of Credit's date of issuance, provided, that any Standby Letter of Credit may be automatically extendable for periods of up to one year so long as such Standby Letter of Credit provides that the respective Facing Agent retains an option, satisfactory to such Facing Agent, to terminate such Standby Letter of Credit within a specified period of time prior to each scheduled extension date and (y) each Commercial Letter of Credit shall have an expiry date occurring not later than 180 days after such Commercial Letter of Credit's date of issuance; (ii) (x) no Standby Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date and (y) no Commercial Letter of Credit shall have an expiry date occurring later than 30 days prior to the Revolver Termination Date; (iii) each Letter of Credit shall be denominated in Dollars, or in the Facing Agent's discretion, an Alternative Currency, and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the Facing Agent; and (v) no Facing Agent will issue any Letter of Credit after it has received written notice from Borrower or the Required Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as Facing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Required Lenders (or all the Lenders to the extent required by Section 12.1).

              (B)  Notwithstanding the foregoing, in the event a Lender Default exists, no Facing Agent shall be required to issue any Letter of Credit unless the respective Facing Agent has entered into arrangements satisfactory to it and Borrower to eliminate such Facing Agent's risk with respect to the participation in Letters of Credit of the Defaulting

      Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders' applicable Revolver Pro Rata Share of the applicable LC Obligations.

          (c)    Letter of Credit Requests; Notices of Issuance.    Whenever it desires that a Letter of Credit be issued, the Company shall give Administrative Agent and the respective Facing Agent written notice thereof prior to 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as may be acceptable to such Facing Agent) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit 2.9(c) (each a "Letter of Credit Request") and may be submitted via facsimile to the respective Facing Agent (who may rely upon such facsimile if it were an original thereof). Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the Company or any of its Subsidiary Borrowers as the account party, (D) the name and address of the beneficiary (which Person shall be acceptable to the applicable Facing Agent), (E) the Stated Amount in Dollars or the Alternative Currency of such proposed Letter of Credit and (F) the purpose of such Letter of Credit (which shall be acceptable to Administrative Agent and the applicable Facing Agent) and such other information as Facing Agent may reasonably request. In addition, each Letter of Credit Request shall contain a description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to Facing Agent). Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations as in effect on the date of issuance of such Letter of Credit. Each Letter of Credit Request shall include any other documents as Facing Agent customarily requires in connection therewith. In the case of Standby Letters of Credit, each Facing Agent shall, promptly after the issuance of or amendment or modification to a Standby Letter of Credit, give the Administrative Agent and the Company written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification. Promptly upon receipt of such notice, the Administrative Agent shall give each Revolving Lender written notice of such issuance, amendment or modification, and if so requested by any Revolving Lender, the Administrative Agent shall provide such Revolving Lender with copies of such issuance, amendment or modification. As to any Letters of Credit issued by a Facing Agent other than BT, the respective Facing Agent shall send to Administrative Agent, on the first Business Day of each week, by telefax, its outstanding Commercial Letter of Credit daily balances for the previous week.

          (d)    Agreement to Repay Letter of Credit Payments.

            (i)    The Company hereby agrees to reimburse (or to cause the applicable Subsidiary Borrower to reimburse) the respective Facing Agent, by making payment to Administrative Agent in immediately available funds in Dollars at the Payment Office, for the Dollar Equivalent of any payment or disbursement made by such Facing Agent under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing"), no later than one Business Day after the date on which the Company receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency, then the Dollar Equivalent of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Facing Agent, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Facing Agent is reimbursed therefor by the Company at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Eurocurrency Margin, provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Company shall have notified Administrative Agent and the applicable Facing Agent prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Facing Agent will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans, the Company shall be deemed to have timely given a

    Notice of Borrowing to Administrative Agent requesting each Revolving Lender to make Revolving Loans which are Base Rate Loans on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent shall, if such Notice of Borrowing is deemed given, promptly notify the Lenders thereof and (ii) unless any of the events described in Section 10.1(e) or 10.1(f) shall have occurred (in which event the procedures of Section 2.9(e) shall apply), each such Revolving Lender shall, on the date such drawing is honored, make Revolving Loans which are Base Rate Loans in the amount of its Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Facing Agent for the amount of such Unpaid Drawing; and provided, further, that, if for any reason, proceeds of Revolving Loans are not received by the applicable Facing Agent on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the Company shall reimburse the applicable Facing Agent, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a); provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Facing Agent (and until reimbursed by the Company) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin (plus an additional 2% per annum), such interest also to be payable on demand. The respective Facing Agent shall give the Company prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the Company's obligations hereunder.

            (ii)   The Obligations of the Company under this Section 2.9(d) to reimburse the respective Facing Agent with respect to drawings on Letters of Credit (each, a "Drawing") (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against any Facing Agent, Administrative Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Facing Agent's only obligation to the Company being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to the Company.

          (e)    Letter of Credit Participations.    Immediately upon the issuance by any Facing Agent of any Letter of Credit, such Facing Agent shall be deemed to have sold and transferred to each Revolving Lender, other than such Facing Agent (each such Lender, in its capacity under this Section 2.9(e), a "LC Participant"), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Facing Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender's Revolver Pro Rata Share, in such Letter of Credit, each substitute Letter of Credit, each Drawing made thereunder and the obligations of the Company under this Agreement with respect thereto (although Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.9(g) and the LC Participants shall have no right to receive any portion of the facing fees), and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments of the Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.9(e) to reflect the new Revolver Pro Rata Share of the assignor and assignee Lender or of all Lenders with Revolving Commitments, as the case may be. In determining whether to pay under any Letter of Credit, such Facing Agent shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to the Company or any Lender.

          (f)    Draws Upon Letter of Credit; Reimbursement Obligations.    In the event that any Facing Agent makes any payment under any Letter of Credit issued by it and the Company shall not have reimbursed such amount in full to such Facing Agent pursuant to Section 2.9(d), such Facing Agent shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Facing Agent, the amount of such LC Participant's applicable Revolver Pro Rata Share of such payment in Dollars or, in the case of a Letter of Credit denominated in an Alternative Currency, in such Alternative Currency and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Revolver Pro Rata Share of such unreimbursed amount for any wrongful payment made by such Facing Agent under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Facing Agent. If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit denominated in an Alternative Currency, 11:00 a.m. (London time) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the respective Facing Agent such LC Participant's applicable Revolver Pro Rata Share of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its applicable Revolver Pro Rata Share of the amount of such payment available to Administrative Agent for the account of the respective Facing Agent, such LC Participant agrees to pay to Administrative Agent for the account of such Facing Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Facing Agent at the overnight Federal Funds Rate. The failure of any LC Participant to make available to Administrative Agent for the account of the respective Facing Agent its applicable Revolver Pro Rata Share of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Facing Agent its applicable Revolver Pro Rata Share of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Administrative Agent for the account of such Facing Agent such other LC Participant's applicable Revolver Pro Rata Share of any such payment.

            (i)    Whenever any Facing Agent receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Facing Agent any payments from the LC Participants pursuant to this Section 2.9(f), such Facing Agent shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Revolver Pro Rata Share thereof, in Dollars or, if in an Alternative Currency, in such

    Alternative Currency and in same day funds, an amount equal to such LC Participant's Revolver Pro Rata Share of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

            (ii)   The obligations of the LC Participants to make payments to each Facing Agent with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

              (A)  any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

              (B)  The existence of any claim, setoff, defense or other right which the Company or any of its Subsidiary Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company and the beneficiary named in any such Letter of Credit);

              (C)  any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

              (D)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

              (E)  the occurrence of any Event of Default or Unmatured Event of Default.

          (g)    Fees for Letters of Credit.

            (i)    Facing Agent Fees.    The Company agrees to pay (or to cause the applicable Subsidiary Borrower to pay) the following amount to Facing Agent with respect to the Letters of Credit issued by it for the account of the Company:

              (A)  with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by Facing Agent in respect of each such payment from the date of the payments through the date such amount is reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.9(c)) at a rate determined in accordance with the terms of Section 2.9(d)(i);

              (B)  with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Facing Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

              (C)  a facing fee as agreed from time to time by the Company and Facing Agent of outstanding LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date and thereafter, on demand together with customary issuance and payment charges, provided that a minimum fee of $500.00 per annum shall be payable per Letter of Credit.

            (ii)    Participating Lender Fees.    The Company agrees to pay to Administrative Agent for distribution to each participating Lender in respect of all Letters of Credit outstanding such Lender's Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin with respect to the Effective Amount under such outstanding Letters of Credit (the

    "LC Commission"), payable in arrears on and through each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand. The LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

        Promptly upon receipt by the respective Facing Agent or Administrative Agent of any amount described in clause (i)(A) or (ii) of this Section 2.9(g), such Facing Agent or Administrative Agent shall distribute to each Lender that has reimbursed such Facing Agent in accordance with Section 2.9(d) its Revolver Pro Rata Share of such amount. Amounts payable under clause (i)(B) and (C) of this Section 2.9(e) shall be paid directly to such Facing Agent.

          (h)    Indemnification.    In addition to amounts payable as elsewhere provided in this Agreement, the Company hereby agrees to protect, indemnify, pay and save Facing Agent harmless, from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) (other than Excluded Taxes, except to the extent such amounts are required to be paid to make an indemnity payment) which Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction of the applicable Facing Agent or (ii) the failure of the applicable Facing Agent to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts"). As between the Company and the applicable Facing Agent, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Facing Agent shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the applicable Facing Agent, including, without limitation, any acts of Government Authority. None of the above shall affect, impair, or prevent the vesting of any rights or powers of any Facing Agent hereunder.

  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put such Facing Agent under any resulting liability to the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligation to indemnify any Facing Agent in respect of any liability incurred by such Facing Agent arising solely out of the gross negligence or willful misconduct of such Facing Agent and any exculpation or hold harmless of such Facing Agent herein shall not apply to the extent of such Facing Agent's gross negligence or willful misconduct. The right of indemnification in the first paragraph of this Section 2.9(h) shall not prejudice any rights that the Company may otherwise have against any Facing Agent with respect to a Letter of Credit issued hereunder.

          (i)    Increased Costs.    Except as otherwise provided in Section 4.7, if at any time after the date hereof any Change in Law by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Facing Agent or such Lender with any request or directive by any such authority (whether or not having the force of law or any change in GAAP), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Facing Agent or participated in by any Lender, or (ii) impose on any acting Administrative Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Facing Agent or any Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Facing Agent or any Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit (in each case, to the extent not on account of any Excluded Taxes), then, upon demand to the Company by Facing Agent or any Lender (a copy of which demand shall be sent by such Facing Agent or such Lender to Administrative Agent), the Company shall pay to such Facing Agent or such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Facing Agent or any Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.9(i), will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Facing Agent or such Lender (a copy of which certificate shall be sent by such Facing Agent or such Lender to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Facing Agent or such Lender, although failure to give any such notice shall not release or diminish the Company's obligations to pay additional amounts pursuant to this Section 2.9(i). The certificate required to be delivered pursuant to this Section 2.9(i) shall, absent manifest error, be final, conclusive and binding on the Company.

          (j)    Outstanding Letters of Credit.    The letters of credit set forth under the caption "Letters of Credit outstanding on the Effective Date" on Schedule 2.9(j) annexed hereto and made a part hereof were issued pursuant to the Existing Credit Agreement or other existing agreements with Vantico International and which remain outstanding as of the Initial Borrowing Date (the "Outstanding Letters of Credit"). Borrowers, each Facing Agent and each of the Lenders hereby agree with respect to the Outstanding Letters of Credit that such Outstanding Letters of Credit, for all purposes under this Agreement shall be deemed to be Letters of Credit governed by the terms and conditions of this Agreement. Each Lender agrees to participate in each Outstanding Letter of Credit issued by any Facing Agent in an amount equal to its Revolver Pro Rata Share of the Stated Amount of such Outstanding Letter of Credit.

        2.10    Pro Rata Borrowings.    All Borrowings of Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their applicable Revolving Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Revolving Commitments hereunder.

ARTICLE III

INTEREST AND FEES

        3.1    Interest.

          (a)    Base Rate Loans.    Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.6 at a rate per annum equal to the Base Rate plus the relevant Applicable Base Rate Margin.

          (b)    Eurocurrency Loans.    Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurocurrency Loan from the date the proceeds thereof are made available to Borrower (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the Eurocurrency Rate plus the relevant Applicable Eurocurrency Margin.

          (c)    Payment of Interest.    Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(e) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Revolving Loans on the Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

          (d)    Notification of Rate.    Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Borrower and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

          (e)    Default Interest.    Notwithstanding the rates of interest specified herein, effective on the date 30 days after the occurrence and continuance of any Event of Default (other than the failure to pay Obligations when due) and for so long thereafter as any such Event of Default shall be continuing, and effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

          (e)    Maximum Interest.    If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full. To the extent necessary to comply with applicable usury law, Section 8.18 of the Mortgages is incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary.

        3.2    Fees.

          (a)    Commitment Fees.    The Company shall pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Revolving Commitment (based on its Revolver Pro Rata Share) a commitment fee (the "Commitment Fee") for the period commencing on the Initial Borrowing Date to and including the Revolver Termination Date or the earlier termination of the Revolving Commitments (and, in either case, repayment in full of the Revolving Loans and payment in full, or collateralization by either the deposit of cash into the Collateral Account or the receipt of a backstop letter of credit, in amounts and pursuant to arrangements satisfactory to Administrative Agent, of the LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Revolving Commitment (with the Available Revolving Commitment of each Lender determined without reduction for such Lender's Revolver Pro Rata Share of Swing Line Loans outstanding). Unless otherwise specified, accrued Commitment Fees shall be due and payable (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date and (iii) upon any reduction or termination in whole or in part of the Revolving Commitments (but only, in the case of a reduction, on the portion of the Revolving Commitments then being reduced).

          (b)    Agency Fees.    The Company shall pay to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the letter agreement between the Company and Administrative Agent.

        3.3    Computation of Interest and Fees.    Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Interest on all Loans denominated in Sterling shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of the Company, deliver to the Company a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement. Each change in the Applicable Base Rate Margin or Applicable Eurocurrency Margin as a result of a change in the Company's Most Recent Leverage Ratio shall become effective on the date upon which such change in such ratio occurs.

        3.4    Interest Periods.    At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans, the Company shall elect, by giving Administrative Agent written notice, the interest period (each an "Interest Period") which Interest Period shall, at the option of the Company, be one, two, three or six months, provided that:

          (a)   all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

          (b)   the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

          (c)   if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (d)   if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (e)   no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; provided that Alternative Currency Loans shall continue with Interest Periods of thirty days if any Unmatured Event of Default or Event of Default is then in existence; and

          (f)    no Interest Period shall extend beyond the Revolver Termination Date.

        3.5    Compensation for Funding Losses.    Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans) which such Lender may sustain as a result of:

          (a)   for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn);

          (b)   any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;

          (c)   any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by such Borrower; or

          (d)   (i) any other failure by such Borrower to repay its Eurocurrency Loans when required by the terms of this Agreement or (ii) an election made by Borrower pursuant to Section 3.7. A written notice as to additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

        3.6    Increased Costs, Illegality, Etc.

          (a)    Generally.    Except as otherwise provided in Section 4.7, in the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

            (i)    on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

            (ii)   at any time, that any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency Loan because of (x) any Change in Law since the date of this Agreement such as, for example, but not limited to: (A) the imposition of any tax of any kind with respect to this Agreement or any Eurodollar Loan or a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for a changes to they extent relating to Excluded Taxes) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender's cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

            (iii)  at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

  then, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law.

          (b)    Eurocurrency Loans.    At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), Borrower may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Borrower was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days' written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one

  Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

          (c)    Capital Requirements.    If any Lender determines that any Change in Law concerning capital adequacy by any Governmental Authority, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Revolving Commitments hereunder or its obligations hereunder, then Borrowers shall pay to such Lender, within ten days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.

          (d)    Certificates for Reimbursement.    Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Borrowers and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 270th day before the giving of such notice) shall not release or diminish any of Borrowers' obligations to pay additional amounts pursuant to this Section 3.6. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender's commitments, loans or obligations in general and are not specifically attributable to the Revolving Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Revolving Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

        3.7    Mitigation Obligations; Replacement of Affected Lenders.

          (a)    Change of Lending Office.    Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) or Section 4.7(b) or (c) will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment. Nothing in this Section 3.7(a) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided for herein.

          (b)    Replacement of Lenders.    If (x) any Revolving Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans or fund Unpaid Drawings, (y) any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(b) or (c) materially in excess of those to the other Lenders or (z) as provided in Section 12.1(b) a Lender refuses to consent to certain proposed amendment, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, Borrower shall have the right to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Revolving Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent), (ii) the Company shall have paid to Administrative Agent the assignment fee specified in Section 12.8, and (iii) all obligations of Borrower owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i), (ii) and (iii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each Borrower, the Replacement Lender shall become a Lender hereunder and, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS;
PAYMENTS AND PREPAYMENTS

        4.1    Voluntary Reduction of Commitments.    Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each Lender), Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Revolving Commitments or the Swing Line Commitment, as the case may be, in part or in whole; provided that (x) any such voluntary termination of the Revolving Commitments shall apply to proportionately and permanently reduce the Revolving Commitment of each Revolving Lender, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $5,000,000 and integral multiples of $5,000,000 in excess of that amount and (z) any such voluntary termination of the Revolving Commitments shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 such that the total of the Revolving Commitments shall not be reduced below the aggregate principal amount of outstanding Revolving Loans plus the aggregate LC Obligations and the Swing Line Commitment. The Swing Line Commitment shall not be reduced below the aggregate principal amount of Swing Line Loans.

        4.2    Mandatory Prepayments and Reductions of Commitments.

          (a)    Upon Overadvance.    Borrower shall prepay the outstanding principal amount of the Loans under the Revolving Facility on any date on which the aggregate outstanding principal amount of such Loans, together with the aggregate LC Obligations in the case of the Revolving Facility (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Revolving Commitments for the Revolving Facility, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate LC Obligations exceeds the Revolving Commitments then in effect, Borrower shall cash collateralize LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, Cash with Administrative Agent in an amount equal to the difference between such LC Obligations and the Revolving Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the Revolving Lenders a cash collateral account (the "Collateral Account") into which it shall deposit such Cash to hold as collateral security for the LC Obligations.

          (b)    Upon Asset Disposition.    On the first Business Day after the date of receipt thereof by any Borrower and/or any of their Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 8.3 or Section 8.6 (a)-(i)), (a) an amount equal to 100% of the Net Sale Proceeds from such Asset Disposition shall be applied as a mandatory repayment of principal of the Loans, in the order set forth in Section 4.5, and (b) the Revolving Commitments shall be reduced by an amount equal to 100% of the Net Sale Proceeds from such Asset Disposition, provided, that with respect to no more than $10,000,000 of such Net Sale Proceeds arising from any single or series of related Asset Dispositions but in no event more than $40,000,000 in the aggregate of such Net Sale Proceeds since the Initial Borrowing Date, the Net Sale Proceeds therefrom shall not be required to be so applied (and no commitment reduction shall be required) on such date to the extent that no Event of Default or Unmatured Event of Default then exists and the Company delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be (1) used to purchase assets used or to be used in the businesses referred to in Section 8.10 within 180 days following (or, with respect to an Asset Disposition involving any of the properties listed on Schedule 4.2(b), used to purchase assets prior to and in anticipation of such Asset Disposition) the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended); and (2) pending such purchase, used to voluntarily prepay outstanding Loans to the extent outstanding on the date of receipt of such Net Sale Proceeds (creating a corresponding Asset Disposition/Recovery Event Reserve), provided, further, that (i) if all or any portion of such Net Sale Proceeds not so applied are not so used (or contractually committed to be used) within such 180 day period, the Revolving Commitments shall be reduced by an amount equal to such remaining portion and, to the extent not previously used to voluntarily prepay Loans pursuant to clause (2), shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.2(b) and (ii) if all or any portion of such Net Sale Proceeds are not required to be applied on the 180th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then the Revolving Commitments shall be reduced by an amount equal to such remaining portion and, to the extent not previously used to voluntarily prepay Loans pursuant to clause (2), shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans (and corresponding commitment reduction) as provided in this Section 4.2(b).

          (c)    With Proceeds of Capital Stock.    On the first Business Day after receipt thereof by the Company and/or any of its Subsidiaries, an amount equal to 100% of the Net Offering Proceeds of the sale or issuance of Capital Stock of (or cash capital contributions to) the Company or any of its Subsidiaries (other than equity contributions to or common equity purchases from any Subsidiaries of the Company made by the Company or any of its Subsidiaries), shall be applied as a mandatory repayment of principal of the Loans in the order set forth in Section 4.5) and the Revolving Commitments shall be reduced by a like amount.

          (d)    With Proceeds of Indebtedness.    On the Business Day of receipt thereof by the Company or any of its Subsidiaries, an amount equal to 100% of the Net Offering Proceeds of any

  Indebtedness other than Indebtedness permitted under Sections 8.2(a) through (i)and (k) hereof shall be applied as a mandatory prepayment of the Loans in the order set forth in Section 4.5 and the Revolving Commitments shall be reduced by a like amount.

          (e)    Upon Recovery Event.    Within ten (10) days following each date on which the Company or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment of principal of the Loans in the order set forth in Section 4.5; provided that (1) so long as no Event of Default or Unmatured Event of Default then exists, if the net proceeds from any Recovery Event are less than $500,000, then no prepayment shall be required pursuant to this Section 4.2(e), and (2) so long as no Event of Default or Unmatured Event of Default then exists, with respect to any single or series of related Recovery Events the net proceeds therefrom which are equal to or greater than $500,000 but less than $20,000,000, such proceeds shall not be required to be so applied on such date to the extent that (x) the Company has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace purchase assets used or to be used in the businesses referred to in Section 8.10 or to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) pending such purchase, such proceeds are used to voluntarily prepay outstanding loans to the extent outstanding on the date of receipt of such proceeds of such Recovery Event (creating a corresponding Asset Disposition/Recovery Event Reserve), provided, further, that

            (i)    if the amount of such proceeds from any single or series of related Recovery Events exceeds $500,000, then the entire amount and not just the portion in excess of $500,000 shall be applied as a mandatory repayment of Loans to the extent provided in this Section 4.2(e),

            (ii)   if all or any portion of such proceeds not required to be applied to the repayment of Loans pursuant to the first proviso of this Section 4.2(e) are not so used (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, the Revolving Commitments shall be reduced by an amount equal to such remaining portion and, to the extent not previously used to voluntarily prepay Loans pursuant to clause (y) above, shall be applied on the last day of such period as a mandatory repayment of principal of the Loans as provided in this Section 4.2(e); and

            (iii)  if all or any portion of such proceeds are not required to be applied on the 365th day referred to in clause (ii) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then the Revolving Commitments shall be reduced by an amount equal to such remaining portion and, to the extent not previously used to voluntarily prepay Loans pursuant to clause (y) above, shall be applied on the date of such termination or expiration as a mandatory repayment of principal of the Loans as provided in this Section 4.2(e).

        4.3    Voluntary Prepayments.    The Company shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions. Borrower shall give Administrative Agent irrevocable written notice at its Notice Office (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Revolving Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by Borrower to Administrative Agent by 12:00 noon (New York City time) at least three Business Days prior in the case of Eurocurrency Loans and at least one Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Administrative Agent to each of the applicable Lenders;

          (a)   each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $500,000, € 500,000 or £ 250,000, as applicable and each partial prepayment of a Swing Line Loan shall be in an aggregate principal amount of at least $250,000; provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

          (b)   Eurocurrency Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

          (c)   each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Revolver Pro Rata Share of all Loans then outstanding;

The notice provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

        4.4    Clean-Down Period.    Borrowers shall reduce outstanding Revolving Loans to no greater than the Dollar Equivalent of $20,000,000 (which amount shall exclude outstanding LC Obligations) for 20 consecutive days within each rolling three hundred sixty-five day period.

        Revolving Loans prepaid pursuant to this Section 4.4 may be subject to reborrowing prior to the Revolving Termination Date.

        4.5    Application of Prepayments.    Except as expressly provided in this Agreement, all prepayments of principal made by any Borrower pursuant to Section 4.2 shall be applied (i) first to the payment of the then outstanding balance of the Revolving Loans and then to the cash collateralization of LC Obligations and to the payment of the then outstanding balance of Swing Line Loans; (ii) within the Revolving Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans; and (iii) with respect to Eurocurrency Loans, in such order as the Company shall request (and in the absence of such request, as Administrative Agent shall determine). If any prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans. All mandatory prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

        4.6    Method and Place of Payment.

          (a)   Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in immediately available funds in Dollars or the relevant Alternative Currency and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by the Company to Administrative Agent to make a payment from the funds in the Company's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.

  Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (New York City time) on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (New York City time) on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

          (b)   Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

          (c)   Unless Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Facing Agent hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Facing Agent, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Facing Agent, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Facing Agent, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent's cost or funds for amounts in any Alternative Currency) for the first three days and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%.

        4.7    Net Payments.

          (a)   All payments made by Borrower hereunder or under any Loan Document shall be made without setoff, counterclaim, or other defense. All payments hereunder and under any Loan Document (including, without limitation, any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any tax, duty, levy, impost, deduction, charge, withholding, or assessment now or hereinafter imposed by any Governmental Authority.

          (b)   If the Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 4.7(b)) the amount paid to the Lender or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 4.7(b). To the extent Borrower withholds any taxes, duties, levies, imposts, deductions, charges, withholdings, or assessments on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant Governmental Authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

          (c)   If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 4.7(c). A certificate prepared in good faith as to the amount of such payment by Lender or Administrative Agent, showing calculations thereof in reasonable detail, shall, absent manifest error, be final, conclusive, and binding on all parties.

          (d)   (i) To the extent permitted by applicable law, each Lender that is a Non-U.S. Participant shall deliver to Borrower and Administrative Agent on or prior to the Initial Borrowing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender's entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made under this Agreement or any Note. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Section 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate substantially in the form of Exhibit 4.7(d)(i) (any such certificate, a "Section 4.7(d)(i) Certificate"). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Initial Borrowing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Section 4.7(d)(i) Certificate, to confirm or establish the entitlement to such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made under this Agreement or any Note.

          (ii)   Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying to such Lender or Administrative Agent is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 4.7(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender or Administrative Agent shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender's exemption from United States backup withholding tax.

ARTICLE V

CONDITIONS OF CREDIT

        5.1    Conditions Precedent to the Initial Borrowing.    The obligation of the Lenders to make the Initial Loans and the obligation of the Facing Agent to issue and the Lenders to participate in Letters of Credit under this Agreement shall be subject to the fulfillment, at or prior to the Initial Borrowing Date, of each of the following conditions:

          (a)    Principal Loan Documents.

            (i)    Credit Agreement and Notes.    Each Borrower shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements delivered pursuant hereto), and each applicable Borrower shall have duly executed and delivered to Administrative Agent such Notes payable to the order of each applicable Lender in the amount of their respective Revolving Commitments as shall have been requested by such Lenders, all of which shall be in full force and effect;

            (ii)    Domestic Subsidiary Guaranty.    Each Domestic Subsidiary shall have duly authorized, executed and delivered a Domestic Subsidiary Guaranty in the form of Exhibit 5.1(b) (as modified, supplemented or amended from time to time, the "Subsidiary Guaranty");

            (iii)    Foreign Guarantee Agreements.    Each Foreign Guarantee Subsidiary shall have duly authorized, executed and delivered its respective Foreign Guarantee Agreement;

            (iv)    Domestic Security Documents.    (A) The Company and each Domestic Subsidiary shall have duly authorized, executed and delivered a Domestic Security Agreement in the form of Exhibit 5.1(c)(i) (as modified, supplemented or amended from time to time, the "Domestic Security Agreement") and (B) the Company and each Domestic Subsidiary shall have duly authorized, executed and delivered a Domestic Pledge Agreement in the form of Exhibit 5.1(c)(ii) (as modified, supplemented or amended from time to time, the "Domestic Pledge Agreement") and shall have delivered to Collateral Agent all the Pledged Securities referred to therein then owned, if any, by such Credit Parties, (y) endorsed in blank in the case of promissory notes constituting Pledged Securities referred to therein then owned, if any, by such Credit Parties, and (z) together with executed and undated stock powers, in the case of capital stock constituting Pledged Securities and the other documents and instruments required to be delivered under the Domestic Pledge Agreement;

            (v)    Foreign Pledges.    The Company and each applicable Foreign Security Subsidiary shall have authorized, executed and delivered all documents and taken all actions necessary or appropriate to grant in favor of the Collateral Agent a first priority pledge of and security interest in all of the Capital Stock of each Foreign Pledge Subsidiary identified on Schedule 5.1(a)(v) hereto under the laws of the jurisdiction of organization of such Foreign Pledge Subsidiary (including, without limitation, the delivery of all certificates, agreements or instruments representing the equity interest of each such Foreign Pledge Subsidiary, accompanied by instruments of assignment or transfer endorsed in blank to the extent required or permitted under the jurisdiction of organization of the applicable issuer of such equity interests and the payment of all fees in connection therewith) and (ii) the Administrative Agent shall have received, a favorable written opinion of foreign counsel in the jurisdictions of organization of each such Foreign Pledge Subsidiary as shall be reasonably acceptable to the Collateral Agent, addressed to the Administrative Agent and the Lenders and covering such matters relating to the Foreign Security Documents and the Loan Documents as the Administrative Agent shall reasonably request;

            (vi)    Foreign Security Documents.    The Collateral Agent shall have received counterparts of each Foreign Security Document identified on Schedule 5.1(a)(v), signed on behalf of the relevant Foreign Security Subsidiary, in each case, together with the following:

              (A)  if required by such Foreign Security Document, certificates representing all certificated Pledged Securities, together with executed and undated stock powers and/or assignments in blank;

              (B)  if required by such Foreign Security Document, certificates of insurance;

              (C)  if required by such Foreign Security Document, appropriate financing statements or comparable documents of, and executed by, the appropriate entities in proper form for filing under the provisions of the applicable or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant to the Collateral Agent a perfected first priority Lien on such Collateral or its equivalent under foreign local laws, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

              (D)  if required by such Foreign Security Document, judgment and tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements or comparable documents which name any applicable Credit Party as debtor and which are filed in those jurisdictions in which any of such Collateral is located and the jurisdictions in which any applicable Credit Party's principal place of business is located, together with copies of such existing financing statements, none of which shall encumber such Collateral covered or intended or purported to be covered by such Foreign Security Document other than Permitted Liens;

              (E)  if required by such Foreign Security Document, evidence of the completion of all notarizations, recordings and filings of each such Foreign Security Document, and delivery and recordation, if necessary, of such other security and other documents, as may be reasonably necessary or desirable to perfect the Liens created, or purported or intended to be created, by such Foreign Security Document; and

              (F)  evidence that all other actions reasonably necessary or desirable to perfect the security interest created by the Foreign Security Documents have been taken.

            (vii)    Intercreditor Agreement.    Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement in the form of Exhibit 5.1(a)(vii).

            (viii)    Holding Company Agreement.    Administrative Agent shall have received a duly executed copy of the Holding Company Agreement in the form of Exhibit 5.1(a)(viii).

            (ix)    Perfection Certificates.    The Company and each Domestic Subsidiary shall have delivered a completed Perfection Certificate (the "Perfection Certificates") in the form attached as Exhibit 5.1(a)(ix) dated the Effective Date and signed by an executive officer of such Person.

            (x)    Post-Closing Agreement.    The Administrative Agent shall have received a post-closing agreement executed by the Company and in form and substance satisfactory to the Administrative Agent.

          (b)    Perfection on Personal Property Collateral.    Administrative Agent shall have received:

            (i)    proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed (where applicable) for filing under the UCC or other appropriate filing offices of the jurisdiction of organization of the Company and each Domestic Subsidiary and each other jurisdiction as may be reasonably necessary or, in the opinion of Administrative Agent, reasonably desirable to perfect the security interests purported to be created by the Security Documents;

            (ii)   certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements or similar notices that name the Company or any Domestic Subsidiary (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor (whether filed in the jurisdiction referred to in clause (i) or elsewhere), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which Administrative Agent shall have received written authorization from the secured party to file termination statements (Form UCC-3 or such other termination statements as shall be required by local law), such termination statements fully executed for filing where necessary);

            (iii)  evidence of the completion of or arrangements of all other recordings and filings of, or with respect to, the Security Documents with all Governmental Authorities and all other actions as may be reasonably necessary or, in the opinion of Administrative Agent, reasonably desirable to perfect the security interests intended to be created by the Security Documents; and

            (iv)  evidence that all other actions reasonably necessary, or in the reasonable opinion of Administrative Agent, desirable to perfect the security interests purported to be taken by the Domestic Security Documents have been taken or provided for.

          (c)    Real Property Documents.    Administrative Agent shall have received:

            (i)    fully executed counterparts of deeds of trusts, mortgages and similar documents in each case in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders (each a "Mortgage" and collectively, the "Mortgages"), which Mortgages shall cover such of the real property owned by the Company and each Credit Party in the United States as shall be listed in Schedule 5.1(c)(i) (each a "Mortgaged Property" and collectively, the "Mortgaged Properties"), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or desirable, in the reasonable judgment of Administrative Agent, to create a valid and enforceable first priority lien on each Mortgaged Property (subject only to Permitted Liens) in favor of Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders on the Initial Borrowing Date;

            (ii)   mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by a title insurance company reasonably satisfactory to Administrative Agent (the "Mortgage Policies") in amounts reasonably satisfactory to Administrative Agent and the Required Lenders assuring Administrative Agent that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Liens, and the Mortgage Policies shall be in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders and shall include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that Administrative Agent or the Required Lenders in their reasonable discretion may request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as Administrative Agent or the Required Lenders in their discretion may request;

            (iii)  a survey, in form and substance reasonably satisfactory to Administrative Agent, of each Mortgaged Property listed on Schedule 5.1(c)(i), dated a date acceptable to Administrative Agent, certified by a licensed professional surveyor in a manner satisfactory to Administrative Agent; and

            (iv)  each applicable Foreign Security Subsidiary shall execute and deliver a Mortgage encumbering each Real Property identified on Schedule 5.1(c)(iv) hereto, in form for recording in the recording office of each political subdivision where each Real Property is situated, together with such certificates, notarizations, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such financing statements or other instruments as are contemplated by the local or foreign counsel opinions in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a first priority Lien (or its equivalent under foreign local law) on such Mortgaged Property (subject only to Permitted Liens) in favor of Collateral Agent, together with (i) an opinion of local counsel and (ii) each other item and/or documentation reasonably required to be delivered with respect to each Mortgaged Property pursuant to Section 5.1(c).

          (d)    Opinions of Counsel.    Administrative Agent shall have received from (i) Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel to the Borrower and the Domestic Subsidiaries, an opinion addressed to Administrative Agent and each of the Lenders and dated the Initial Borrowing Date, which shall be in form and substance reasonably satisfactory to Administrative Agent or the Required Lenders and which shall cover the matters set forth in Exhibit 5.1(d) and such other matters incident to the transactions contemplated herein as Administrative Agent or the Required Lenders may reasonably request, (ii) opinions of local counsel (both foreign and domestic) dated the Initial Borrowing Date, each of which shall be in form and substance satisfactory to Administrative Agent and the Required Lenders, which opinions shall cover such matters incident to the transactions contemplated herein and in the other Loans Documents as Administrative Agent or the Required Lenders may reasonably request (including, without limitation, with respect to the enforceability by the Company of the indemnity granted to Vantico Holdings by CIBA) and (iii) confirmation from each counsel delivering a legal opinion in connection with the Transaction (other than local counsel retained in connection with the issuance of the Second Priority Notes) that Administrative Agent, and the Lenders, as applicable, are entitled to rely upon their respective opinions delivered pursuant to the Transaction;

          (e)    Corporate Documents and Financial Matters.

            (i)    Officer's Certificate.    Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of the Company, dated the date of this Agreement and in the form of Exhibit 5.1(e)(i) hereto, stating that the representations and warranties set forth in Article VI hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Section 5.1 hereof have been fully satisfied (except that no opinion need be expressed as to the Administrative Agent's or Required Lenders' satisfaction with any document, instrument or other matter);

            (ii)    Secretary's Certificate.    On the Initial Borrowing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit 5.1(e)(ii) with appropriate insertions, as to the incumbency and signature of the officers of each such Credit Party executing any Document (in form and substance reasonably satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary, and certifying as true and correct, copies of all Organizational Documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each Organizational Document) shall be reasonably satisfactory to Administrative Agent or the Required Lenders;

            (iii)    Good Standing.    Where customary in such jurisdiction, a good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction;

            (iv)    Shareholder Agreements; Management Agreements; Tax Sharing Agreements; Affiliate Contracts.    On the Effective Date, there shall have been delivered to Administrative Agent true and correct copies, certified as true and complete by an appropriate officer of Borrower, of:

              (A)  all agreements entered into by any Holdco Party (as defined in the Holding Company Agreement) or any Borrower governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to Holdings or Borrower with respect to their capital stock (collectively, the "Shareholder Agreements");

              (B)  the Management Services Agreement and any similar agreements with respect to the management of any Credit Party (collectively, the "Management Agreements");

              (C)  all agreements evidencing or relating to material Indebtedness to remain outstanding of any Credit Party, including, without limitation, the indenture governing the terms of the Group Notes, as amended through the Initial Borrowing Date (collectively, the "Debt Agreements");

              (D)  all tax sharing, disaffiliation tax allocation and other similar agreements entered into by any Credit Party (collectively, the "Tax Sharing Agreements");

              (E)  all material affiliate contracts between the Company, Vantico Group, Vantico Holdings, Vantico International and their Subsidiaries and each of (i) Huntsman LLC and its Affiliates and (ii) Huntsman International LLC and its Affiliates (collectively, the "Material Affiliate Contracts");

    all of which Shareholder Agreements, Management Agreements, Tax Sharing Agreements and Material Affiliate Contracts shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders; and shall be in full force and effect on the Initial Borrowing Date, except such agreements previously identified to Administrative Agent and the Required Lenders which will be terminated in connection with the consummation of this transaction;

            (v)    Insurance; Other Analyses.    On the Initial Borrowing Date, Administrative Agent shall have received:

              (A)  environmental assessments from RPS Consultants Limited, the results of which shall be in form and substance reasonably satisfactory to the Administrative Agents and the Required Lenders; and

              (B)  evidence of insurance complying with the requirements of Section 7.8 for the business and properties of the Company, in scope, form and substance reasonably satisfactory to Administrative Agent and the Required Lenders and naming the Collateral Agent as an additional insured, mortgagee and/or loss payee, and stating that such insurance shall not be cancelled or revised without 30 days' prior written notice by the insurer to the Administrative Agent.

              (C)  Administrative Agent shall be reasonably satisfied that each element of the whitewash procedures with respect to Vantico Limited (UK) have been completed.

            (vi)    Financial Statements; Projections.    Administrative Agent and each Lender shall have received (i) audited consolidated balance sheets as of and for the years ended December 31, 2001 and December 31, 2002 and related statements of income, stockholders' equity and cash flows as of and for the years ended December 31, 2001 and December 31, 2002 of the Company and its Subsidiaries, (ii) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as of and for the three months ended March 31, 2002 and March 31, 2003 (with respect to which the independent auditors shall have performed an SAS 71 review), (iii) pro forma consolidated balance sheet and related statements of income for the Company and its Subsidiaries consistent with the requirements of SEC Regulation S-X, as well as pro forma levels of EBITDA (in accordance with SEC Regulations S-X and G) and other operating data, for 2002 and the twelve month period ended March 31, 2003, in each case after giving effect to the Transaction and (iv) final projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows) of the Company and its Subsidiaries for the five-year period after the Effective Date, and all such statements, projections and pro forma financial statements, (including, with respect to the projections, the reasonableness of any assumptions made therein), shall be reasonably satisfactory to the Required Lenders.

            (vii)    Available Cash Balances.    On the Effective Date, the Company and its Subsidiaries shall have readily available Cash (exclusive of trapped cash) of not less than the sum of $8,000,000 plus an amount equal to 101% of the Dollar Equivalent of the outstanding principal amount of the Untendered Group Notes; and

            (viii)    Existing Indebtedness.    On the Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the Company shall not have any Indebtedness outstanding except for the Loans, the Second Priority Notes, the Untendered Group Notes and the Indebtedness to Remain Outstanding. The aggregate principal amount of the Indebtedness to Remain Outstanding shall not exceed $6,000,000 plus the amount of such Indebtedness secured by Letters of Credit and the Indebtedness to Remain Outstanding shall not be incurred in connection with, or in contemplation of, the Transaction and the terms and conditions of the Indebtedness to remain outstanding shall be reasonably satisfactory to Administrative Agent and the Required Lenders.

          (f)    Transaction Documents, Etc.

            (i)    Tax and Accounting Aspects of Transactions/Capital Structure.    Administrative Agent and the Required Lenders shall be reasonably satisfied with all tax and accounting matters relating to the Transactions. On the Initial Borrowing Date, the ownership and capital structure (including without limitation, the terms of any capital stock, options, warrants or other securities issued by the Company or any of its Subsidiaries) and management of the Company and its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders;

            (ii)    Exchange Offer.    (a) The Exchange Offer shall have been completed on terms and conditions satisfactory to the Administrative Agent and the Lenders and the Exchange Offer

    shall have been accepted by at least 98% of the holders of Group Notes (or such other percentage as is reasonably satisfactory to the Administrative Agent and the Lenders); or (b) there will be an administration sale upon terms reasonably satisfactory to the Administrative Agent and the Lenders.

            (iii)    Equity Contribution.    The Company shall have received gross cash proceeds of not less than CHF 150,000,000 pursuant to the Equity Contribution pursuant to the terms of the Equity Contribution Documents.

            (iv)    Additional Equity Contribution.    MatlinPatterson Global Opportunities Partners and SISU Capital Limited shall have advanced or caused to be advanced to the Company an amount not less than CHF 50,000,000, all of which advances shall have been converted to common equity of the Company on the Effective Date.

            (v)    Second Priority Notes.    The Company shall have issued Second Priority Notes pursuant to the terms of the Second Priority Notes Documents in an aggregate initial principal amount of $350,000,000.

            (vi)    Restructuring.    The Company, Vantico Group, Vantico International, Vantico Holdings and/or their subsidiaries, as appropriate, shall have consummated the Restructuring pursuant to the Restructuring Documents on terms and in form and substance (including, without limitation, with respect to arrangements with respect to any financial liabilities of Vantico Group that are not discharged in full) reasonably satisfactory to the Administrative Agent and the Lenders. The Restructuring Documents shall not have been amended without the consent of the Administrative Agent and the Lenders, which consent shall not be unreasonably withheld or delayed.

            (vii)    Consummation of Transactions, Etc.    The structure and all material terms of, and the documentation for, each component of the Transactions shall be reasonably satisfactory to the Administrative Agent and each of the Lenders. The transactions contemplated by the Transaction Documents shall have been consummated without the waiver, except as disclosed on Schedule 5.1(f) hereto, of any conditions precedent thereto required to be performed on or prior to the consummation of the transactions contemplated thereby which are for the benefit of Borrower and the waiver of which, in the reasonable judgment of Administrative Agent, could be expected to have a Material Adverse Effect, and Administrative Agent shall have received such evidence of the consummation of such transactions as Administrative Agent may reasonably request; all representations and warranties of Borrower and the other parties thereto contained in the Transaction Documents shall be true and correct; and all notifications, consents and approvals required pursuant to the Transaction Documents shall have been given or obtained, as the case may be;

            (viii)    Fees and Expenses; No Outstanding Revolving Loans.    None of (i) Huntsman LLC or Huntsman International LLC or any of their Affiliates or (ii) GOF or any of its Affiliates shall have received any success, transaction or similar fees in connection with the consummation of any portion of the Transactions (it being understood that the Company will reimburse out-of-pocket expenses of each of the foregoing Persons and their advisors incurred in connection with the Transactions). On the Initial Borrowing Date, after giving effect to the Transactions, the Company shall not have incurred any Revolving Loans on the Effective Date;

            (ix)    Termination of Existing Credit Agreement.    On or prior to the Effective Date, the total commitments under each of the Existing Credit Agreement and the Group Notes (other than Untendered Group Notes) shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder shall have been terminated or shall have become Letters of Credit hereunder in accordance with Section 2.9(j) and all other amounts owing pursuant to the such agreements shall have been repaid in full and the such agreements shall have been terminated on terms and conditions reasonably satisfactory to Administrative Agent and the Required Lenders and be of no further force or effect and the creditors there under shall have terminated and released all security interests and Liens on the assets owned by the Company and its Subsidiaries in a manner satisfactory to the Administrative Agent;

            (x)    Approvals.    All necessary governmental (domestic and foreign) and third party approvals in connection with the Transactions and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the Transactions or the other transactions contemplated by the Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of the Transaction, the transactions contemplated by the Documents or the making of the Loans or the issuance of Letters of Credit;

            (xi)    Litigation.    No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of the Company, threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transactions), or with respect to the obligations being refinanced in connection with the consummation of the Transactions or which Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect;

          (g)    Other Closing Conditions.

            (i)    No Material Adverse Change.    (i) Nothing shall have occurred since December 31, 2002 which the Administrative Agent or the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Administrative Agent or the Lenders, or on the ability of the Credit Parties to perform their obligations to the Lenders or which could have a material adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of Holdings and its subsidiaries after giving effect to the Transaction; (ii) trading in securities generally on the New York or American or London Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (iii) a banking moratorium shall not have been declared by New York or United States authorities; and (iv) there shall not have been (A) an outbreak or escalation of hostilities between the United States or any member of the European Union and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any member of the European Union or any other national or international calamity or emergency.

            (ii)    Fees.    The Company shall have paid to Administrative Agent and the Lenders all reasonable costs, fees and expenses (including, without limitation, legal fees and expenses of Winston & Strawn and the reasonable costs, fees and expenses referred to in Section 12.4) payable to Administrative Agent and the Lenders to the extent then due;

            (iii)    Other Matters.    All corporate and other proceedings taken in connection with the Transactions at or prior to the date of this Agreement, and all documents incident thereto will be reasonably satisfactory in form and substance to Administrative Agent; and the Lenders shall have received such other instruments and documents as Administrative Agent shall reasonably request in connection with the execution of this Agreement, and all such instruments and documents shall be reasonably satisfactory in form and substance to Administrative Agent.

        5.2    Conditions Precedent to All Credit Events.    The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit hereunder in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct as of such specified date.

          (b)    No Default.    No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Credit Event.

          (c)    Notice of Borrowing; Letter of Credit Request.

            (i)    Prior to the making of each Loan, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

            (ii)   Prior to the issuance of each Letter of Credit, Administrative Agent and the respective Facing Agent shall have received a Letter of Credit Request meeting the requirements of Section 2.9(b).

          (d)    Adverse Change.    At the time of each such Credit Event and after giving effect thereto, nothing shall have occurred (and the Lender shall not have become aware of any facts or conditions previously unknown) which has, or is reasonably likely to have, a Material Adverse Effect.

          (e)    No Excess Cash.    At the time of each such Borrowing of Loans and after giving effect thereto (including the application of proceeds therefrom), the sum of (i) all Cash, Cash Equivalents and Foreign Cash Equivalents held by the Company and its Domestic Subsidiaries plus (ii) the aggregate Net Unrestricted Cash held by the Company's Foreign Subsidiaries, does not exceed the Dollar Equivalent of $25,000,000.

          (f)    Other Information.    Administrative Agent shall have received such other instruments, documents, reports and opinions as it may reasonably request in connection with such Credit Event, and all such instruments, documents and reports shall be reasonably satisfactory in form and substance to Administrative Agent.

        The acceptance of the benefits of each such Credit Event by any Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a), (b), (c) and (d) of this Section 5.2 (except that no opinion need be expressed as to the Administrative Agent's or Required Lenders' satisfaction with any document, instrument or other matter).

        Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Initial Borrowing Date, such Lender approves of and consents to each of the matters set forth in Section 5.1 and Section 5.2 which must be approved by, or which must be satisfactory to, the Administrative Agent or the Required Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or the Company shall have delivered a copy of such agreement or document to such Lender on or prior to the Initial Borrowing Date if requested.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of the Company and each Borrower makes the following representations, warranties and agreements as of the Initial Borrowing Date (both before and after giving effect to the consummation of the Transaction) and as of the date of each subsequent Credit Event, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Article VI are true and correct on and as of the Initial Borrowing Date and on and as of the date of each of such Credit Event, provided that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct on the date of each Credit Event but only as of such specified date:

        6.1    Corporate Status.    Each Credit Party (i) is a duly organized and validly existing organization in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (ii) has the organizational power and authority to own its material property and assets and to transact the business in which it is engaged and presently proposed to engage in and (iii) is duly qualified and is authorized to do business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (iii) for such failure to be so qualified which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        6.2    Corporate Power and Authority.    Each Credit Party has the corporate or limited liability company, as the case may be, power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder and has taken all necessary organizational action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        6.3    No Violation.    The execution and delivery by each Credit Party of the Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), and performance of such Credit Party's obligations thereunder do not (i) contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) conflict with or result in any breach of or constitute a tortuous interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject, (iii) violate any provision of any Organizational Document of any Credit Party or (iv) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) except filings, consents or notices which have been made, obtained or given, respectively and except as set forth on Schedule 6.3.

        6.4    Governmental and Other Approvals.    Except for the recording of the Mortgages, filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office to record liens on intellectual property, and the filing of the UCC financing statements (or similar actions under foreign law) which shall be recorded and filed, respectively, on, or as soon as practicable after, the date hereof, and other filings necessary to create or perfect security interests in the Collateral, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Document or the performance of the obligations hereunder or (ii) the legality, validity, binding effect or enforceability of any such Document.

        6.5    Financial Statements; Financial Condition; Undisclosed Liabilities Projections; etc.

          (a)    Financial Statements.

            (i)    (A) The balance sheet of the Company at December 31, 2002 and March 31, 2003 and the related statements of income, cash flows and shareholders' equity of the Company for the Fiscal Year or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the December 31, 2002 statements, have been examined by Deloitte & Touche, independent certified public accountants, who delivered an opinion in respect thereto, and

              (B)  The financial statements of the Company, delivered pursuant to Section 5.1(e) fairly present in all material respects the financial condition and results of operation and cash flows of the Company as of such dates and for such periods. Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the December 31, 2002 statements, have been examined by independent certified public accountants, who delivered an opinion in respect thereto, and

            (ii)   the pro forma (after giving effect to the Transactions, the related financing thereof and the other transactions contemplated hereby and thereby) balance sheet of the Company attached hereto as Schedule 6.5(a) (the "Pro Forma Balance Sheet") presents fairly in all material respects the financial condition of Borrower at the date of such balance sheet and presents a good faith estimate of the pro forma financial condition of Borrower (after giving effect to the Transaction, the related financing thereof and the other transactions contemplated hereby and thereby) at the date thereof. The Pro Forma Balance Sheet has been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) subject to normal year-end adjustments.

          (b)    Solvency.    On and as of the Initial Borrowing Date, after giving effect to the Transactions and to all Indebtedness (including the Loans and Second Priority Notes) being incurred, and to be incurred (and the use of proceeds thereof), and Liens created, and to be created, by Borrowers in connection with the transactions contemplated hereby,

            (i)    the sum of the assets, at a fair valuation, of each Credit Party will exceed its debts;

            (ii)   no Credit Party has incurred, intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and

            (iii)  each Credit Party will have sufficient capital with which to conduct its business. For purposes of this Section 6.5(b) "debt" means any liability on a claim, and "claim" means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          (c)    No Undisclosed Liabilities.    Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 6.5(d) there were as of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby) no liabilities or obligations with respect to the Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Company and its Subsidiaries, taken as a whole. As of the Initial Borrowing Date (and after giving effect to the Transactions and the other transactions contemplated hereby), the Company does not know of any basis for the assertion against the Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements or the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 6.5(d) which, either individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

          (d)    Indebtedness.    Schedule 6.5(d) sets forth a true and complete list of all Indebtedness (other than the Loans and the Letters of Credit, the Untendered Group Notes and the Second Priority Notes) of the Company and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding on the Initial Borrowing Date after giving effect to the Transactions (the "Indebtedness to Remain Outstanding"), in each case showing the aggregate outstanding principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. No Indebtedness to Remain Outstanding has been incurred in connection with, or in contemplation of, the Transaction or the other transactions contemplated hereby. The Company has delivered or caused to be delivered to Administrative Agent a true and complete copy of the form of each instrument evidencing Indebtedness for money borrowed listed on Schedule 6.5(d) and of each material agreement or instrument pursuant to which such Indebtedness for money borrowed was issued.

          (e)    Projections.    On and as of the Initial Borrowing Date, the financial projections, attached hereto as Schedule 6.5(e) and previously delivered to Administrative Agent and the Lenders (the "Projections") and each of the budgets and projections delivered after the Effective Date pursuant to Section 7.2(e) are, at the time made have been prepared on a basis consistent with the financial statements referred to in Section 7.1(a) and (b) are at the time made based on good faith estimates and assumptions made by the management of Borrower, and there are no statements or conclusions in any of the Projections or such budgets and projections which, at the time made, are based upon or include information known to the Company to be misleading or which fail to take into account material information regarding the matters reported therein. On the Initial Borrowing Date, the Company believes that the Projections are reasonable and attainable, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

          (f)    No Material Adverse Change.    Since December 31, 2002, there has been no material adverse change in the financial condition of the Company and its Subsidiaries, taken as a whole.

        6.6    Litigation.    There are no actions, suits or proceedings pending or, to the best knowledge of the Company and its Subsidiaries, threatened (i) against any Credit Party with respect to any Document, (ii) with respect to any Indebtedness or Capital Stock of the Company or any of its Subsidiaries or (iii) that could reasonably be expected to have a Material Adverse Effect.

        6.7    True and Complete Disclosure.    All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender (including, without limitation, all information contained in the Documents) (other than the Projections as to which Section 6.5(e) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company has disclosed to the Lenders (a) all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and (b) all other matters known to any of them, that individually or in the aggregate with respect to (a) and (b) above, could reasonably be expected to result in a Material Adverse Effect.

        6.8    Use of Proceeds; Margin Regulations.

          (a)    Revolving Loan Proceeds.    All proceeds of the Revolving Loans incurred hereunder shall be used by Borrowers for ongoing working capital needs and general corporate purposes.

          (b)    Margin Regulations.    No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Board.

        6.9    Taxes.

          (a)    Tax Returns and Payments.    Each of the Company and each of its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Company and/or any of its Subsidiaries. The Returns accurately reflect all material liability for taxes of the Company and its Subsidiaries for the periods covered thereby. Each of the Company and each of its Subsidiaries has paid all taxes owed by it other than those contested in good faith and for which adequate reserves have been established in conformity with GAAP or their equivalent in the relevant jurisdiction of the taxing authority. As of the Initial Borrowing Date, except as disclosed to the Lenders in writing, there is no material action, suit, proceeding, investigation, audit, or claim pending or, to the knowledge of the Company, threatened by any authority regarding any taxes relating to the Company or any of its Subsidiaries. As of the Initial Borrowing Date, neither the Company nor any of its Subsidiaries has incurred any material tax liability in connection with the Transaction.

          (b)    Tax Examinations.    There are no tax examinations in progress with respect to any taxes or Returns of the Company or its Subsidiaries for which deficiencies have been asserted against the Company and its Subsidiaries that have not been fully paid or finally settled or are not being contested in good faith with adequate reserves having been established in conformity with GAAP in the relevant jurisdiction of the taxing authority for the taxes being contested. No issue has been raised in writing in any examination which, by application or similar principles, reasonably can be expected to result in an assertion of a material deficiency for any open taxable year which is not under examination that has not been accrued on the Company's and its Subsidiaries' audited financial statements for its most recently ended Fiscal Year in accordance with GAAP in the relevant jurisdiction of the taxing authority. Except as disclosed to the Lenders in writing, neither the Company nor any of its Subsidiaries has knowledge of any material income tax liability with respect to open taxable years in excess of amounts accrued for current taxes on such Person's financial statements for its most recently ended Fiscal Year.

        6.10    Compliance With ERISA; Foreign Pension Plans.    (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan has been operated and administered in a manner so as not to result in liability of any Credit Party for failure to comply with the applicable provisions of applicable law, including ERISA and the Code; no Termination Event has occurred with respect to a Plan; to the best knowledge of the Company, no Multiemployer Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; the Company and its Subsidiaries or any ERISA Affiliates have not incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan within the last fiscal year; using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the Company and its Subsidiaries and ERISA Affiliates would not have any liability to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the date of any Credit Event; no Lien imposed under the Code or ERISA on the assets of the Company or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; the Company and its Subsidiaries and ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan; and the Company and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to either of which could reasonably be expected to have a Material Adverse Effect.

        (b)   (i) Each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by the Company or any Subsidiary, (A) that is required by applicable law to be funded in a trust or other funding vehicle, such Foreign Pension Plan is in material compliance with applicable law regarding funding requirements except to the extent permitted under applicable law and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (iii) all material contributions required to have been made by the Company or any Subsidiary to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (iv) to the knowledge of the Company and its Subsidiaries, no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Company or any of its Subsidiaries could have any material liability.

        6.11    Security Documents.

          (a)    Security Agreement Collateral.    The provisions of the Domestic Security Agreement are effective to create in favor of Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Company and its Domestic Subsidiaries in the Collateral, and the Domestic Security Agreement, together with the filings of the UCC initial financing statements described therein creates a fully perfected first priority lien on, and security interest in, all right, title and interest of the Company and its Domestic Subsidiaries in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation in the United States Patent and Trademark Office of grants of security interest in the Company's and/or its Subsidiaries patents and trademarks made pursuant to the Domestic Security Agreement, together with filings made pursuant to the Domestic Security Agreement, will be effective, under applicable Federal and state law, to perfect the security interest granted to Administrative Agent in the trademarks and patents covered by the Domestic Security Agreement, and the filing of an assignment for security made pursuant to the Domestic Security Agreement, with the United States Copyright Office together with filings of UCC initial financing statements made pursuant to the Domestic Security Agreement, will be effective under applicable Federal and state law to perfect the security interest granted to Administrative Agent in the copyrights covered by the Domestic Security Agreement.

          (b)    Pledged Securities.

            (i)    In the case of the Pledged Securities to the extent represented by certificated securities (the "Certificated Pledged Stock") described in the Domestic Pledge Agreement, when stock certificates representing such Certificated Pledged Stock are delivered to Collateral Agent, and in the case of the other Collateral described in the Domestic Pledge Agreement, when financing statements and other filings specified on Schedule 6.11 in appropriate form are filed in the offices specified on Schedule 6.11(a) and the Company receives proceeds of the Loans on the Initial Borrowing Date, the Domestic Pledge Agreements shall constitute a fully perfected Lien (to the extent such Lien can be perfected by filing, recording, registration or, with respect to the Certificated Pledged Stock, possession) on, and security interest in, all right, title and interest of the Company or applicable Domestic Subsidiary in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Domestic Pledge Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Certificated Pledged Stock, Liens permitted by Section 8.1, and only to the extent that priority can be obtained by filing).

            (ii)   In the case of the Pledged Securities pledged pursuant to any Foreign Security Document, when stock certificates evidencing such Pledged Securities are delivered to Collateral Agent to the extent such delivery of certificates is required under Foreign Requirements of Law, any Foreign Requirements of Law have been complied with by the Collateral Agent, and all other conditions precedent to the effectiveness of such Foreign

    Security Document required therein are met, each Foreign Security Document shall, to the extent required by the Collateral Agent, constitute a fully perfected (to the extent such concept exists in the relevant jurisdiction) Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in such Pledged Securities and the proceeds thereof, as security for the obligations (purported to be secured by such Foreign Security Document), in each case prior and superior in right to any other Person except Liens permitted by Section 8.1.

          (c)    Real Estate Collateral.    The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Mortgaged Properties (including, without limitation, all fixtures and improvements relating to such Mortgaged Properties and affixed or added thereto on or after the Initial Borrowing Date in favor of Collateral Agent (or such other trustee as may be named therein)) for the benefit of the Secured Creditors, superior to and prior to the rights of all third Persons (except that the security interest created in the Mortgaged Properties may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Liens permitted under Section 8.1). Schedule 6.11(c) contains a true and complete list of each parcel of Real Property owned or leased by the Company and other Credit Parties on the date hereof, and the type of interest therein held by the Company or any such Credit Party. The Company and each applicable Credit Party has good and marketable title to all its Mortgaged Properties free and clear of all Liens except Permitted Liens.

          (d)    Foreign Security Documents.    Each Foreign Security Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in the collateral (purported to be pledged pursuant to such Foreign Security Document) having the priority set forth therein and, when the actions specified in Schedule 6.11(d) are taken, each Foreign Security Document shall constitute a fully perfected (to the extent such concept exists under applicable Foreign Requirements of Law) Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

        6.12    Documents.

          (a)    True and Accurate Copies; Consummation of Transaction.    The Company has heretofore delivered to Administrative Agent true, correct and complete copies of the Transaction Documents entered into in connection with the Transaction. The Company has, concurrently with the execution and delivery of this Agreement, consummated the transactions contemplated by the Transaction Documents pursuant thereto, and the Transaction Documents set forth the entire agreement among the parties thereto with respect to the subject matter thereof. Except as set forth on Schedule 5.1(f) hereto, no party to the Transaction Documents has waived the fulfillment of any condition precedent set forth therein to the consummation of the transactions contemplated thereby, no party is in default or has failed to perform any of its obligations thereunder or under any instrument or document executed and delivered in connection therewith.

          (b)    Representations and Warranties in Documents.    All representations and warranties set forth in the Transaction Documents were true and correct in all material respects at the time as of which such representations and warranties were made or deemed made and as of the Initial Borrowing Date.

        6.13    Ownership of Property.    The Company and each Subsidiary has good and marketable title to, or a subsisting leasehold interest in, all items of material real and personal property used in its operations, free and clear of all Liens, except Permitted Liens. Substantially all items of real and material personal property owned by, leased to or used by the Company and each Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as would not be reasonably expected to have a Material Adverse Effect. The items of real and personal property owned by, leased to or used by the Company and each Subsidiary constitute all of the assets used in the conduct of such Person's business as presently conducted, and neither this Agreement nor any other Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Company or any Subsidiary in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 6.13, to the knowledge of the Company, there are no actual, threatened or alleged defaults of a material nature with respect to any leases of real property under which the Company or any Subsidiary is lessee or lessor. The Company and its Domestic Subsidiaries have granted or will, promptly upon the Administrative Agent's request, grant mortgages to secure the Obligations on all parcels of real estate material to the operations of the Company and its Subsidiaries.

        6.14    Capitalization of the Company and Holdings.    On the Initial Borrowing Date after giving effect to the Transaction Documents, (i) Holdings will own at least 80% of the equity interests of the Company, (ii) HAM Investment shall own at least 80% of the equity interests of Holdings and (iii) Holdings and the Company have only one class of membership interests. All outstanding shares of capital stock of each of Holdings and the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 6.14, no authorized but unissued or treasury shares of Capital Stock of either Holdings or the Company are subject to any option, warrant, right to call or commitment of any kind or character. A complete and correct copy of each of the Organizational Documents of each of Holdings and the Company in effect on the date of this Agreement and the Initial Borrowing Date has been delivered to Administrative Agent. Neither Holdings nor the Company has any outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as set forth in the Organizational Documents of the Company). Neither Holdings nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any convertible securities, rights or options of the type described in the preceding sentence.

        6.15    Subsidiaries.

          (a)    Organization.    Schedule 6.15 hereto sets forth a true, complete and correct list as of the Initial Borrowing Date after giving effect to the Transaction Documents of each Subsidiary of the Company and indicates for each such Subsidiary (i) its jurisdiction of organization, state identification number, federal employer identification number (where applicable) or equivalent organizational number in its jurisdiction of organization and exact legal name as it appears on the certificate of incorporation or other state or applicable Governmental Authority issued Organizational Document and (ii) its ownership (by holder and percentage interest). The Company has no Subsidiaries except for Subsidiaries created in accordance with Section 8.15 and those Subsidiaries listed as such on Schedule 6.15 hereto.

          (b)    Capitalization.    All shares of Capital Stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned, free and clear of all Liens except for Permitted Liens. No authorized but unissued or treasury shares of capital stock of any Subsidiary of the Company are subject to any option, warrant, right to call or commitment of any kind or character. A complete and correct copy of each Organizational Document of each Domestic Subsidiary of the Company, each other Credit Party and each Foreign

  Pledge Subsidiary of the Company whose Capital Stock has been pledged in effect on the date of this Agreement has been delivered to Administrative Agent.

          (c)    Restrictions on or Relating to Subsidiaries.    There does not exist any encumbrance or restriction on the ability of:

            (i)    any Subsidiary of the Company to pay dividends or make any other distributions on its Capital Stock or to pay any Indebtedness owed to the Company or a Subsidiary of the Company;

            (ii)   any Subsidiary of the Company to make loans or advances to the Company or any of the Company's Subsidiaries; or

            (iii)  the Company or any of its Subsidiaries to transfer any of its properties or assets to the Company or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of (x) applicable law, (y) this Agreement or the other Loan Documents or (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary of the Company.

        6.16    Compliance With Law, Etc.    Neither the Company nor any of its Subsidiaries is in default under or in violation of any Requirement of Law or Contractual Obligation or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either individually or in the aggregate, would have a Material Adverse Effect.

        6.17    Investment Company Act.    Neither Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        6.18    Public Utility Holding Company Act.    Neither Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6.19    Environmental Matters.    Except as would not, in any one case or in the aggregate, have a Material Adverse Effect:

          (a)   the Company and each of its Subsidiaries have complied and are in compliance with all Environmental Laws and Environmental Permits;

          (b)   there are no past, pending or, to the best knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries;

          (c)   to the knowledge of the Company or any of its Subsidiaries, there are no facts, circumstances, conditions or occurrences on any Premises or, to the best knowledge of the Company, on any property adjoining any Premises that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries, or (ii) to cause any currently owned or operated real property to be subject to any Environmental Lien;

          (d)   to the knowledge of the Company, Hazardous Materials have not at any time been Released on or from or otherwise disposed on any Premises where such Release could reasonably be expected to create liability for the Company or any of its Subsidiaries under any Environmental Law.

        6.20    Labor Relations.    Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonable be expected to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iii) to the best knowledge of the Company, no question concerning union representation exists with respect to the employees of the Company or any of its subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

        6.21    Intellectual Property, Licenses, Franchises and Formulas.    Each of the Company and its Subsidiaries owns or holds licenses or other rights to or under all the material patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of the Company and its Subsidiaries (collectively, "Intellectual Property"), and has obtained assignments of all licenses and other rights of whatever nature, necessary for the present conduct of the business of the Company and its Subsidiaries without any known material conflict with the rights of others; except, in each case, where such failure to own or hold licenses or rights or to obtain assignments would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by the Company or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person which could reasonably be expected to have a Material Adverse Effect.

        6.22    Certain Fees.    No broker's or finder's fees or commissions or any similar fees or commissions will be payable by the Company or any Subsidiary with respect to the incurrence and maintenance of the Obligations, any other transaction contemplated by the Loan Documents or any services rendered in connection with such transactions. The Company covenants that it will indemnify Administrative Agent and each Lender against and hold Administrative Agent and each Lender harmless from any claim, demand or liability for broker's or finder's fees or similar fees or commissions alleged to have been incurred in connection with any of the transactions contemplated hereby.

        6.23    Asbestos Matters.    Neither the Company nor any Subsidiary of the Company (a) manufactures, produces or sells any product containing asbestos which could reasonably be expected to have a Material Adverse Effect; or (b) has manufactured, produced or sold any product containing asbestos prior to the Effective Date which could reasonably be expected to have a Material Adverse Effect.

        6.24    The Transactions.    At the time of consummation thereof, the Transactions shall have been consummated in accordance with the terms of the Documents and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities and third parties required in order to make or consummate the Transactions shall have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of the Transactions. Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Transactions, and there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event or the performance by the Company and its Subsidiaries of its obligations under the Documents. All actions taken by the Company and its Subsidiaries pursuant to or in furtherance of the Transactions have been taken in compliance with the respective Documents and all applicable laws. The consummation of the Transactions shall not have affected the survival of the indemnity granted to Vantico International by CIBA and the Company will be entitled to exercise the rights of Vantico Holdings pursuant to such indemnity after consummation of the Transactions.

        6.25    Anti-Terrorism Laws. (a)    None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of their Affiliates, is in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

          (b)   No Credit Party or, to the knowledge of any of the Credit Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

            (A)  a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (B)  a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (C)  a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

            (D)  a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

            (E)  a Person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

          (c)   No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VII

AFFIRMATIVE COVENANTS

        Each Borrower hereby agrees that, so long as any of the Revolving Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder, each Borrower (or the Company on behalf of each Borrower) shall:

        7.1    Financial Statements.    Furnish, or cause to be furnished, to each Lender:

          (a)    Monthly Financial Statements.    As soon as available, but in any event within 30 days after the end of each fiscal month of the Company other than the last such month of any Fiscal Quarter of the Company, the consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, the related consolidated statements of operations, income and shareholders' equity for such month and for the elapsed portion of the Fiscal Year ended with the last day of such month and such reasonable measures of cash flow as may be requested by the Administrative Agent for such month, in each case setting forth comparative figures for the corresponding month in the prior Fiscal Year, all of which shall be certified by a Responsible Financial Officer of the Company, subject to normal year-end audit adjustments;

          (b)    Quarterly Financial Statements.    As soon as available, but in any event not later than 45 days (75 days in the case of the second Fiscal Quarter of the 2003 Fiscal Year) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, the unaudited consolidating (in the manner required under the Exchange Act) and consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidating (in the manner required under the Exchange Act) and consolidated statements of income, retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and in case setting forth comparative figures for the related periods in the prior Fiscal Year, all of which shall be certified by a Responsible Financial Officer of the Company, subject to normal year-end audit adjustments;

          (c)    Annual Financial Statements.    As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the consolidating and consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidating and consolidated statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year. The Company shall provide a comparison between the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of operations, shareholders' equity and cash flows referred to above;

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 7.1(c), accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of the Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with GAAP.

        7.2    Certificates; Other Information.    Furnish to each Lender (or, if specified below, to Administrative Agent):

          (a)    Officer's Certificates.    Concurrently with the delivery of the financial statements referred to in Sections 7.1(a), 7.1(b) and 7.1(c), a certificate of Responsible Financial Officer substantially in the form of Exhibit 7.2(a) stating that, to the best of such officer's knowledge, (i) such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year end audit adjustments) and (ii) no Event of Default or Unmatured Event of Default has occurred, except as specified in such certificate and, if so specified, the action which the Company proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish the Company's compliance with the covenants set forth in Article IX of this Agreement;

          (b)    Audit Reports and Statements.    Promptly following the Company's receipt thereof, copies of all consolidated financial or other consolidated reports or statements, if any, submitted to the Company or any of its Subsidiaries by independent public accountants relating to any annual or interim audit of the books of the Company or any of its Subsidiaries;

          (c)    Accountant's Certificates.    Concurrently with the delivery of the financial statements referred to in Section 7.1(c), to the extent not contrary to the then current recommendations of the American Institute of Certified Public Accountants, a certificate from Deloitte & Touche or other independent certified public accountants of nationally recognized standing, substantially in the form of Exhibit 7.2(c), stating that, in the course of their annual audit of the books and records of the Company, no Event of Default or Unmatured Event of Default, insofar as they relate to accounting and financial matters, has come to their attention which was continuing at the end of such Fiscal Year or on the date of their certificate, or if such an Event of Default or Unmatured Event of Default has come to their attention, the certificate shall indicate the nature of such Event of Default or Unmatured Event of Default;

          (d)    Management Letters.    Promptly after receipt thereof, a copy of any "management letter" received by the Company or any of its Subsidiaries from its certified public accountants;

          (e)    Budgets; Projections.    As soon as available and in any event within sixty (60) days following the first day of each Fiscal Year of the Company (i) an annual budget in form satisfactory to Administrative Agent and the Required Lenders (including budgeted balance sheet and budgeted statements of income, cash flows, retained earnings and shareholders' equity) prepared by the Company for each Fiscal Quarter of such Fiscal Year and (ii) projections in form satisfactory to Administrative Agent and the Required Lenders covering the period from such Fiscal Year through June 30, 2007, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or Chief Financial Officer of the Company to the effect that, to the best of his knowledge, such budget and projections are a reasonable estimate for the periods respectively covered thereby;

          (f)    Tax Shelter Registration.    If Borrower files an IRS Form 8886 with respect to any transaction contemplated by any Loan Document, Borrower shall promptly (and in any event within 10 days) furnish, or cause to be furnished, a copy of such IRS Form 8886 to the Administrative Agent;

          (g)    Public Filings.    Within 10 days after the same become public, copies of all financial statements, filings, registrations and reports which the Company may make to, or file with the SEC or any successor or analogous Governmental Authority; and

          (h)    Other Requested Information.    Such other information respecting the respective properties, business affairs, financial condition and/or operations of the Company or any of its Subsidiaries or the Collateral as Administrative Agent or any Lender may from time to time reasonably request.

        7.3    Notices.    Promptly and in any event within three (3) Business Days after an officer of the Company or of any of its Subsidiaries obtains knowledge thereof, give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

          (a)    Event of Default or Unmatured Event of Default.    The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of the Chief Financial Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto;

          (b)    Litigation and Related Matters.    The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which the amount involved, is $3,000,000 or more in the aggregate, (ii) with respect to the Second Priority Notes or the Second Priority Note Documents or (iii) which, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

          (c)    Environmental Matters.    The occurrence of any of the following environmental matters which could reasonably be expected to subject the Company or its Subsidiaries to liability individually or in the aggregate for any series of related events in excess of $3,000,000:

            (i)    any pending or threatened material Environmental Claim against the Company or any of its Subsidiaries or any real property at any time owned or operated by the Company or any of its Subsidiaries;

            (ii)   any condition or occurrence on or arising from any real property at any time owned or operated by the Company or any of its Subsidiaries that (y) results in material noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law, or (z) could reasonably be expected to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries;

            (iii)  any condition or occurrence on any real property currently owned or operated by the Company or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any material Environmental Lien; and

            (iv)  any material Remedial Action undertaken by the Company or its Subsidiaries in response to the actual or alleged presence of any Hazardous Material on any real property at any time owned or operated by the Company or any of its Subsidiaries.

  All such notices shall describe in reasonable detail the nature of the Environmental Claim, investigation, condition, occurrence or Remedial Action and the Company's or such Subsidiary's response thereto. In addition, the Company will provide the Lenders with copies of all material written communications with any Governmental Authority relating to such actual or alleged violations of Environmental Laws, all material written communications with any Person relating to such Environmental Claims, and such detailed reports of any Environmental Claim as may reasonably be requested by Administrative Agent or the Lenders;

          (d)    Notice of Change of Control.    Each occasion that any Change of Control shall occur and such notice shall set forth in reasonable detail the particulars of each such occasion; and

          (e)    Notices under Transaction Documents.    Promptly following the receipt or delivery thereof, copies of any material demands, notices or documents received or delivered by the Company or any Subsidiary of the Company under or pursuant to any Transaction Document.

        7.4    Conduct of Business and Maintenance of Existence.    Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its and each of its Subsidiary's corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Subsidiaries' business except as otherwise permitted pursuant to Sections 8.3 and 8.4 and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

        7.5    Payment of Obligations.    Pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

          (a)   all taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

          (b)   all lawful claims prior to the time they become a Lien (other than Permitted Liens) upon any of their respective properties or assets;

provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, duty, levy, impost, deduction, assessment, charge, withholding or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as the Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto.

        7.6    Inspection of Property, Books and Records.    Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with GAAP and all Requirements of Law and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time, and from time to time at the reasonable request of such Lender made to the Company and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, directors and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of the Company and its Subsidiaries).

        7.7    ERISA; Foreign Pension Plan. (a)    As soon as practicable and in any event within ten (10) days after the Company or any of its Subsidiaries knows or has reason to know that a Termination Event has occurred with respect to any Plan, deliver, or cause such Subsidiary to deliver, to Administrative Agent a certificate of a responsible officer of the Company or such Subsidiary, as the case may be, setting forth the details of such Termination Event and the action, if any, which the Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given;

          (b)   Upon the request of any Lender made from time to time, deliver, or cause each Subsidiary of the Company to deliver, to each Lender a copy of the most recent actuarial report and annual report completed with respect to any Plan;

          (c)   As soon as possible and in any event within ten (10) days after the Company or any of its Subsidiaries knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan:

            (i)    such Plan is being terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA,

            (ii)   the Plan Sponsor intends to terminate such Plan,

            (iii)  the PBGC has instituted or will institute proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan,

            (iv)  that an accumulated funding deficiency has been incurred or that on application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, or

            (v)   that the Company, or any Subsidiary of the Company, or any ERISA Affiliate will or may incur any liability (including, but not limited to, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(1) of ERISA; and

          (d)   As soon as possible and in any event within thirty (30) days after the Company or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof.

For purposes of this Section 7.7, the Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which the Company is the Plan Sponsor, and each Subsidiary of the Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary, respectively, is a Plan Sponsor. In addition to its other obligations set forth in this Article VII, the Company shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:

            (i)    provide Administrative Agent with prompt written notice, with respect to any Plan, of any failure to satisfy the minimum funding standard requirements of Section 412 of the Code,

            (ii)   furnish to Administrative Agent, promptly after delivery of the same to the PBGC, a copy of any delinquency notice pursuant to Section 412(n)(4) of the Code,

            (iii)  correct any such failure to satisfy funding requirements or delinquency referred to in the foregoing clauses (i) and (ii) within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect;

            (iv)  comply in good faith in all material respects with the requirements set forth in Section 4980B of the Code and with Sections 601(a) and 606 of ERISA;

            (v)   at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) a complete copy of the most recent annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service; and

            (vi)  at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) copies of the most recent annual reports received by the Company or any Subsidiary with respect to any Plan or Foreign Pension Plan no later than ten (10) days after the date of such request.

          (e)   The Company shall or shall cause its Subsidiaries to establish, maintain and operate all Foreign Pension Plans in compliance with all Requirements of Law and the respective requirements of the governing documents for such Plans, except for failures to comply which, in the aggregate, could not be reasonably be expected to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate in excess of $5,000,000.

        7.8    Maintenance of Property, Insurance. (a)    Keep, and cause each of its Subsidiaries to keep, all material property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 8.6;

          (b)   maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained; and

          (c)   furnish to each Lender, on the Initial Borrowing Date and on each anniversary thereof, full information as to the insurance carried. Within forty-five days after the Initial Borrowing Date and at all times thereafter, all insurance policies or certificates (or certified copies thereof) with respect to such insurance:

            (i)    shall be endorsed to the Administrative Agent's reasonable satisfaction for the benefit of the Secured Creditors (including, without limitation, by naming the Administrative Agent as loss payee or additional insured, as appropriate); and

            (ii)   shall state that such insurance policy shall not be canceled or revised without thirty days' prior to written notice thereof by the insurer to the Administrative Agent.

        At any time that insurance at levels described in Schedule 7.8 is not being maintained by the Company or any of its Subsidiaries, the Company will notify the Lenders in writing within two Business Days thereof and, if thereafter notified by Administrative Agent or the Required Lenders to do so, the Company or any such Subsidiary, as the case may be, shall obtain insurance at such levels at least equal to those set forth on Schedule 7.8. The provisions of this Section 7.8 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance.

        7.9    Environmental Laws. (a)    Comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

          (b)   Conduct and complete all investigations, studies, sampling and testing, and all Remedial Actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        7.10    Use of Proceeds.    Use all proceeds of the Loans as provided in Section 6.8.

        7.11    Additional Security; Further Assurances.

          (a)    Additional Guarantors and Pledgors.

            (i)    The Company agrees to cause each Domestic Subsidiary to become a party to the Domestic Subsidiary Guaranty and the Domestic Security Agreement in accordance with the terms thereof;

            (ii)   In the event that any Foreign Guarantee Subsidiary existing on the Effective Date has not previously executed a Foreign Guarantee Agreement or in the event that any Person becomes a Foreign Subsidiary organized under the laws of any jurisdiction listed in clause (a) of the definition of Foreign Guarantee Subsidiary after the Effective Date, the Company will promptly notify the Administrative Agent of that fact and, to the extent permitted by applicable law, cause such Subsidiary to execute and deliver to the Administrative Agent a counterpart of a Foreign Guarantee Agreement and deliver to the Collateral Agent a counterpart of the applicable Foreign Security Documents (if such Person is a Foreign Subsidiary organized under the laws of any jurisdiction listed in clause (a) of the definition of Foreign Security Subsidiary) and such documents and instruments and take such further actions (including actions, documents and instruments comparable to those referred to in Section 5.01(e)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, a valid and perfected first priority Lien on all of the property and assets (including, without limitation, Real Property) of such Subsidiary that would have constituted Collateral on the Effective Date under the applicable Foreign Security Documents of other Foreign Security Subsidiaries organized in the same jurisdiction to the extent not contrary to Foreign Requirements of Law, subject to such exceptions as agreed by the Administrative Agent in its sole discretion.

          (b)    Pledge of New Subsidiary Stock.

            (i)    The Company agrees to pledge (or to cause its Subsidiaries to pledge) all of the Capital Stock of each new Domestic Subsidiary established, acquired, created or otherwise in existence after the Initial Borrowing Date to Collateral Agent for the benefit of the Secured Creditors pursuant to the terms of the Domestic Security Agreement promptly, and in any event, within sixty (60) days of the creation of such new Subsidiary;

            (ii)   Except to the extent (and for so long as) it would result in a violation of Foreign Requirements of Law (which all relevant Persons have taken all commercially reasonable steps to avoid or cure), the Company agrees to pledge (or to cause its Subsidiaries to pledge) to Collateral Agent for the benefit of the Secured Creditors pursuant to the terms of the applicable Foreign Security Agreement, within sixty (60) days of the creation of such new Subsidiary all of the Capital Stock of each new Foreign Subsidiary established, acquired, created or otherwise made to come into existence by a Foreign Security Subsidiary after the Initial Borrowing Date and organized in one of the jurisdictions referenced in the definition of

    Foreign Pledge Subsidiary or any other jurisdiction in which a security interest thereon may be obtained without violating Foreign Requirements of Law or incurring unreasonable costs.

          (c)    Agreement to Grant Additional Security.    (i) Promptly, and in any event within 30 days (or later if Administrative Agent agrees) after the acquisition by the Company or any Domestic Subsidiary of assets or real or personal property or leasehold interests and investments (other than (x) any parcel of real estate or leasehold interest with a fair market value at the date of acquisition thereof of less than $3,500,000 or (y) assets with a fair market value of less than $500,000 individually or $3,500,000 in the aggregate) (the "Additional Collateral"), the Company will, and will cause each of its Subsidiaries to, take all necessary action, including (i) the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate and (ii) with respect to real estate, the execution of a mortgage, the obtaining of title insurance policies, title surveys and real estate appraisals satisfying Requirements of Law, to grant the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement a perfected Lien (subject only to Permitted Liens) in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement; and (ii) promptly, and in any event within 30 days (or later if Administrative Agent agrees) after the acquisition by any Foreign Security Subsidiary of assets of the type that would have constituted Collateral on the Effective Date in the relevant jurisdiction pursuant to any Foreign Security Document, or, in the case of a Foreign Security Subsidiary designated as such pursuant to Section 7.11(a)(iii), on the date such Subsidiary executes the Foreign Security Documents, (other than (x) any parcel of real estate or leasehold interest with a fair market value at the date of acquisition thereof of less than $3,500,000 or (y) assets with a fair market value of less than $500,000 individually or $3,500,000 in the aggregate) (the "Additional Foreign Collateral"), the Company will, and will cause each appropriate Foreign Security Subsidiary to, take all necessary action, including the filing of appropriate financing statements, under the provisions of applicable laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending any Foreign Security Document and with respect to real estate, the execution of a mortgage, the obtaining of title insurance policies, title surveys and real estate appraisals satisfying Requirements of Law and customs in the relevant jurisdiction, to grant to the Collateral Agent for its benefit and the benefit of the Secured Creditors a perfected Lien (subject only to Permitted Liens) on such Additional Foreign Collateral pursuant to and to the full extent required by this Agreement.

          (d)    Documentation for Additional Security.    The security interests required to be granted pursuant to this Section 7.11 shall be granted pursuant to such security documentation (which shall be substantially similar to the Security Documents already executed and delivered by the Company) (the "Additional Security Documents") satisfactory in form and substance to Administrative Agent and the Required Lenders and shall constitute valid and enforceable first priority perfected security interests subject to no other Liens except Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Lenders, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by the Company. At the time of the execution and delivery of the Additional Security Documents, the Company shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, title surveys, real estate appraisals and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.11 has been complied with.

        7.12    End of Fiscal Years; Fiscal Quarters.    Cause each of its and its Subsidiaries' annual accounting periods to end on December 31 of each year (each a "Fiscal Year", with quarterly accounting periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year (each a "Fiscal Quarter")).

        7.13    Maintenance of Corporation Separateness.    The Company will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the maintenance of corporate records. Neither the Company nor any Subsidiary of the Company shall make any payment to a creditor of Holdings or HAM Investment in respect of any liability of Holdings or HAM Investment, and no bank account of Holdings or HAM Investment shall be commingled with any bank account of the Company or any Subsidiary of the Company. Any financial statements distributed to any creditors of Holdings or HAM Investment shall, to the extent permitted by GAAP, clearly establish the corporate separateness of Holdings and HAM Investment from the Company and each of the Company's Subsidiaries. Finally, neither the Company nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Holdings or HAM Investment on the one hand and of the Company or any Subsidiary of the Company on the other hand being ignored, or in the assets and liabilities of the Company or any Subsidiary of the Company being substantively consolidated with those of Holdings or HAM Investment in a bankruptcy, reorganization or other insolvency proceeding.

        7.14    Tax Shelter Registration.    The Company acknowledges and agrees that the Lenders and the Administrative Agent may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Treasury Regulation Section 301.6112-1, and such Lender or Administrative Agent, as applicable, may file such returns or maintain the lists and other records required by such Treasury Regulations. To the extent a Lender or Administrative Agent determines to maintain such list, the Company and its Subsidiaries shall cooperate with the Lender and Administrative Agent in obtaining the information required under such Treasury Regulations.

ARTICLE VIII

NEGATIVE COVENANTS

        Each Borrower hereby agrees that, so long as any of the Revolving Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder:

        8.1    Liens.    No Borrower shall, nor shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any of its Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation; except for the following Liens (herein referred to as "Permitted Liens"):

          (a)   Liens existing on the Effective Date listed on Schedule 8.1(a) hereto and any extension, renewal or replacement thereof but only if the principal amount of the Indebtedness is not increased and such Liens do not extend to or cover any other property or assets;

          (b)   (i) Liens (including Liens under Capitalized Leases) in respect of property or assets acquired or constructed by a Borrower or a Subsidiary after the date hereof, including, without limitation, liens on rolling stock, which Liens are created at the time of acquisition or completion of construction of such property or asset or within 120 days thereafter, to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property or asset, (ii) in the case of any Person that hereafter becomes a Subsidiary or is consolidated with or merged with or into a Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged (and not incurred in anticipation thereof), (iii) in the case of any property or asset acquired by a Borrower or any Subsidiary after the Effective Date, Liens existing on such property or asset at the time of acquisition thereof (and not incurred in anticipation thereof), whether or not the Indebtedness secured thereby is assumed by a Borrower or a Subsidiary; provided, that in any such case:

            (x)   no such Lien shall extend to or cover any other property or assets of a Borrower or of such Subsidiary, as the case may be, and

            (y)   the aggregate principal amount of the Indebtedness secured by all such Liens in respect of any such property or assets shall not exceed 100% of the fair market value of such property or assets at the time of such acquisition or, in the case of a Lien in respect of property or assets existing at the time of such Person becoming a Subsidiary or being so consolidated or merged, the fair market value of the property or assets acquired at such time and the amount of Indebtedness secured on the date of issuance of such Liens shall not be less than 80% of the fair market value unless the Collateral Agent shall have a perfected second lien on such equipment;

  and any extension, renewal or replacement thereof but only if the principal amount of the Indebtedness secured thereby is not increased and, such Liens do not extend to or cover any other property or assets, provided further, that the aggregate principal amount of Indebtedness secured by Liens permitted by this Section 8.1(b) does not exceed at any one time outstanding the Dollar Equivalent of $10,000,000;

          (c)   Customary Permitted Liens;

          (d)   Liens granted pursuant to the Security Documents;

          (e)   Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is permitted hereunder or such agreement is conditioned upon obtaining any necessary consents hereunder);

          (f)    Liens on property of Foreign Subsidiaries securing Indebtedness permitted by Section 8.2(e) and Section 8.2 (k); and

          (g)   Liens (other than Liens securing Indebtedness) with respect to property with a fair market value not exceeding $1,000,000 in the aggregate at any one time outstanding.

        In addition, no Borrower will, or will permit any of its Subsidiaries to, become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Collateral Agent for the benefit of the Secured Creditors, as collateral for the Obligations, provided that, any agreement, note, indenture or other instrument in connection with Indebtedness permitted under Sections 8.2(c), (e) and (g) may prohibit the creation of a Lien in favor of Collateral Agent for the benefit of the Secured Creditors on the items of property obtained with the proceeds of such Indebtedness.

        8.2    Indebtedness.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness (including without limitation any Guarantee Obligation in respect of Indebtedness of its Unrestricted Subsidiaries) except for:

          (a)   Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

          (b)   Indebtedness with respect to the Second Priority Notes;

          (c)   Indebtedness (other than Intercompany Indebtedness) outstanding on the Effective Date listed on Schedule 6.5(d) hereto;

          (d)   Indebtedness resulting from the Permitted Refinancing (whether in whole or in part) of any Indebtedness, permitted under Sections 8.2(b) and (c);

          (e)   Indebtedness of Borrower and/or any Subsidiary and guarantees thereof by a Borrower and/or its Subsidiaries pursuant to over-draft lines or similar extensions of credit such that the aggregate amount of such Indebtedness under this clause outstanding at any one time does not exceed the Dollar Equivalent of $15,000,000;

          (f)    Intercompany Indebtedness to the extent permitted by Section 8.7; provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Subsidiary of a Borrower or any subsequent transfer of such Indebtedness (other than to a Borrower or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that any loan or advance to any Borrower or any Subsidiary Guarantor shall be unsecured and subordinated to the prior payment in full of the Obligations on terms acceptable to the Administrative Agent;

          (g)   Indebtedness secured by Liens permitted by Section 8.1(b) and any extension, renewal or replacement thereof in accordance with the terms of Section 8.1(b);

          (h)   Indebtedness with respect to Interest Rate Agreements and Other Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate, commodity or other revenue or expense risk, and not for speculative purposes, in any case;

          (i)    Indebtedness consisting of Guarantee Obligations of any Subsidiary of a Borrower of the Obligations under any Loan Document or consisting of Customary Permitted Guarantees;

          (j)    Indebtedness with respect to the Untendered Group Notes; and

          (k)   (i) Indebtedness of Foreign Subsidiaries consisting of letters of credit, bank guarantees and Guarantee Obligations in an aggregate amount not to exceed the Dollar Equivalent of $10,000,000 at any time outstanding and (ii) other Indebtedness of Foreign Subsidiaries such that the aggregate amount of such Indebtedness under this clause (ii) outstanding at any one time does not exceed the Dollar Equivalent of $10,000,000.

For purposes of this Section 8.2, any Indebtedness of an entity outstanding when it becomes a Subsidiary shall be deemed to have been incurred at that time.

        8.3    Fundamental Changes.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) consummate any Acquisition (other than Permitted Acquisitions) or (ii) enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, assign, lease, transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property, business or assets;

provided, however, that so long as prior to or simultaneously with such transactions, such Borrower has complied with, and has caused its Subsidiaries to comply with, the provisions of Section 7.11:

          (a)   any Subsidiary of the Company may be merged or consolidated with or into the Company so long as the Company is the surviving corporation or with or into any one or more Wholly-Owned Subsidiaries (without giving effect to the proviso contained in the definition thereof) of the Company (other than an Unrestricted Subsidiary); provided, however, that (i) the Wholly-Owned Subsidiary or Subsidiaries shall be the surviving corporation and (ii) in the case of any merger or consolidation between Subsidiaries at least one of which is a Subsidiary Guarantor, the surviving Person shall be or become a party to a Guarantee Agreement);

          (b)   any Subsidiary of a Borrower may voluntarily liquidate, wind-up or dissolve;

          (c)   any transaction permitted pursuant to Section 8.6(e) may be consummated.

        8.4    Dividends or Other Distributions.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock or to the direct or indirect holders of its Capital Stock in respect of such Capital Stock (except dividends or distributions payable solely in such Capital Stock or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to any Borrower or a Wholly-Owned Subsidiary of any Borrower), (ii) purchase, redeem or otherwise acquire or retire for value any of its Capital Stock (other than Capital Stock held by any Borrower or a Wholly-Owned Subsidiary of any Borrower), (iii) make a loan (a "Shareholder Loan") to any Holdco Party (as defined in the Holding Company Agreement), (iv) pay any Management Fees or (v) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, any Second Priority Notes or any other Indebtedness that is subordinate or junior in right of payment to the Obligations other than pursuant to a Permitted Refinancing (any such non-excepted dividend, distribution, purchase, redemption, repurchase, other acquisition, retirement or Shareholder Loan or payment being hereinafter referred to as a "Restricted Payment"); provided, that so long as no Event of Default or Unmatured Event of Default exists and is continuing, the Company and its Subsidiaries may (w) make non-cash payments to members of the Huntsman Group or its designee under Section 3.2 of the HAM LLC Agreement as in effect on the Initial Borrowing Date, (x) make payments not to exceed $1,000,000 in any twelve-month period to repurchase common equity of the Company or warrants, rights or options to acquire such common equity from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, (y) purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, any Second Priority Notes; provided, that after giving effect to such Restricted Payment (i) the Company has Available Liquidity of at least $60.0 million and (ii) the Company's Leverage Ratio on a pro forma basis for the most recently completed Test Period (assuming such prepaid Second Priority Notes were prepaid on the last day of such Test Period) would be less than 3.0 to 1.0 and (z) the Company may make payments in the amounts and at the times provided for under the Management Services Agreements, and, provided, further that the Company may make payments in the amounts and at the times provided for under the Tax Sharing Agreements.

        8.5    Issuance of Stock.

          (a)   No Borrower will, nor will it permit, any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any Subsidiary of a Borrower, except (i) to a Borrower, (ii) to a Wholly-Owned Subsidiary of a Borrower which is not an Unrestricted Subsidiary, (iii) to qualify directors if required by applicable law or similar de minimis issuances of Capital Stock to comply with Requirements of Law, or (iv) pledges constituting Permitted Liens pursuant to Sections 8.1(a) or 8.1 (d). Notwithstanding the foregoing, the Borrowers and their Subsidiaries shall be permitted to sell the outstanding stock of a Subsidiary, subject to Sections 8.3 and 8.6.

          (b)   The Company shall not issue any Capital Stock, except for (i) issuances of additional units of membership interests having the same rights and obligations of the membership interests outstanding on the Initial Borrowing Date and not resulting in a Change of Control and (ii) issuances of Capital Stock, where Administrative Agent and the Required Lenders have consented to the terms and conditions of such offering. In the event any Capital Stock of the Company is issued pursuant to this Section 8.5(b) , the Company shall apply the Net Offering Proceeds received in connection with such disposition in accordance with Section 4.2(c).

        8.6    Disposition of Assets.    No Borrower will, nor will it permit, any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any of its assets to any Person, except that:

          (a)   Any Borrower or any Subsidiary may engage in a transaction permitted by Section 8.3;

          (b)   Any Borrower or any Subsidiary may sell, transfer or otherwise dispose of inventory (including work-in-progress) and Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business;

          (c)   Any Borrower or any Subsidiary may permit to exist Liens upon its assets which are permitted by Section 8.1;

          (d)   Any Borrower or any Subsidiary may sell, assign, transfer or otherwise dispose of an Investment permitted under Sections 8.7(c), 8.7(d) and 8.7(f);

          (e)   Any Borrower or any Subsidiary may sell, assign, transfer or otherwise dispose of its assets to a Borrower or any Subsidiary; provided, that such Persons take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 7.11 on the terms set forth therein and to the extent applicable; provided, further that (i) such sales, assignments, transfers and other dispositions of property, plant, equipment or other fixed assets to all Foreign Subsidiaries that are not Foreign Security Subsidiaries by the Company, its Domestic Subsidiaries and its Foreign Security Subsidiaries may be made only to the extent the aggregate fair market value of all the assets so disposed of subsequent to the Effective Date pursuant to this proviso plus the aggregate fair market value of all the assets then proposed to be disposed of does not exceed the Dollar Equivalent of $10,000,000 and (ii) no sales, assignments, transfers or other dispositions of Accounts Receivable may be made by the Company or any Subsidiary to any Foreign Subsidiary except Permitted Receivables Transfers;

          (f)    Any Borrower or any Subsidiary may sell, lease or otherwise dispose of the property listed on Schedule 4.2(b); provided that the Net Sale Proceeds therefrom are used to purchase assets used or to be used in the business referred to in Section 8.10 (including before such transaction in anticipation of the replacement of the assets so disposed of), as contemplated by Section 4.2(b);

          (g)   Any Borrower or any Subsidiary may sell, lease or otherwise dispose of any assets in the ordinary course of business which, in the reasonable judgment of the Company, have become uneconomic, obsolete or worn out and may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

          (h)   Any Borrower or any Subsidiary may enter into operating leases as lessor in the ordinary course of business which are not substantially equivalent to sales;

          (i)    Any Borrower or any Subsidiary may enter into assignments and licenses of intellectual property in the ordinary course of business; and

          (j)    Any Borrower or any Subsidiary may dispose of any of its assets if the aggregate fair market value (at the time of disposition thereof) of all assets disposed of by the Borrowers and their Subsidiaries subsequent to the Effective Date pursuant to this clause (j) plus the aggregate fair market value of all the assets then proposed to be disposed of does not exceed the Dollar Equivalent of $40,000,000 in the aggregate from and after the Effective Date.

        8.7    Loans and Investments.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any or own any Investments except that:

          (a)   the Company and its Subsidiaries may acquire and hold Cash, Cash Equivalents and Foreign Cash Equivalents; provided, however, that the aggregate Net Unrestricted Cash for all Foreign Subsidiaries that are not Foreign Guarantee Subsidiaries shall not exceed the Dollar Equivalent of $15,000,000 for any three (3) consecutive Business Days at any time that Loans are outstanding under this Agreement;

          (b)   the Company and its Subsidiaries may make or maintain advances to their employees in the ordinary course of business for travel, relocation and related expenses;

          (c)   the Company and its Subsidiaries may hold (i) their existing Investments in Subsidiaries and (ii) the other Investments identified on Schedule 8.7 (in each case, as such Investments may be adjusted due to appreciation, repayment of principal, payment of interest, return of capital and similar circumstances);

          (d)   the Company and its Subsidiaries may acquire and hold Investments (including debt obligations) received (i) in connection with the bankruptcy or reorganization of suppliers and customers and other Persons having obligations in favor of a Borrower or a Subsidiary in settlement of delinquent obligations of, and other disputes with, customers and suppliers and such other Persons arising in the ordinary course of business and (ii) as a result of consideration in connection with an Asset Disposition permitted pursuant to Section 8.6;

          (e)   the Company and its Subsidiaries may make Permitted Acquisitions;

          (f)    the Company and its Subsidiaries may make Investments in the Company and its Subsidiaries; provided that, unless otherwise agreed in writing by the Administrative Agent, any such Investment consisting of Intercompany Indebtedness of the Company or any Subsidiary Guarantor to any Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated pursuant to a written agreement to the Company's or such Subsidiary Guarantor's obligations under the Credit Agreement and the relevant Guarantee Agreement;

          (g)   so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company and its Subsidiaries may make any Investment after the Effective Date not specified above (including, without limitation, Investments in Unrestricted Subsidiaries) in an amount not in excess of the Dollar Equivalent of $10,000,000 in the aggregate at any time outstanding from and after the Effective Date; provided, that the purpose of any such Investment in an Unrestricted Subsidiary shall be to fund a current expenditure of such Unrestricted Subsidiary.

        8.8    Transactions with Affiliates.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with any Affiliate of a Borrower or any of its Subsidiaries (other than any Borrower or any Subsidiary), except for (i) transactions that are on terms no less favorable to such Borrower or such Subsidiary, as applicable, than could be obtained in a comparable arms-length transaction with a Person not an Affiliate of a Borrower or any of its Subsidiaries and are necessary or desirable for such Borrower or its Subsidiary in the conduct of its business and (ii) the Tax Sharing Agreement and transactions thereunder in accordance with the terms thereof.

        8.9    Sale-Leasebacks.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, lease any property as lessee in connection with Sale and Leaseback Transactions entered into after the Effective Date.

        8.10    Lines of Business.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or acquire any line of business which does not consist of the manufacture, distribution, purchase or sale of chemicals, plastics or finished products made therefrom or is not otherwise reasonably related to the business engaged in as of the Effective Date, except to the extent that after any such entry or acquisition, such Borrower and its Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as are conducted by them as of the Effective Date.

        8.11    Fiscal Year.    No Borrower shall change its Fiscal Year.

        8.12    Amendments to Organizational and Other Documents.    No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, amend, modify or waive, or permit any amendment, modification or waiver to its Organizational Documents if such amendment, modification or waiver could reasonably be expected to adversely affect the interests of the Collateral Agent, Administrative Agent or the Lenders. No Borrower shall, nor shall it permit any of its Subsidiaries to waive or release any interest under any Security Document except as expressly permitted hereby or thereby. No Borrower shall, and nor shall it permit any Subsidiary to, amend, modify or waive or cause to be amended, modified or waived any provision of (a) the Second Priority Notes or any indebtedness that is either subordinate or junior in right of payment to the Obligations unless such amendment, modification or waiver is approved by the Administrative Agent and, if adverse to the interests of the Lenders (as determined by the Administrative Agent in its sole reasonable discretion after reasonable advance notice of such proposed change), by the Required Lenders, (b) the Tax Sharing Agreement, but only if such amendment, modification or waiver could reasonably be expected to adversely affect the interests of the Collateral Agent, Administrative Agent or the Lenders, in which case, such amendment, modification or waiver is approved by the Administrative Agent and, if adverse to the interests of the Lenders, by the Required Lenders or (c) the Management Agreement, unless such amendment, modification or waiver is approved by the Administrative Agent and, if adverse to the interests of the Lenders (as determined by the Administrative Agent in its sole reasonable discretion after reasonable advance notice of such proposed change), by the Required Lenders. Neither the Company nor any of its Subsidiaries shall enter into any tax sharing agreement with Holdings, HAM

Investment, Holdco I or Holdco II except as set forth in the Tax Sharing Agreement or except as such tax sharing agreement would not reasonably be expected to adversely affect the interests of the Collateral Agent, Administrative Agent or the Lenders.

        8.13    Limitation on Voluntary Payments; Certain Other Agreements.    The Company will not, and will not permit any of their Subsidiaries to make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness that is either subordinate or junior in right of payment to the Obligations or any Second Priority Notes other than pursuant to a Permitted Refinancing.

        8.14    Restrictions on Credit Support to Unrestricted Subsidiaries.    Other than Investments permitted pursuant to Section 8.7(g), neither the Company nor any of its Subsidiaries shall provide any type of credit support or credit enhancement to any Unrestricted Subsidiary, whether directly through loans to or Investments in, letters of credit issued for the benefit of any creditor of any Unrestricted Subsidiary or guarantees or any other Contractual Obligation, contingent or otherwise, of the Company or any of such Subsidiaries with respect to any Indebtedness or other obligation or liability of any Unrestricted Subsidiary, including, without limitation, any such Indebtedness, obligation or liability, directly or indirectly guaranteed, supported by letter of credit, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse, or in respect of which the Company or any of its Subsidiaries is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

        8.15    Limitation on Certain Restrictions on Subsidiaries.    No Borrower shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other Obligations owed to any Borrower or any of its other Subsidiaries, (ii) make any loans or advances to any Borrower or any of its other Subsidiaries, (iii) transfer any of its property or assets to any Borrower or any of its other Subsidiaries or (iv) enter into any Material Agreement unless such agreement expressly provides that it may be collaterally assigned to the Collateral Agent and may be further assigned by the Collateral Agent in any foreclosure, except:

          (a)   any such encumbrance or restriction consisting of customary non-assignment provisions in Contractual Obligations which are not Material Agreements and are entered into in the ordinary course of business to the extent such provisions restrict the transfer or assignment of such agreement;

          (b)   in the case of clause (iii) above, Permitted Liens or other restrictions contained in security agreements securing Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the assets specifically secured by such security agreement;

          (c)   any restriction on transfer of an asset pursuant to an agreement to sell such asset to the extent such sale would be permitted under the terms of this Agreement; and

          (d)   restrictions on Foreign Subsidiaries in Overdraft Agreements.

        8.16    Accounting Changes.    No Borrower shall, nor shall it permit any of its Subsidiaries to, make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Effective Date, unless (i) such change is required by GAAP, (ii) such change is disclosed to the Lenders through the Administrative Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Administrative Agent) as may be required by GAAP to show comparative results. If any changes in GAAP or the financial statements referred to in Section 6.5(a) hereof occur after the Effective Date and such changes result in, in the sole judgment of Administrative Agent, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations to amend the covenants employing financial calculations herein so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Borrowers and its Subsidiaries shall be the same after such changes as if such changes had not been made.

        8.17    Use of Proceeds.    No Borrower shall, nor shall it permit any of its Subsidiaries, to use the proceeds of Loans made hereunder for any purpose which is not permitted by Section 7.10.

        8.18    No Excess Cash.    No Borrower shall, nor shall it permit any of its Subsidiaries to, allow the sum of (i) all Cash, Cash Equivalents and Foreign Cash Equivalents held by the Company and its Domestic Subsidiaries plus (ii) the aggregate Net Unrestricted Cash held by the Company's Foreign Subsidiaries, to exceed the Dollar Equivalent of $25,000,000 at any time during which any Loans are outstanding.

ARTICLE IX

FINANCIAL COVENANTS

        The Company hereby agrees that, so long as the Revolving Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder, Borrower shall not, directly or indirectly:

        9.1    Capital Expenditures.    (a) Permit it or any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year set forth below the Company and its Subsidiaries may make Capital Expenditures so long as the aggregate amount so made by the Company and its Subsidiaries (on a consolidated basis) during any such period does not exceed the amount set forth opposite such period below;

Period	Amount
July 1, 2003 to December 31, 2003	$15,000,000
January 1, 2004 to December 31, 2004	$25,000,000
January 1, 2005 to December 31, 2005	$30,000,000
January 1, 2006 to December 31, 2006	$30,000,000
January 1, 2007 to December 31, 2007	$30,000,000

          (b)   Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Company and its Subsidiaries pursuant to clause (a) above in any period (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures made by the Company and its Subsidiaries during such period, such excess (the "Rollover Amount") may be carried forward and utilized to make Capital Expenditures in the next succeeding fiscal year, provided that in no event shall the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries during any fiscal year pursuant to Section 9.1(a) exceed 125% of the amount set forth in such Section 9.1(a).

          (c)   Notwithstanding the foregoing, the Company and its Subsidiaries may (i) make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the insurance proceeds received by the Company or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect to which such proceeds were paid within 365 days following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to repay Loans pursuant to Section 4.2(e) and (ii) make Restructuring Capital Expenditures so long as such Restructuring Capital Expenditures do not exceed $25,000,000 in the aggregate since the Initial Borrowing Date.

        9.2    Leverage Ratio.    Permit the Leverage Ratio for the applicable Test Period ending on a date set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter Ending	Ratio
September 30, 2003	6.00:1.0
December 31, 2003	6.00:1.0
March 31, 2004	5.50:1.0
June 30, 2004	5.00:1.0
September 30, 2004	4.50:1.0
December 31, 2004	4.00:1.0
March 31, 2005	4.00:1.0
June 30, 2005	3.75:1.0
September 30, 2005	3.75:1.0
December 31, 2005	3.50:1.0
March 31, 2006	3.50:1.0
June 30, 2006	3.50:1.0
September 30, 2006	3.25:1.0
December 31, 2006	3.25:1.0
March 31, 2007	3.25:1.0
June 30, 2007 and the last day of each Fiscal Quarter thereafter	3.25:1.0

        9.3    Fixed Charge Coverage Ratio.    Permit the Fixed Charge Coverage Ratio for any Test Period to be less than the ratio set forth opposite such date:

Fiscal Quarter Ending	Ratio
September 30, 2003	1.00:1.0
December 31, 2003	1.00:1.0
March 31, 2004	1.00:1.0
June 30, 2004	1.00:1.0
September 30, 2004	1.10:1.0
December 31, 2004	1.15:1.0
March 31, 2005	1.25:1.0
June 30, 2005	1.25:1.0
September 30, 2005	1.25:1.0
December 31, 2005	1.25:1.0
March 31, 2006 and the last day of each Fiscal Quarter thereafter	1.50:1.0

ARTICLE X

EVENTS OF DEFAULT

        10.1    Events of Default.    Any of the following events, acts, occurrences or state of facts shall constitute an "Event of Default" for purposes of this Agreement:

          (a)    Failure to Make Payments When Due.    Any Credit Party (i) shall default in the payment of principal on any of the Loans, or any reimbursement obligation with respect to any Letter of Credit; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any Obligation owing hereunder or under any other Loan Document when due and such default in payment shall continue for three (3) Business Days; or

          (b)    Representations and Warranties.    Any representation or warranty made by any Credit Party contained in any Loan Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect or misleading in any material respect when made or deemed made, or

          (c)    Covenants.    Any Credit Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VIII and Article IX hereof or Sections 7.3(a), 7.9, 7.10, 7.11, 7.12 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to the Company by Administrative Agent or any Lender;

          (d)    Default Under Other Loan Documents.    Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied for a period of thirty (30) days after written or telephonic (immediately confirmed in writing) notice thereof has been given to the Company by Administrative Agent; or

          (e)    Voluntary Insolvency, Etc.    The Company or any of its Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

          (f)    Involuntary Insolvency, Etc.    Involuntary proceedings or an involuntary petition shall be commenced or filed against the Company or any of its Subsidiaries under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business or to effect a plan or other arrangement with its creditors, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within thirty (30) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

          (g)    Default Under Other Agreements.    (i) Any Credit Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of $10,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity, or (iii) any such Indebtedness of any Credit Party shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required payment or prepayment, prior to the stated maturity thereof; or

          (h)    Invalidity of Intercreditor Provisions.    The subordination provisions of any agreement or instrument governing the Second Priority Notes, or any other documents evidencing, guaranteeing or otherwise governing subordinated Indebtedness or any Indebtedness which refinances such Indebtedness is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, or any provision of the Intercreditor Agreement is for any reason revoked or invalidated or otherwise ceases to be in full force and effect or any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or

          (i)    Judgments.    One or more judgments or decrees shall be entered against any Credit Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by a reputable insurance company which has accepted liability in writing) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

          (j)    Security Documents.    At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral), in favor of Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

          (k)    Guaranties.    Any Guarantee Agreement or any provision thereof shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guarantee Agreement) cease to be in full force and effect in accordance with its terms, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any Guarantee Agreement or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guarantee Agreement or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guarantee Agreement; or

          (l)    ERISA.    (a) Either (i) any Reportable Event which the Required Lenders determine constitutes reasonable grounds for the termination of any Plan by the PBGC or of any Multiemployer Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan or Multiemployer Plan shall have occurred, (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (iv) the Company or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan or (v) the Company or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to make a current payment with respect to any Multiemployer Plan under Section 4201 et seq. of ERISA; if as of the date thereof or any subsequent date, the sum of each of the Company's and its Subsidiaries' and their ERISA Affiliates' various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in subclauses (i) through (v) above exceeds $10,000,000; or (b) either (i) a foreign governmental authority has instituted proceedings to terminate a Foreign Pension Plan or a foreign governmental authority has appointed a trustee to administer any Foreign Pension Plan in place of the existing administrator, in each case by reason of a distress termination within the meaning of Section 4041(c) of ERISA, treating such Foreign Pension Plan as if it were subject to ERISA; or (ii) any Foreign Pension Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements; if, as of the date thereof or as of any subsequent date, the sum of each of the Company's and its Subsidiaries' various liabilities to any Foreign Pension Plan solely as a result of such events listed in subclauses (i) and (ii) of this clause (b) exceeds the Dollar Equivalent of $10,000,000; or

          (m)    Default under Holding Company Agreement.    A "Default" (as defined in the Holding Company Agreement) shall occur under the Holding Company Agreement; or

          (n)    Dissolution.    Any order, judgment or decree shall be entered against any Borrower or any Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any Borrower or any Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

        If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions: (i) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrowers declare all or any part of the Total Revolving Commitments to be terminated whereupon the Total Revolving Commitments (or the part thereof so declared) shall forthwith terminate, (ii) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrowers declare all or any part of the sums then owing by Borrowers hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers, or (iii) terminate any Letter of Credit in accordance with its terms, (iv) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.1(e) or Section 10.1(f) it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of Borrowers and their Subsidiaries and then outstanding, and (v) enforce, as Administrative Agent, all of the Liens and security interests created pursuant to the Security Documents. In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f), the Loans, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Borrowers hereunder shall also become immediately due and payable all without notice of any kind.

        Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

        10.2    Rights Not Exclusive.    The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

THE ADMINISTRATIVE AGENT

        In this Article XI, the Lenders, Facing Agent and Administrative Agent agree among themselves (and no Credit Party shall have any rights as a third party beneficiary of such provisions) as follows:

        11.1    Appointment.    The Lenders hereby appoint DB as Administrative Agent hereunder and as Collateral Agent under all applicable Security Documents (for purposes of this Agreement, the term "Administrative Agent" shall include DB in its capacity as Collateral Agent pursuant to the Security Documents) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent or Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. For the avoidance of doubt, the Administrative Agent is hereby appointed in its capacity as Collateral Agent as "mandataire" of each of the Lenders and the holder of Notes acting as the "mandants" of the Administrative Agent, as such terms are defined under French law.

        11.2    Nature of Duties.    Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Administrative Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY

LENDER. Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of the Credit Parties, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. Administrative Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

        11.3    Exculpation, Rights Etc.    Neither Administrative Agent nor any of its officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of any of the Loan Documents or any other document or the financial condition of any Credit Party. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other Document or the financial condition of any Credit Party, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Administrative Agent is permitted or required to take or to grant, and if such instructions are requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

        11.4    Reliance.    Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by Administrative Agent.

        11.5    Indemnification.    To the extent Administrative Agent is not reimbursed and indemnified by Borrowers, the Lenders will reimburse and indemnify Administrative Agent, on an after-tax basis, for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Revolver Pro Rata Share of the Total Revolving Commitment; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from

Administrative Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

        11.6    Administrative Agent In Its Individual Capacity.    With respect to its Loans and Revolving Commitments, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations. The terms "Lenders", "holder of Obligations" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of Obligations. Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Subsidiary or affiliate of any Credit Party as if it were not acting as Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

        11.7    Notice of Default.    Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Administrative Agent has received written notice from a Lender or any Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.

        11.8    Holders of Obligations.    Administrative Agent may deem and treat the payee of any Obligation as reflected on the books and records of Administrative Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

        11.9    Resignation by Administrative Agent.    (a) Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days' prior written notice to each Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b)   Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent who shall be satisfactory to each Borrower and shall be an incorporated bank or trust company.

          (c)   If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, Administrative Agent, with the consent of each Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders, with the consent of each Borrower, appoint a successor Administrative Agent as provided above.

          (d)   If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of each Borrower, appoint a successor Administrative Agent as provided above.

ARTICLE XII

MISCELLANEOUS

        12.1    No Waiver; Modifications in Writing.

          (a)   No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)),

            (i)    extend the final scheduled maturity of any Loan or Note (or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date), or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof,

            (ii)   release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Security Documents),

            (iii)  amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of Required Lenders; or

            (iv)  consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement;

  provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall

              (A)  increase the Revolving Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of Revolver Sublimit, Schedule 1.1(b) conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Revolving Commitment of any Lender, and that an increase in the available portion of any Revolving Commitment of any Lender shall not constitute an increase in the Revolving Commitment of such Lender),

              (B)  without the consent of Administrative Agent and each Facing Agent that has issued an outstanding Letter of Credit, amend, modify or waive any provision of Section 2.9 or alter the rights or obligations of any Facing Agent with respect to Letters of Credit,

              (C)  without the consent of Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent,

              (D)  without the consent of the Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of the Administrative Agent under the other Loan Documents,

          (b)   If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (A) through (D) of the second proviso to such sentence, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Company shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of the Company if the respective Lender's consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement. waiver, discharge, termination or other change.

          (c)   In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedules 1.1(b), and 1.1(d) may be amended as follows:

            (i)    Schedules 1.1(b) and (d) will be amended to add Foreign Subsidiaries of the Company as additional Subsidiary Borrowers upon (A) execution and delivery by the Company, any such Subsidiary Borrower, the Required Lenders and Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(c), providing for a Revolver Sublimit acceptable to Administrative Agent and the Required Lenders, (B) delivery to Administrative Agent of (1) to the extent not previously delivered, the Additional Security Documents required pursuant to Section 7.11, (2) an opinion of counsel which covers the matters set forth in Exhibit 5.1(d) with such exceptions as are reasonably satisfactory to Administrative Agent and (3) such other documents with respect thereto as Administrative Agent shall reasonably request (including, without limitation, promissory notes from such Subsidiary Borrower).

            (ii)   Schedules 1.1(b) and (d) will be amended to remove any Subsidiary as a Subsidiary Borrower upon (A) execution and delivery to the Administrative Agent by the Company of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Subsidiary Borrower.

        12.2    Further Assurances.    Each Borrower agrees to do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent its rights, powers and remedies hereunder.

        12.3    Notices, Etc.    (a) Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated on Schedule 12.3 attached hereto or, in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on Schedule 12.3 attached hereto or such Assignment and Assumption Agreement, as the case may be.

          (b)   Notices and other communications to or by the Administrative Agent, the Lenders and the Facing Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Facing Agent. Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

        12.4    Costs and Expenses; Indemnification.

          (a)    Generally.    Each Borrower agrees to pay promptly upon request by Administrative Agent (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, syndication, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith (whether or not the transactions contemplated hereby or thereby are consummated), including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and of Winston & Strawn, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees (ii) all reasonable out-of-pocket expenses incurred by any Facing Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all costs and expenses incurred by the Administrative Agent, any Lender or any Facing Agent, including the fees, charges and Attorney Costs in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. In addition, each Borrower shall pay any and all present and future stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by any Borrower in paying, or omission by any Borrower to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following Administrative Agent's or any Lender's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

          (b)    Indemnification.    Each Borrower will indemnify and hold harmless Administrative Agent and each Lender and each director, officer, employee, agent, attorney and Affiliate of Administrative Agent and each Lender (each such Person an "Indemnified Person" and collectively, the "Indemnified Persons") from and against all losses, claims, damages, obligations (including Remedial Actions), expenses or liabilities to which such Indemnified Person may become subject, insofar as such losses, claims, damages, penalties, obligations (including Remedial Actions), expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Facing Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability arising under any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Hazardous Materials into the environment or which occurs upon the Mortgaged Property or which is related to any Premises, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, including, without limitation, by reason of any matters disclosed in Schedule 6.19, provided that, with respect to any liabilities arising from acts or failure to act for which any Borrower or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, such Borrower's obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of such Borrower or any such Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

            (i)    that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction and

            (ii)   that nothing contained herein shall affect the express contractual obligations of the Lenders to each Borrower contained herein.

        If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, each Borrower will, if requested by Administrative Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Person shall, unless Administrative Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party.

        If any Borrower shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of such Borrower or any Subsidiary contained herein or in any other Loan Document shall be breached, Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use its best efforts to give prompt written notice to each Borrower that it proposes to take such action. Any and all amounts so reasonably expended by Administrative Agent shall be repaid to it by each Borrower promptly upon Administrative Agent's demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by Administrative Agent to the date of repayment. To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent or any Lender as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, each Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of each Borrower under this Section 12.4 shall survive the termination of this Agreement and the discharge of each Borrower's other Obligations hereunder.

          (c)    Foreign Exchange Indemnity.    If any sum due from any Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against any Borrower with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, such Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

          (d)    Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

        12.5    Confirmations.    Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

        12.6    Adjustment; Setoff.

          (a)   If any lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender's Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Credit Party or any Subsidiary thereof. Each Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to each Borrower, any such notice being expressly waived by each Borrower, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of any Borrower or any Credit Party to such Lender, any amount owing from such Lender to such Borrower, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against such Borrower or Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of such Borrower or Credit Party, or against anyone else claiming through or against, such Borrower or Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify each Borrower and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          (c)   Each Borrower expressly agrees that to the extent such Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

        12.7    Execution in Counterparts; Electronic Execution; Effectiveness.

          (a)   This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          (b)   This Agreement shall become effective on the date (the "Effective Date") on which the Company, each Subsidiary Borrower, if any, and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office (or to Administrative Agent's counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent's counsel that the same has been signed and mailed to it. Administrative Agent will give each Borrower, Holdings and each Lender prompt written notice of the occurrence of the Effective Date.

        12.8    Binding Effect; Assignment; Addition and Substitution of Lenders.

          (a)   This Agreement shall be binding upon, and inure to the benefit of, each Borrower, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that no Borrower may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

          (b)   Each Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Revolving Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its "Credit Exposure"). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and each Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          (c)   At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required under Section 4.7(d) as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance Section 4.7(d) reflecting the portion of the interest sold and the portion of the interest retained. Further, the Participant shall be subject to the obligations of Section 3.6 and Section 4.7 as if such Participant was a Lender. Each Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(c). Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender's right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Revolving Commitments shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any Participant if the Participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating.

          (d)   Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an "Assignee"), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender's Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than $5,000,000 (or if less the entire amount of Lender's Credit Exposure with respect to such Revolving Facility, provided, that, if such Lender and its Affiliates (or in the case of a Fund and its Related Funds) collectively hold Credit Exposure at least equal to such minimum amounts, such Affiliates and/or Related Funds must simultaneously assign Credit Exposure such that the aggregate Credit Exposure assigned satisfies such minimum amount) and (ii) shall require the prior written consent of Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, each Borrower (the consent of each Borrower not to be unreasonably withheld or delayed; and; provided, further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender). Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds) in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent of such assignment and the resulting effect upon the Loans and Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Company and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of each Borrower, some or all of the transferor Lender's obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by the Company, the Lenders or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(d) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to the Company and Administrative Agent the appropriate forms and certificates as provided in Section 4.7(d), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the Company of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Revolver Pro Rata Share, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at Borrowers' expense, to such Assignee, and no further consent or action by each Borrower or the Lenders shall be required to effect such amendments.

          (e)   Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning each Borrower and any Subsidiary of each Borrower which has been delivered to such Lender by any Borrower pursuant to this Agreement or which has been delivered to such Lender by any Borrower in connection with such Lender's credit evaluation of such Borrower prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.

          (f)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it), to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, any Borrower, provided that, no such pledge or assignment of a security interest under this Section 12.8(f) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

        12.9    CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.

          (a)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT THE ADDRESS PROVIDED FOR IN SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

          (b)   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED OF IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c)   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          (d)   THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

        12.10    Severability of Provisions.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        12.11    Transfers of Notes.    In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and each Borrower of such transfer, and Administrative Agent and each Borrower shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and each Borrower shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and each Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and each Borrower shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Revolver Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

        12.12    Registry.    Each Borrower hereby designates Administrative Agent to serve as such Borrower's agent, solely for purposes of this Section 12.12 to maintain a register (the "Register") on which it will record the Revolving Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect such Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Revolving Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Commitment and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8. Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

        12.13    Euro Currency.

          (a)   The following provisions of this Section 12.13 shall come into effect on and from the date on which the United Kingdom or Switzerland, as applicable, becomes a Participating Member State. Each obligation under this Agreement which has been denominated in Sterling or Swiss Francs, as applicable, shall be redenominated into Euros in accordance with the relevant EMU Legislation. However if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Sterling or Swiss Francs, as applicable, can be paid by the debtor either in Euros or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Sterling or Swiss Francs, as applicable, hereunder either in Euros or in Sterling or Swiss Francs, as applicable. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Sterling or Swiss Francs, as applicable, shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as Administrative Agent may from time to time reasonably specify and (ii) except as expressly provided in this Section 12.13, this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom or Switzerland, as applicable.

          (b)   The Company and Subsidiary Borrowers agree, at the request to any Lender or any Facing Agent, to compensate such Lender or the respective Facing Agent for any reasonable loss, cost, expense or reduction in return that such Lender or such Facing Agent shall reasonably determine shall be incurred or sustained by such Lender or such Facing Agent as a result of the implementation of Section 12.13(a) that would not have been incurred or sustained by such Lender or such Facing Agent but for the transactions provided for herein. A certificate of any such Lender or the respective Facing Agent setting forth such Lender's or such Facing Agent's determination of the amount or amounts necessary to compensate such Lender or such Facing Agent shall be delivered to Administrative Agent for delivery to the applicable Borrower and shall be conclusive absent manifest error so long as such determination is made by such Lender or such Facing Agent on a reasonable basis. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        12.14    Headings.    The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

        12.15    Termination of Agreement.    This Agreement shall terminate when the Revolving Commitment of each Lender has terminated and all outstanding Obligations and Loans have been indefeasibly paid in full and all Letters of Credit have expired or been terminated; provided, however, that the rights and remedies of Administrative Agent and each Lender with respect to any representation and warranty made by each Borrower pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

        12.16    Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent, the Lenders and each Facing Agent agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices for handling such information, except that information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to each Borrower and its obligations, (g) with the consent of each Borrower or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to the Administrative Agent, any Lender or the issuing Bank on a nonconfidential basis from a source other than each Borrower.

        For purposes of this Section, "Information" means all information received from any Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by such Borrower, provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of information and instructed to make available in the course of its business of assigning identification numbers.

        Notwithstanding anything in this Agreement to the contrary, the Administrative Agent, the Lenders, each Borrower and all other parties to the transactions contemplated hereunder (collectively, the "Parties") hereby agree that all parties (and each employee, representative, or other agent of such Parties) may disclose to any and all persons, without limitation of any kind, the U.S. "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation section 1.6011-4) of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to such Parties relating to such U.S. "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation section 1.6011-4); provided, that to the extent any Information relates to the "tax treatment" or "tax structure" and contains other information, this paragraph shall only apply to the information relating to the "tax treatment" or "tax structure"; provided, however, that no Party shall disclose any information to the extent that such disclosure would result in a violation of any Federal or state securities law. This authorization is not intended to permit disclosure of any other information, including (without limitation) (i) any portion of any materials to the extent not necessary to understanding the "tax treatment" or "tax structure" of the transactions contemplated hereunder, (ii) the identities of the participants or potential participants in any transaction contemplated hereunder, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is necessary to understanding the "tax treatment" or "tax structure" of the transactions contemplated hereunder), or (v) any other term or detail not necessary to understanding the "tax treatment" or "tax structure" of the transactions contemplated hereunder. The intent of this provision is that the transactions contemplated by the Loan Documents are not treated as having been offered under conditions of confidentiality for purposes of Treasury Regulations section 1.6011-4(b)(3)(i).

        12.17    Concerning the Collateral and the Loan Documents.

          (a)    Authority.    Each Lender authorizes and directs DB to act as collateral agent and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other secured parties. Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by each Borrower or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to each Borrower's and its Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

          (b)    Release of Collateral.

            (i)    The Administrative Agent and the Lenders hereby direct the Administrative Agent and Collateral Agent to release, in accordance with the terms hereof, any Lien held by the Administrative Agent or Collateral Agent, under the Security Documents:

              (A)  against all of the Collateral, upon termination of this Agreement as provided in Section 12.15;

              (B)  against any part of the Collateral sold or disposed of by any Borrower or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

              (C)  against any Collateral acquired by any Borrower or any of its Subsidiaries after the Initial Borrowing Date financed with Indebtedness secured by a Lien permitted by Section 8.1(d);

              (D)  so long as no Default or Event of Default has occurred and is continuing, in the sole discretion of the Administrative Agent upon the request of each Borrower, against any part of the Collateral with a fair market value of less than $5,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to the Administrative Agent by such Borrower in an officer's certificate acceptable in form and substance to the Administrative Agent; and

              (E)  against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Required Lenders;

    provided, however, that (y) Administrative Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party in respect of) all interests retained by any Borrower and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

            (ii)   Each of the Lenders hereby directs Administrative Agent to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 12.17 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

          (c)    No Obligation.    The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by each Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interests in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, the Administrative Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

ARTICLE XIII

COMPANY GUARANTY

        13.1    The Guaranty.    In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct and indirect benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such Guaranteed Obligations or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this guaranty or other instrument evidencing any liability of any Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

        13.2    Insolvency.    Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Borrower to the Guaranteed Creditors whether or not due or payable by such Borrower upon the occurrence of any of the events specified in Sections 10.1(e) or (f), and unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States or the applicable Alternative Currency, as the case may be.

        13.3    Nature of Liability.    The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding in any jurisdiction, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

        13.4    Independent Obligation.    The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. the Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to any guarantor.

        13.5    Authorization.    Any Guaranteed Creditor may (to the fullest extent permitted by applicable law) at any time and from time to time in accordance with the applicable provisions of the Credit Agreement without the consent of, or notice to, the Company, without incurring responsibility to the Company and without impairing or releasing the obligations of the Company under this Article XIII, upon or without any terms or conditions and in whole or in part:

          (a)   change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b)   take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c)   exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

          (d)   release or substitute any one or more endorsers, guarantors, Borrower or other obligors;

          (e)   settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

          (f)    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Borrower remain unpaid;

          (g)   consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein; and/or

          (h)   take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Article XIV.

        13.6    Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

        13.7    Subordination.    Any of the indebtedness of any Borrower now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of any such Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default shall have occurred and is continuing, all such indebtedness relating to the Guaranteed Obligations of each Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of each such Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Article XIII. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash and all Revolving Commitments have been terminated.

        13.8    Waiver.

          (a)   The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. The Company waives to the fullest extent permitted by law any defense based on or arising out of any defense of Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by Administrative Agent, or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against Borrower or any other party or any security.

          (b)   The Company waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Administrative Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

        13.9    Nature of Liability.    It is the desire and intent of the Company and the Lenders that this Article XIII shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Company under this Article XIII shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of the Company shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

        [signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

HUNTSMAN ADVANCED MATERIALS LLC
By:	/s/ JOHN R. HESKETT Name: John R. Heskett Title: Vice President
DEUTSCHE BANK AG, NEW YORK BRANCH, in its individual capacity and as Administrative Agent
By:	/s/ MARCO ORLANDO Name: Marco Orlando Title: Director
By:	/s/ EVERARDUS J. ROZING Name: Everardus J. Rozing Title: Assistant Vice President
UBS AG, CAYMAN ISLANDS BRANCH
By:	/s/ WILFRED V. SAINT Name: Wilfred V. Saint Title: Associate Director
By:	/s/ OLIVER O. TRUMBO II Name: Oliver O. Trumbo II Title: Director
CREDIT SUISSE FIRST BOSTON, Cayman Islands Branch
By:	/s/ S. WILLIAM FOX Name: S. William Fox Title: Director
By:	/s/ DAVID J. DODD Name: David J. Dodd Title: Associate

CIBC, INC., as a Lender
	By:	/s/ GEORGE KNIGHT Name: George Knight Title: Director
/s/ S. WILLIAM FOX

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EXECUTION COPY
$60,000,000 CREDIT AGREEMENT among HUNTSMAN ADVANCED MATERIALS LLC, CERTAIN SUBSIDIARIES FROM TIME TO TIME PARTY THERETO and VARIOUS LENDING INSTITUTIONS with DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent Dated as of June 30, 2003